Exhibit 2.1

EXECUTION VERSION

Agreement and Plan of Merger

by and among

Charger Holding Corp.,
Stryker Corporation, Computer Merger Sub Corp.,
and

The Representative Named Herein

February 13, 2016

1

                    TABLE OF CONTENTS                     Page
Article I

THE MERGER
1.01    The Merger                                             1
1.02    Filing of Merger Certificate; Effective Time                             2
1.03    Effect of the Merger; Further Assurances                             2
1.04    Conversion of Shares; Treatment of Options                             3
1.05    Pre-Closing Merger Consideration Estimate                             4
1.06    Closing Payment                                         5
1.07    Post-Closing Merger Consideration Adjustment                         7
1.08    Certain Payments After the Effective Time                             10
1.09    Appraisal Rights                             11
1.10    Withholding Rights                                         11
Article II
CLOSING
2.01    The Closing                                         12
2.02    Certain Closing Deliveries     12
Article III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
3.01    Organization and Power                                 13
3.02    Authorization; No Breach                                 14
3.03    Governmental Bodies; Consents                             15
3.04    Capitalization                                         15
3.05    Subsidiaries                                         16
3.06    Financial Statements; No Undisclosed Liabilities                     16
3.07    Absence of Certain Developments                             17
3.08    Litigation; No Orders                                     20
3.09    Permits; Compliance with Laws                             21
3.10    Tax Matters                                         21
3.11    Contracts                                         24
3.12    Real and Personal Property; Sufficiency of Assets                     27
3.13    Intellectual Property                                         28
3.14    Employees                                             32
3.15    Employee Benefit Plans                       33
3.16    Insurance                                            36
3.17    Environmental Matters                                     36

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3.18    Affiliated Transactions                                    37
3.19    Broker Fees                                            37
3.20    Key Customers/Payors and Suppliers                                38
3.21    Regulatory Matters                                        38
3.22    Product Liability                                        40
3.23    OFAC                                                40
3.24    Anti-Corruption Laws                                        40
3.25    Money Laundering Laws                                    41
3.26    No Additional Representations or Warranties                            41
Article IV
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB
4.01    Organization and Power                                    41
4.02    Authorization; No Breach                                    42
4.03    Governmental Bodies; Consents                                42
4.04    Litigation                                            42
4.05    Broker Fees                                            43
4.06    Investment Representation; Investigation                            43
4.07    Board Approvals                                        43
4.08    Vote Required                                            43
4.09    Financial Capability                                        43
4.10    Solvency                                            43
4.11    Operation of Merger Sub                                    44
4.12    No Additional Representations or Warranties                            44
Article V
COVENANTS OF THE COMPANY
5.01    Conduct of Company                                        44
5.02    Access to Books and Records                                    47
5.03    Regulatory Filings                                        48
5.04    Notification                                            48
5.05    Exclusivity                                            49
5.06    Reasonable Best Efforts                                    49
5.07    280G Cooperation                                        49
5.08    Repayment of Indebtedness                                    50
5.09    Separation                                            50
Article VI
COVENANTS OF BUYER AND MERGER SUB
6.01    Access to Books and Records                                    50
6.02    Regulatory Filings                                        51

6.03    Notification                                            51
6.04    Reasonable Best Efforts                                    51
6.05    Director and Officer Liability and Indemnification                        52
6.06    Facility Closings; Employee Layoffs                                52
6.07    Contact with Business Relations                                53
6.08    Tax Matters                                            53
Article VII

CONDITIONS TO CLOSING
7.01    Conditions to All Parties’ Obligations                            61
7.02    Conditions to Buyer’s and Merger Sub’s Obligations                    61
7.03    Conditions to the Company’s Obligations                            62
Article VIII

TERMINATION
8.01    Termination                                            63
8.02    Effect of Termination                                        64
Article IX
ADDITIONAL AGREEMENTS AND COVENANTS
9.01    [Reserved]                                            64
9.02    Employees and Employee Benefits                                64
9.03    Antitrust Notification                                        65
9.04    Written Consents; Section 262 Notices                            67
9.05    Affiliate Contracts                                        68
9.06    HeartSine Adjustment Payment                                68
Article X
INDEMNIFICATION
10.01    Survival                                            68
10.02    Indemnification                                        68
10.03    Certain Limitations                                        70
10.04    Defense of Third-Party Claims                                70
10.05    Waiver                                                72
10.06    Insurance; Tax Benefits.                                    72
10.07    Exclusivity                                            72
10.08    Indemnification Claims; Escrow Arrangements                        72

Article XI

MISCELLANEOUS
11.01    [Reserved]                                            74
11.02    Acknowledgment by the Buyer Parties                            74
11.03    Provision Respecting Representation of Company                        75
11.04    Press Releases and Communications                                76
11.05    Expenses                                            76
11.06    Notices                                            76
11.07    Assignment                                            78
11.08    Amendment and Waiver                                    79
11.09    Third Party Beneficiaries                                    79
11.10    Non-Recourse                                            79
11.11    Severability                                            79
11.12    Construction                                            79
11.13    Disclosure Schedules                                        79
11.14    Complete Agreement                                        80
11.15    Conflict Between Transaction Documents                            80
11.16    Specific Performance                                        80
11.17    Jurisdiction and Exclusive Venue                                81
11.18    Governing Law; Waiver of Jury Trial                                81
11.19    Representative                                            82
11.20    No Right of Set-Off                                        84
11.21    Counterparts                                            84
Article XII

DEFINITIONS
12.01    Certain Definitions                                        84
12.02    Defined Terms                                            97
12.03    Interpretation                                         100

SCHEDULES

Schedule 3.01(b):	Jurisdictions
Schedule 3.02:	Authorization; No Breach
Schedule 3.03:	Governmental Bodies; Consents
Schedule 3.04:	Capitalization
Schedule 3.05:	Subsidiaries
Schedule 3.06(a):	Financial Statements
Schedule 3.06(b):	No Undisclosed Liabilities
Schedule 3.07:	Developments
Schedule 3.08:	Litigation; No Orders
Schedule 3.09:	Permits; Compliance with Laws
Schedule 3.10:	Taxes
Schedule 3.11:	Contracts
Schedule 3.12:	Real Property
Schedule 3.13:	Intellectual Property
Schedule 3.14:	Employees
Schedule 3.15:	Employee Benefits Plans
Schedule 3.16:	Insurance
Schedule 3.17:	Environmental
Schedule 3.18:	Affiliated Transactions
Schedule 3.19:	Broker Fees
Schedule 3.20(a):	Key Customers/Payors
Schedule 3.20(b):	Key Suppliers
Schedule 3.21:	Regulatory Matters
Schedule 3.22:	Product Liability
Schedule 3.23:	OFAC
Schedule 3.24:	Anti-Corruption Laws
Schedule 3.25:	Money Laundering Laws
Schedule 5.01:	Conduct of Business
Schedule 6.08(o):	Company Ownership
Schedule 9.05:	Affiliate Contracts
Schedule 10.02:	Indemnification
Schedule 12.01(i):	Indebtedness
Schedule 12.01(ii):	Permitted Liens

EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Certificate of Merger
Exhibit C	Surviving Corporation Certificate of Incorporation
Exhibit D	Form of Option Cancellation Agreement
Exhibit E	Net Working Capital
Exhibit F	Form of Paying Agent Agreement
Exhibit G	Form of Letter of Transmittal
Exhibit H	Form of Separation Agreement
Exhibit I	Form of Company Closing Certificate
Exhibit J	Form of Buyer Closing Certificate

v

Agreement and Plan of Merger
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 13, 2016, is made by and among (i) Charger Holding Corp., a Delaware corporation (the “Company”), (ii) Stryker Corporation, a Michigan corporation (“Buyer”), (iii) Computer Merger Sub Corp., a Delaware corporation and a direct or indirect wholly-owned Subsidiary of Buyer (“Merger Sub” and, together with the Company, the “Constituent Corporations”), and (iv) Bain Capital Partners, LP, a Delaware limited partnership, solely in its capacity as representative as set forth in this Agreement (the “Representative”). Capitalized terms used and not otherwise defined herein have the meanings set forth in Article XII below.
WHEREAS, the boards of directors of the Company, Buyer and Merger Sub have approved this Agreement and the merger of Merger Sub with and into the Company upon the terms and conditions set forth in this Agreement and in accordance with the DGCL (the “Merger”), and the board of directors of the Company (i) declared that the Merger is fair to, advisable and in the best interests of the Company and the Stockholders and (ii) unanimously recommended the adoption of this Agreement and the Merger by the Stockholders in accordance with the DGCL;
WHEREAS, the sole stockholder of Merger Sub has approved this Agreement and the Merger;
WHEREAS, the authorized capital stock of the Company consists of 2,000,000 shares of common stock, par value $0.01 per share (the “Common Stock”) and 1,000 shares of preferred stock;
WHEREAS, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are issued and outstanding and owned directly or indirectly by Buyer; and
WHEREAS, at the Closing, Buyer, the Company, the Representative and Wells Fargo Bank, National Association, a national banking association (the “Escrow Agent”), shall execute an Escrow Agreement substantially in the form attached hereto as Exhibit A, subject to any changes proposed by the Escrow Agent that are reasonably acceptable to Buyer, the Representative and the Company (the “Escrow Agreement”).
NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties and covenants set forth herein, and intending to be legally bound, the parties hereto agree as follows:
ARTICLE I

THE MERGER

1.01     The Merger. On and subject to the terms and conditions contained herein, and in accordance with Section 251 of the DGCL, at the Effective Time, Merger Sub will merge with and into the Company, with (i) the separate corporate existence of Merger Sub thereupon ceasing and (ii) the Company surviving the Merger as a direct or indirect wholly-owned Subsidiary of

Buyer (the Company, as the surviving corporation after the Effective Time, is sometimes referred to herein as the “Surviving Corporation”).
1.02    Filing of Merger Certificate; Effective Time. At the Closing, subject to satisfaction or waiver of the conditions specified in Article VII, (i) the Company will execute a certificate of merger in substantially the form of Exhibit B (the “Certificate of Merger”) in accordance with the relevant provisions of the DGCL, and (ii) the Company and Merger Sub will, and Buyer will cause Merger Sub to, cause such executed Certificate of Merger to be filed with the Secretary of State of the State of Delaware in accordance with the DGCL, and the Merger will be effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed in writing by Buyer and the Company and specified therein (the “Effective Time”).

1.03    Effect of the Merger; Further Assurances

(a)The Merger will have the effects provided in this Agreement, the Certificate of Merger and in the applicable provisions of the DGCL. If, at any time after the Effective Time, the Surviving Corporation determines that any further documents or acts are necessary to vest in the Surviving Corporation the title to any properties, rights, privileges, powers or franchises of the Constituent Corporations acquired in the Merger or to otherwise carry out the purposes of this Agreement, the Surviving Corporation and its officers and directors will execute and deliver all such documents and do all such acts, and the officers and directors of the Surviving Corporation are fully authorized in the name of the Constituent Corporations or otherwise to take any and all such action after the Effective Time solely for the purposes set forth in this Section 1.03.

(b)Subject to compliance with Section 6.05(a), at the Effective Time the certificate of incorporation of the Company will, by operation of Law and without any further action by any Person, be amended and restated as set forth on Exhibit C, and as so amended and restated will be the certificate of incorporation of the Surviving Corporation until thereafter amended or repealed in accordance with the provisions thereof, and applicable Law.

(c)Subject to compliance with Section 6.05(a), at the Effective Time, the bylaws of the Company will, by operation of Law and without any further action by any Person, be amended and restated in its entirety to contain the provisions set forth in the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except for any references to the name of Merger Sub), and as so amended and restated will be the bylaws of the Surviving Corporation until thereafter amended or repealed in accordance with the provisions thereof, the certificate of incorporation of the Surviving Corporation, and applicable Law.

(d)The directors of Merger Sub in office immediately prior to the Effective Time will be the directors of the Surviving Corporation until their respective successors are duly elected and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation, their earlier resignation or removal, or as otherwise provided by applicable Law.

(e)The officers of the Company in office immediately prior to the Effective Time will be the officers of the Surviving Corporation until their successors are duly elected and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation, their earlier resignation or removal, or as otherwise provided by applicable Law.

(f)In furtherance of the foregoing, unless prior to the Closing Buyer delivers a written notice to the Company instructing otherwise, the Company shall take all necessary action to cause a written letter of resignation to be obtained from each of the directors of the Company, which resignation shall be conditioned upon, and effective as of, the Effective Time.

1.04    Conversion of Shares; Treatment of Options. At the Effective Time, by virtue of the Merger and without any action on the part of Buyer, Merger Sub, the Company or the holders of any of the securities described below:

(a)Each share of the common stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into one (1) validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b)Each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock cancelled pursuant to Section 1.04(c) and Dissenting Shares) will be converted into the right to receive the Closing Common Stock Per Share Merger Consideration plus any amount payable with respect to such share of Common Stock pursuant to Section 1.08, as applicable, and will automatically be cancelled and retired and will cease to exist.

(c)Each share of Common Stock held in the treasury of the Company and each share of Common Stock owned or held, directly or indirectly, by the Company, Buyer, Merger Sub or their respective Subsidiaries, in each case, immediately prior to the Effective Time, will be cancelled and retired and will cease to exist without any conversion thereof and no payment of cash or any other consideration will be made with respect thereto.

(d)Each unexercised Option outstanding immediately prior to the Effective Time that becomes either a Vested Option at the Closing or is deemed to be a Vested Option following the Closing (in accordance with the terms of Section 1.08 and the Option Plan) will, as of the Effective Time, be converted into the right to receive the Closing Option Per Share Merger Consideration payable pursuant to Section 1.06 plus any amount payable with respect to such Option pursuant to Section 1.08 (as applicable), in each case, subject to any applicable Tax withholding pursuant to Section 1.10, and will automatically be cancelled and retired and will cease to exist. Each Option that does not otherwise become a Vested Option as contemplated by the immediately preceding sentence shall be cancelled and retired and cease to exist effective as of the Effective Time, with no consideration therefor. The amount of cash each Optionholder is entitled to receive with respect to his or her Vested Options shall be rounded down to the nearest cent and computed after aggregating cash amounts for all Options held by such Optionholder. Prior to receiving any payment pursuant to this Section 1.04(d), each Optionholder shall execute an option cancellation agreement in the form attached hereto as Exhibit D (the “Option Cancellation Agreement”).

1.05    Pre-Closing Merger Consideration Estimate

(a)At least three (3) Business Days prior to the Closing, the Company will prepare and deliver to Buyer (i) an estimated unaudited balance sheet of the Company and its Subsidiaries as of the Adjustment Calculation Time (the “Estimated Closing Balance Sheet”) and (ii) a statement (the “Estimated Closing Statement”) setting forth a calculation of (1) the estimated Closing Net Working Capital (the “Estimated Closing Net Working Capital”), (2) the estimated Closing Cash (the “Estimated Closing Cash”), (3) the estimated Closing Indebtedness (the “Estimated Closing Indebtedness”), (4) the estimated Transaction Expenses (the “Estimated Transaction Expenses”), (5) the Company’s calculation of the Estimated Merger Consideration derived from the foregoing, (6) the Closing Stock Payment payable at the Closing to each Stockholder in accordance with Section 1.05(b), and (7) the Closing Option Payment payable at the Closing to each Optionholder in accordance with Section 1.05(c). The Estimated Closing Balance Sheet and the Estimated Closing Statement will be prepared, and the Estimated Closing Net Working Capital, the Estimated Closing Cash, the Estimated Closing Indebtedness and the Estimated Transaction Expenses will be determined, in each case, in good faith, on a consolidated basis in accordance with the definitions set forth in this Agreement, and, with respect to the Estimated Closing Balance Sheet and Net Working Capital, using the same accounting methods, assumptions, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Latest Audited Balance Sheet, except, in the case of Net Working Capital, as adjusted in the manner set forth (including with reference to the accounts and contractual adjustments specified) on Exhibit E. Following the delivery of the Estimated Closing Balance Sheet and the Estimated Closing Statement, the Company shall provide the Buyer and its accountants with reasonable supporting documentation for the calculations included therein and make the relevant books, records (including work papers, schedules, memoranda and other documents) and personnel of the Company and its Subsidiaries reasonably available to the Buyer and its accountants in connection therewith and consider in good faith any comments or proposed modifications from Buyer with respect to such amounts and calculations; provided that, notwithstanding the foregoing, if the Company is unwilling in good faith to accept any such comments or modifications, then the amounts and estimates set forth in the Estimated Closing Balance Sheet and the Estimated Closing Statement will be used for Closing (including the payments to be made at Closing pursuant to Section 1.06).

(b)The portion of the Estimated Merger Consideration each Stockholder will be entitled to receive at the Closing to be set forth on the Estimated Closing Statement (the “Closing Stock Payment”) will equal the product of (i) Closing Common Stock Per Share Merger Consideration multiplied by (ii) the number of shares of Common Stock held by such Stockholder immediately prior to the Effective Time which were converted in accordance with Section 1.04(b). Buyer’s sole obligation with respect to any such payment is to make the payment to the Paying Agent contemplated by Section 1.06(a). The Closing Stock Payment for each Stockholder shall be determined by the Representative, and none of Buyer, the Surviving Corporation or any of their Affiliates will have any liability or obligation to any Stockholder, any Optionholder, the Representative or any other Person for payments made or not made in accordance with instructions from the Representative.

(c)The portion of the Estimated Merger Consideration each Optionholder will be entitled to receive at the Closing in respect of his or her Options converted in accordance with Section 1.04(d) to be set forth on the Estimated Closing Statement (the “Closing Option Payment”) will equal the product of (i) Closing Option Per Share Merger Consideration multiplied by (ii) the number of shares of Common Stock corresponding to such Optionholder’s Vested Option at the Effective Time, based on the Estimated Merger Consideration. Buyer’s sole obligation with respect to any such payment is to make the payment to the Surviving Corporation contemplated by Section 1.06(b) and to cause the Surviving Corporation to make the aggregate payments to Optionholders contemplated by Section 1.06(b). The Closing Option Payment for each Optionholder shall be determined by the Representative (except that any withholding Tax amounts applicable to such payments shall be determined by the Surviving Corporation), and none of Buyer, the Surviving Corporation or any of their Affiliates will have any liability or obligation to any Stockholder, any Optionholder, the Representative or any other Person for payments made or not made in accordance with instructions from the Representative (except that the Surviving Corporation will be liable for determining and withholding any Taxes applicable to payments to Optionholders).

(d)From the Adjustment Calculation Time and until the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, make any dividend or distributions of Cash or use any Cash to pay any Transaction Expenses or to repay any Indebtedness. If, as a result of a breach by the Company or any of its Subsidiaries of its covenants contained in this Section 1.05(d), Cash shall have changed between the Adjustment Calculation Time and the Effective Time, then, without limiting any remedy otherwise available to Buyer, any such changes shall be included in the calculation of Cash for purposes of the Closing Statement.

1.06    Closing Payment

(a)At the Closing, Buyer will, or will cause Merger Sub to, deposit with the Paying Agent the aggregate Closing Stock Payments payable to the Stockholders as set forth in the Estimated Closing Statement by wire transfer of immediately available funds to the account designated by the Paying Agent no later than three (3) Business Days prior to the Closing Date.

(b)At the Closing, Buyer will, or will cause Merger Sub to, deliver the aggregate Closing Option Payments payable to the Optionholders as set forth in the Estimated Closing Statement by wire transfer of immediately available funds to an account designated by the Company at least three (3) Business Days prior to the Closing Date. The Company will distribute to the Optionholders, no later than the next scheduled payroll of the Company and its Subsidiaries, their respective Closing Option Payments, subject to any applicable Tax withholding pursuant to Section 1.10. After the Closing, Buyer shall cause the Surviving Corporation to make timely payment to the appropriate taxing authority or authorities of any amounts withheld from payment to the Optionholders under this Section 1.06.

(c)At the Closing, Buyer will, or will cause Merger Sub to, deliver the Escrow Deposit Amount to the Escrow Agent by wire transfer of immediately available funds to a separate escrow account designated by the Escrow Agent no later than three (3) Business Days prior to the Closing Date (the “Escrow Account”) and established pursuant to the terms of the

Escrow Agreement. The Escrow Account will be maintained separately in accordance with the terms of the Escrow Agreement.

(d)At the Closing, Buyer will pay, or will cause Merger Sub to pay, to the Representative, the Representative Holdback Amount, by wire transfer of immediately available funds to an account designated by the Representative at least three (3) Business Days prior to the Closing Date.

(e)At the Closing, Buyer will pay, or will cause Merger Sub to pay, on behalf of the Company and its Subsidiaries, all Estimated Transaction Expenses to such Persons as they are owed by wire transfer of immediately available funds to accounts designated by the Company at least three (3) Business Days prior to the Closing Date. The Company will use reasonable best efforts to obtain “paid in full” invoices (evidencing the amounts owed to such Persons) from all Persons set forth in clause (a) of the definition of Transaction Expenses receiving any such payment.

(f)At the Closing, Buyer will pay, or will cause Merger Sub to pay, on behalf of the Company and its Subsidiaries, all amounts required to be paid under the Payoff Letters delivered pursuant to Section 5.08 in order to fully discharge the Indebtedness owed to the Persons thereunder, by wire transfer of immediately available funds to the accounts designated in such Payoff Letters.

(g)In accordance with the paying agent agreement to be dated as of the Closing Date and substantially in the form attached hereto as Exhibit F (the “Paying Agent Agreement”), the Paying Agent will act as the Representative’s agent in delivering to each Stockholder its respective Closing Stock Payment in return for the Certificates which, prior to the Effective Time, represented shares of Common Stock (other than shares of Common Stock cancelled pursuant to Section 1.04(c) and Dissenting Shares), as well as any amounts owed to such Stockholders pursuant to Section 1.08. At or after the Effective Time, upon surrender of Certificates and delivery by a Stockholder of a duly executed letter of transmittal substantially in the form of Exhibit G (the “Letter of Transmittal”) to the Paying Agent, the Paying Agent will pay each such Stockholder the Closing Stock Payment to which such Stockholder is entitled under Section 1.05. The Stock Consideration payable to a Stockholder will be made by wire transfer of immediately available funds to an account designated in writing by such Stockholder in the Letter of Transmittal, unless alternative arrangements are specified by such holder in the Letter of Transmittal, to the extent permitted by the Letter of Transmittal. Each such Stockholder that makes the deliveries to the Paying Agent required by this Agreement, the Letter of Transmittal and the Paying Agent Agreement at least three (3) Business Days prior to the Closing Date will be paid his, her or its Closing Stock Payment on the same Business Day as the Effective Time. Each such Stockholder that makes the deliveries to the Paying Agent required by this Agreement, the Letter of Transmittal and the Paying Agent Agreement thereafter will be paid his, her or its Closing Stock Payment as soon as possible after delivery thereof is made (but in any event no later than three (3) Business Days after the date such delivery thereof is made).

(h)If any Certificate has been or is claimed to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming that a Certificate has been lost, stolen or destroyed (in form and substance reasonably satisfactory to the Paying Agent and Buyer) and, if required by the Paying

Agent or Buyer, the delivery of such indemnity by such Person, as is reasonably satisfactory to the Paying Agent and Buyer, the Paying Agent will deliver to such Person in exchange for such lost, stolen or destroyed Certificate or instrument representing shares of Common Stock the proper amount of the Stock Consideration to which they are entitled hereunder, subject to the other deliveries required by this Section 1.06.

(i)At any time that is more than six (6) months after the Effective Time, Buyer may cause the Paying Agent to pay over to the Surviving Corporation any portion of the Stock Consideration (including any earnings thereon) that had been delivered to the Paying Agent and that has not been disbursed to Stockholders as of such six (6) month anniversary (other than any amounts then subject to dispute). After the Paying Agent makes such payments to the Surviving Corporation, all former Stockholders will be entitled to look only to the Surviving Corporation (subject to any applicable abandoned property, escheat and other similar Laws) as general creditors thereof with respect to the cash payable upon surrender of their Certificates pursuant to this Agreement, and the Paying Agent will have no further obligation under this Section 1.06 in its capacity as such. None of the Surviving Corporation, Buyer, Merger Sub, the Representative or the Paying Agent will be liable to any Person in respect of amounts paid to a public official to the extent required under any applicable abandoned property, escheat or similar Law.

(j)At the Effective Time, the stock transfer books of the Company shall be closed and no further registration of transfers of shares shall thereafter be made on the books and records of the Company. If, after the Effective Time, Certificates representing shares of Common Stock are presented to the Surviving Corporation or the Paying Agent, they will be canceled and exchanged as provided in this Section 1.06.

1.07    Post-Closing Merger Consideration Adjustment. Following the Closing Date, the Merger Consideration will be adjusted, if at all, dollar-for-dollar as set forth below:

(a)    Buyer will prepare and deliver to the Representative within ninety (90) days after the Closing Date (i) an unaudited balance sheet of the Company and its Subsidiaries as of the Adjustment Calculation Time (the “Closing Balance Sheet”) and (ii) a statement (the “Closing Statement”) setting forth a calculation of (1) Closing Net Working Capital, (2) Closing Cash, (3) Closing Indebtedness, (4) the Transaction Expenses, (5) Buyer’s calculation of the Adjusted Merger Consideration derived from the foregoing, and (6) with respect to each of the foregoing, the changes in such amounts from the corresponding amounts on the Estimated Closing Statement. The Closing Balance Sheet and Closing Statement will be prepared, and Closing Net Working Capital, Closing Cash, Closing Indebtedness and Transaction Expenses will be determined, in each case, in good faith, on a consolidated basis in accordance with the definitions set forth in this Agreement, and, with respect to the Closing Balance Sheet and Net Working Capital, using the same accounting methods, assumptions, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Latest Audited Balance Sheet, except, in the case of Net Working Capital, as adjusted in the manner set forth (including with reference to the accounts and contractual adjustments specified) on Exhibit E. The Closing Balance Sheet and Closing Statement will not include any changes in assets or liabilities as a result of purchase or other accounting adjustments arising from or resulting as a consequence of the Transactions. The parties agree that the purpose of preparing the Closing Balance Sheet and the Closing Statement and calculating Final Adjusted Merger Consideration is to (x) accurately measure the amount of Closing Net Working Capital, Closing Cash, Closing Indebtedness, and Transaction Expenses and (y) measure the difference in Closing Net Working Capital from Target Net Working Capital, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, reserves classifications or estimation methodologies for the purpose of calculating Final Adjusted Merger Consideration than were used in the calculation of Estimated Merger Consideration.

(b)On or prior to the forty-fifth (45th) day following Buyer’s delivery of the Closing Balance Sheet and the Closing Statement, the Representative may give Buyer a written notice stating in reasonable detail the Representative’s proposed adjustments, if any, to the Closing Balance Sheet and the Closing Statement (a “Notice of Disagreement”). During such 45-day period and any period of dispute thereafter with respect to such Closing Balance Sheet and/or Closing Statement, Buyer will, and will cause the Company and its Subsidiaries to, (i) provide the Representative and its Advisors reasonable access to the relevant books, records (including work papers, schedules, memoranda and other documents), supporting data, and personnel of the Company and its Subsidiaries (including Company personnel responsible for accounting and finance and the Company’s senior management) in connection with the Representative’s review of the Closing Balance Sheet and Closing Statement, and (ii) otherwise reasonably cooperate with the Representative and its Advisors in connection with such review. Any determination set forth on the Closing Statement (including the resulting Closing Net Working Capital, Closing Cash, Closing Indebtedness and Transaction Expenses) that is not specifically objected to in the Notice of Disagreement will be deemed acceptable to the Representative, and will be final and binding upon all parties upon delivery of the Notice of Disagreement. If the Representative does not deliver to Buyer a Notice of Disagreement within such 45-day period, then the Closing Balance Sheet and the Closing Statement (including the resulting Closing Net Working Capital, Closing Cash, Closing Indebtedness and Transaction Expenses) will be final and binding upon the parties as of the expiration of such 45-day period, and the Adjusted Merger Consideration set forth in the Closing Statement will constitute the Adjusted Merger Consideration for all purposes of this Section 1.07.
(c)Following Buyer’s receipt of any Notice of Disagreement, the Representative and Buyer will attempt to resolve disputed matters set forth therein, and all such discussions and negotiations related thereto shall (unless otherwise agreed by Buyer and the Representative) be governed by Rule 408 of the Federal Rules of Evidence (as in effect as of the date of this Agreement) and any applicable similar state rule. In the event that the Representative and Buyer fail to agree on any of the Representative’s proposed adjustments set forth in the Notice of Disagreement within thirty (30) days after Buyer receives the Notice of Disagreement, the Representative and Buyer agree to use their respective reasonable best efforts to cause KPMG LLP (the “Firm”) to make the final written determination of all matters included in the Notice of Disagreement that remain in dispute; provided, however, that if KPMG LLP is unable or unwilling to serve in such capacity, the Representative and Buyer shall jointly select an alternative Firm that is an independent and impartial, nationally-recognized independent accounting or valuation firm, within forty-five (45) days immediately following such first 30-day period; further, provided, however, that if the Representative and Buyer are unable or unwilling to jointly select an alternative Firm within that timeframe (including if the Representative resigns and is not timely replaced) then the Firm shall be an independent and impartial, nationally-recognized independent accounting or valuation firm selected by the American Arbitration Association. Buyer and the Representative will instruct the Firm to, and the Firm will, make a final determination of the items included in the Closing Balance Sheet and the Closing Statement (including the resulting Closing Net Working Capital, Closing Cash, Closing Indebtedness and Transaction Expenses), to the extent any such amounts are in dispute, solely in accordance with this Agreement. Buyer and the Representative will execute a customary engagement letter, and will cooperate, with the Firm during the term of its engagement. Buyer and the Representative will instruct the Firm not to, and the Firm will not, assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or the Representative, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or the Representative, on the other hand. Buyer and the Representative will also instruct the Firm to, and the Firm will, make its determination based solely on written submissions by Buyer and the Representative that are in accordance with this Agreement (i.e., not on the basis of an independent review). The Closing Balance Sheet and the Closing Statement (including the resulting Closing Net Working Capital, Closing Cash, Closing Indebtedness and Transaction Expenses), in each case, as determined by the Firm in accordance with this Section 1.07(c), will be final and binding on the parties on the date the Firm delivers its final determination in writing to Buyer and the Representative. The latest date on which the Closing Balance Sheet and the Closing Statement (including the resulting Closing Net Working Capital, Closing Cash, Closing Indebtedness and Transaction Expenses) are deemed final pursuant to Section 1.07(b), are agreed upon by Buyer and the Representative pursuant to this Section 1.07(c) or are determined by the Firm in accordance with this Section 1.07(c) is referred to as the “Settlement Date.” The fees, costs and expenses of the Firm will be allocated between Buyer, on the one hand, and Representative, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Firm that is unsuccessfully disputed by such party (as finally determined by the Firm) bears to the total amount of disputed items submitted. For example, if the Representative submits a Notice of Disagreement for $1,000, and if Buyer contests only $500 of the amount claimed by the Representative, and if the Firm ultimately resolves the dispute by awarding the Representative $300 of the $500 contested, then the costs and expenses of the Firm will be allocated sixty percent (60%) (i.e., 300/500) to Buyer and forty percent (40%) (i.e., 200/500) to the Representative.

(d)If the Estimated Merger Consideration exceeds the Adjusted Merger Consideration (such excess, the “Excess Amount”), Buyer and the Representative will deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay to Buyer (or its designee), within five (5) Business Days after the Settlement Date by wire transfer of immediately available funds, the Excess Amount from the Escrow Fund. Notwithstanding anything to the contrary contained herein, Buyer may elect to exclude any “Indebtedness” pursuant to clause (m) of the definition of “Indebtedness” from the Excess Amount and pursue recovery of any amount so excluded pursuant to Section 6.08(p) or Section 10.02(vii).

(e)If the Adjusted Merger Consideration exceeds the Estimated Merger Consideration (such excess, the “Adjustment Amount”), then Buyer will, within five (5) Business Days after the Settlement Date, make payment of the Adjustment Amount by wire transfer in immediately available funds, to the Paying Agent, with such amounts received pursuant to this Section 1.07(e), subject to Section 11.19(b), to be paid to the Stockholders or Optionholders in accordance with Section 1.08.

(f)The parties hereto agree that any payment made pursuant to this Section 1.07 shall be treated as an adjustment to the aggregate consideration for Tax purposes, unless otherwise required by applicable Law.

1.08    Certain Payments After the Effective Time. Within ten (10) Business Days of the receipt of any Additional Merger Consideration, the Representative will in good faith compute or re-compute, as the case may be, (i) the number of Vested Options, (ii) the Aggregate Fully-Diluted Common Shares, (iii) the Aggregate Option Exercise Price, (iv) the Final Adjusted Merger Consideration, (v) the Final Common Stock Merger Consideration, (vi) the Final Common Stock Per Share Merger Consideration, (vii) the Final Option Per Share Merger Consideration and (viii) the appropriate amount payable to each Stockholder and Optionholder based on the foregoing from the Additional Merger Consideration taking into account any amounts previously received by such Stockholders and Optionholders in accordance with this Agreement and the terms of the Option Plan (except that any withholding Tax amounts applicable to such payments shall be determined by the Surviving Corporation). Promptly thereafter, the Representative will notify the Paying Agent and the Surviving Corporation of such calculations and the amount that should be distributed to each Stockholder and to the Surviving Corporation on behalf of each Optionholder based upon the calculations and re-calculations contemplated by the immediately preceding sentence. For the avoidance of doubt, each Stockholder and Optionholder will receive the difference between (x) the amounts payable to such Stockholder or Optionholder based upon the calculations and re-calculations contemplated by this Section 1.08 and (y) the Closing Stock Payment or Closing Option Payment received by such Stockholder or Optionholder, as applicable. The Representative, the Surviving Corporation (solely to the extent of funds made available to it for such purpose by the Representative or the Paying Agent) and the Paying Agent, as applicable, will distribute such amounts, as applicable, in accordance with the irrevocable written instructions so received from the Representative (except that any withholding Tax amounts applicable to such payments shall be determined by the Surviving Corporation). None of the Escrow Agent, the Paying Agent, the Surviving Corporation, Buyer or any of their Affiliates will have any liability or obligation to any Stockholder, Optionholder, the Representative or any other Person for any distribution made or not made in accordance with the instructions of the Representative pursuant to this Section 1.08 (except that the Surviving Corporation will be liable for determining and withholding any Taxes applicable to payments to Optionholders). The parties hereto agree that any payment made pursuant to this Section 1.08 shall be treated as an adjustment to the aggregate consideration for Tax purposes, unless otherwise required by applicable Law. Notwithstanding anything to the contrary contained herein, solely with regard to distributions of Additional Merger Consideration remitted to the Surviving Corporation for payment to Optionholders, other than the last distribution to be made pursuant to this Section 1.08, no distribution shall be made by the Surviving Corporation to such Optionholders pursuant to this Section 1.08 unless the aggregate amount to be distributed exceeds $50,000 (provided that the Surviving Corporation shall be obligated to hold any such amounts so retained for the benefit of the Optionholders and distribute such amounts promptly upon reaching such threshold for distribution).

1.09    Appraisal Rights. Each share of Common Stock that is issued and outstanding immediately prior to the Effective Time and is held by a Person who, in accordance with Section 262 of the DGCL, (i) has not voted in favor of the Merger or consented thereto in writing or executed an enforceable waiver of appraisal rights (whether before or after the date of this Agreement) and (ii) has properly demanded appraisal of such share of Common Stock, and not effectively withdrawn, lost or failed to perfect their rights to appraisal, will not, at the Effective Time, be converted into the right to receive any portion of the Stock Consideration and instead will be cancelled and retired and shall cease to exist and shall represent only the right to receive payment from the Surviving Corporation with respect thereto as provided by the DGCL, unless and until the holder of any such share has failed to perfect or has effectively withdrawn or lost his, her or its right to appraisal and payment under the DGCL, in which case such share will thereupon be deemed, as of the Effective Time, to have been cancelled and retired and to have ceased to exist and been converted into the right to receive, upon surrender of such Certificate in accordance with Article I, without interest, in accordance with this Agreement, the Stock Consideration. From and after the Effective Time, no Stockholder who has demanded appraisal rights will be entitled to vote his, her or its shares of Common Stock for any purpose or to receive payment of dividends or other distributions on his, her or its shares (except dividends or other distributions payable to Stockholders of record at a date prior to the Effective Time). Any shares of Common Stock for which appraisal rights have been properly exercised, and not subsequently withdrawn, lost or failed to be perfected, in each case, in accordance with this Section 1.09 and the DGCL, are referred to in this Agreement as “Dissenting Shares.” The Company will give Buyer prompt notice of any demands for appraisal received by the Company, including any Stockholder’s notice of their intent to demand payment pursuant to the DGCL that the Company receives, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company. Buyer will have the right to participate in all negotiations and proceedings with respect to such demands; provided, that the Company shall direct all such negotiations and proceedings. The Company shall not, except with the prior written consent of Buyer (which consent, as long as the consideration that would otherwise be payable hereunder with respect to Dissenting Shares (assuming such shares were not Dissenting Shares) is not more than three percent (3%) of the Estimated Merger Consideration (or if not yet available, Buyer’s good faith estimate thereof), shall not be unreasonably withheld or delayed), voluntarily make any payment with respect to any demands for appraisal of settle or offer to settle any such demand.

1.10    Withholding Rights. Buyer, Merger Sub, the Company, the Paying Agent and the Escrow Agent will be entitled to deduct and withhold from the Merger Consideration, and any other amount otherwise payable pursuant to this Agreement, such amounts as such party is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of applicable Law relating to Taxes, including (a) such amounts that are required to be deducted and withheld pursuant to any provision of Tax Law related to or regarding Taxes with respect to the Options, (b) U.S. federal backup withholding Taxes required under Code Section 3406 to the extent a Stockholder does not deliver or cause to be delivered to Buyer or the Paying Agent a properly executed Internal Revenue Service Form W-9 or Form W-8, as applicable or (c) U.S. federal withholding Taxes required under Code Section 1445 to the extent the Company does not deliver to Buyer the certificate required under Section 2.02(c)(ii). To the extent that amounts are so withheld and timely remitted in full to the applicable Tax authority by Buyer, Merger Sub, the Company, the Paying Agent or the Escrow Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. In the event that Buyer, Merger Sub, the Company, the Paying Agent or the Escrow Agent determines that withholding from the Merger Consideration is required under applicable Tax Law and permitted under this Agreement (other than withholding with respect to Options), Buyer, Merger Sub, the Company, the Paying Agent or the Escrow Agent will so notify the Representative, on behalf of the recipient of such payment, at least five (5) Business Days prior to the Closing Date or any subsequent date that the applicable payment is to be made to provide such recipient with the opportunity to provide any form or documentation or take such other steps in order to avoid such withholding. If Buyer, Merger Sub, the Company, the Paying Agent or the Escrow Agent withholds any amount from any Stockholder or Optionholder that such Stockholder or Optionholder asserts was not required to be withheld, Buyer, Merger Sub, the Company, the Paying Agent or the Escrow Agent, as applicable, will (provided that such demand is made prior to remittance of such amounts to the applicable Tax authority) promptly, but in any event within five (5) Business Days after demand therefor (including wire transfer information, as applicable), unless Buyer, Merger Sub, the Company, the Paying Agent or the Escrow Agent, as applicable, disputes in good faith the assertion that such withholding was not required, remit to such Stockholder or Optionholder the amount wrongly withheld.

ARTICLE II

CLOSING

2.01    The Closing. The closing of the Merger and the Transactions (the “Closing”) will take place at the offices of Kirkland & Ellis LLP, located at 300 North LaSalle Street, Chicago, Illinois 60654, at 10:00 a.m. Central Time on the second (2nd) Business Day following full satisfaction (or due waiver by the party entitled to the benefit of such condition) of the closing conditions set forth in Article VII (other than conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), unless the parties hereto otherwise agree in writing; provided that the Closing shall not occur before April 1, 2016, without the written consent of Buyer (which consent is in the sole discretion of Buyer). The date the Closing actually occurs is referred to herein as the “Closing Date.”

2.02    Certain Closing Deliveries. Subject to the terms and conditions in this Agreement, the parties will make the following deliveries at the Closing:

(a)Buyer will deliver each of the payments it is required to deliver under Section 1.06.

(b)Buyer will deliver to each of the Company and the Representative copies certified by a duly authorized officer of Buyer of (i) the resolutions or consents of the boards of directors of each of Buyer and Merger Sub approving this Agreement, the Merger and the Transactions, and (ii) the unanimous written consent of the sole stockholder of Merger Sub approving this Agreement and the Merger.

(c)The Company will deliver to Buyer and the Representative (i) a copy of the resolution or consent of the Company’s board of directors approving this Agreement, the Merger and the Transactions duly certified by a duly authorized officer of the Company, (ii) a certificate in the form and required by Treasury Regulations Section 1.897-2(h) executed by a duly authorized officer of the Company certifying that the Company is not and has not been a United States real property holding corporation in compliance with Treasury Regulations Section 1.897-2(h) and (iii) a good standing certificate for the Company from the Secretary of State of the State of Delaware dated as of a date not earlier than five (5) Business Days prior to the Closing Date.

(d)The Company will deliver to each of Buyer and the Representative the resignation letters referred to in Section 1.03(f), duly executed by the resigning Persons.

(e)Each of the Company, the Representative and Buyer will duly execute and deliver to the other, and to the Escrow Agent, the Escrow Agreement.

(f)Each of the Company, Buyer and Representative will duly execute and deliver to the other, and to the Paying Agent, the Paying Agent Agreement.

(g)The Company will deliver to Buyer evidence of the termination of the arrangements referred to in Section 9.05.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Buyer and Merger Sub, except as set forth in the disclosure schedules delivered to Buyer and Merger Sub (the “Disclosure Schedules”), as follows:
3.01     Organization and Power.

(a)The Company is a corporation, and the Company and each of its Subsidiaries is duly organized, validly existing and in good standing (or its equivalent, if applicable) under the Laws of the State of Delaware or other applicable Laws of its state of formation or organization, and each of the Company and its Subsidiaries has all requisite power and authority to own, operate and/or lease its assets, rights and properties and to carry on its businesses as now conducted. Assuming receipt of and subject to the Necessary Stockholder Approval, the Company has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is or will be a party and to perform its obligations hereunder and thereunder and to consummate the Transactions.

(b)Each of the Company and its Subsidiaries is licensed or qualified to do business and is in good standing (or its equivalent, if applicable) in every jurisdiction in which its ownership of property or the conduct of its business as now conducted requires it to be licensed or qualified, except where the failure to be so licensed or qualified is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole and which would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the Transactions. The material jurisdictions in which the Company and its U.S. Subsidiaries are licensed or qualified to do business as foreign corporations are set forth on Schedule 3.01(b).

(c)Complete and correct copies of the certificate of incorporation, bylaws or equivalent organizational documents of the Company and its Subsidiaries, in each case as in effect as of the date of this Agreement, have been made available to Buyer.

3.02    Authorization; No Breach.

(a)The board of directors of the Company has duly adopted resolutions pursuant to which the board of directors unanimously (i) approved and authorized the execution and delivery of this Agreement and the other Transaction Documents to which it is or will be a party, (ii) approved the consummation of the Transactions, including the Merger, (iii) determined that the execution and delivery of this Agreement, the other Transaction Documents to which it is or will be a party, and the consummation of the Transactions is fair to, advisable and in the best interests of the Company and the Stockholders, (iv) recommended that the Stockholders approve this Agreement and the Merger and (v) directed that this Agreement and the Merger be submitted to the Stockholders for their approval. Such resolutions have not been rescinded or modified and are in full force and effect. This Agreement has been, and each other Transaction Document to which the Company is a party will be, duly executed and delivered by the Company and, assuming this Agreement and each other Transaction Document to which it is a party is a valid and binding obligation of Buyer and/or the other parties thereto, will constitute a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by the application of bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.

(b)The approval of the holders of a majority of the outstanding capital stock of the Company entitled to vote thereon is the only vote or approval of the Stockholders required to approve this Agreement and the Merger (the “Necessary Stockholder Approval”).

(c)Assuming receipt of the consents set forth on Schedule 3.02(c), the Necessary Stockholder Approval and the HSR Approval, and except as set forth on Schedule 3.02(c), the execution, delivery and performance by the Company of this Agreement, the other Transaction Documents to which it is or will be a party and the consummation of the Transactions, do not and will not: (i) conflict with or violate the certificate of incorporation, bylaws or equivalent organizational documents of the Company or any of its Subsidiaries or the Stockholders Agreement; (ii) conflict with or violate any Law or Order applicable to the Company or any of its Subsidiaries or by which any property, right or asset of the Company or any of its Subsidiaries is bound; (iii) result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, result in a loss of benefit under, give rise to a right of payment under, create in any party thereto the right to amend, modify, abandon, accelerate, terminate or cancel any provision of (in each case, whether with notice or lapse of time or both), require any notice, consent or approval under, or result in the creation or imposition of any Lien on any property, right or asset of the Company or any of its Subsidiaries under, any agreement, whether oral or written, to which the Company or any of its

Subsidiaries is a party or by which any property, right or asset of the Company or any of its Subsidiaries is bound; or (iv) cause the suspension or revocation of any Permit held by the Company or any of its Subsidiaries, except, in the case of clauses (ii), (iii) and (iv), for any such conflicts, violations, breaches, defaults or other occurrences that are not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole and which would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the Transactions.

3.03    Governmental Bodies; Consents. Except as set forth on Schedule 3.03, the Company is not, and none of its Subsidiaries is, required to file, seek or obtain any notice, authorization, approval, Order, Permit or consent of or with any Governmental Body in connection with the execution, delivery and performance by the Company of this Agreement, the other Transaction Documents to which it is or will be a party or the consummation of the Transactions, except (a) any filings required to be made under the HSR Act, (b) such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (c) the filing of notification with the FDA prior to any change in ownership, character or name of the Company pursuant to Paragraph 17 of the consent decree entered into by the Company in United States of America v. Medtronic, Inc. and Physio-Control, Inc., et al., Case No. 2:08-cv-00649 (May 9, 2008) (the “Consent Decree”) or (d) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole and would not reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the Transactions.

3.04    Capitalization.

(a)The authorized and outstanding capital stock or other equity interest of the Company and each of its Subsidiaries, and the names of the record and beneficial owners thereof as of the date hereof, are as set forth on Schedule 3.04(a). All of the outstanding shares of the Company and its Subsidiaries have been, and all outstanding shares of the Company and its Subsidiaries which may be issued upon exercise of Options, when issued in accordance with the applicable Options, will be, duly authorized, validly issued, fully paid and nonassessable, and, except as set forth on Schedule 3.04(a), free of any Liens, and not issued in violation of, and not subject to, any preemptive or subscription rights or rights of first refusal, in each case, which have been granted by the Company, and issued in compliance with applicable Laws, including securities Laws or exemptions therefrom. There are no shares of capital stock of the Company owned by any Subsidiary of the Company. There are no shares of capital stock of the Company outstanding other than Common Stock.

(b)Schedule 3.04(b)(i) sets forth a complete and correct list of each outstanding Option as of the date hereof, including the number of shares of Common Stock issuable upon exercise, the exercise price, the name of the holder thereof, the option type and the country of employment. The Company has made available to Buyer a true and complete copy of the form of each type of stock option agreement evidencing outstanding Options. Except as set forth on Schedule 3.04(b)(i), there are no outstanding options, warrants, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, other equity-based compensation awards, rights to subscribe to, rights in respect of exchange or conversion for, redemption or purchase rights, calls or commitments made by the Company or any of its Subsidiaries relating to the issuance, purchase, sale or repurchase of any shares of common stock, limited liability company interests or other equity interests issued by the Company or any of its Subsidiaries containing any equity features, or contracts, commitments, understandings or arrangements, by which the Company or any of its Subsidiaries is bound to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other equity interests, or options, warrants, rights to subscribe to, purchase rights, conversion or exchange rights, calls or commitments made by the Company or any of its Subsidiaries relating to any shares or other equity interests of the Company or any of its Subsidiaries. Except as set forth on Schedule 3.04(b)(ii), the Company or one or more of its Subsidiaries own all of the outstanding shares or other equity interests of its Subsidiaries free and clear of all Liens.

(c)Except as set forth on Schedule 3.04(c), there are no (i) proxies, voting trusts or other agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of any capital stock or equity interests of the Company or any such Subsidiary or (ii) obligations or commitments restricting the transfer of, or requiring the registration or sale of, any shares of capital stock or other equity interests of the Company or any such Subsidiary. Neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures or other obligations or securities the holders of which have the right to vote (or are convertible or exchangeable for securities having the right to vote) with the Stockholders or the holders of any capital stock or other equity interests of any such Subsidiary.

3.05    Subsidiaries.

(a)Except as set forth on Schedule 3.05(a), neither the Company nor any of its Subsidiaries, (i) own, directly or indirectly, beneficially or of record, or hold the right to acquire any stock, partnership interest or joint venture interest or other equity ownership interest in any other corporation, organization or entity or (ii) is under any obligation to form or participate in, or provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in any corporation, organization or entity other than a direct or indirect wholly owned Subsidiary of the Company.

(b)Except as set forth on Schedule 3.05(b), each of (i) the Company, (ii) Physio-Control Holdings, LLC, a Delaware limited liability company, (iii) Physio-Control Holdings Finance, Inc., a Delaware corporation and (iv) Physio-Control Intermediate Holdings, LLC, a Delaware limited liability company, exists as a holding company and does not conduct any material operations other than those typical of a holding company and/or incidental to the ownership of their Subsidiaries, is not subject to any material Liabilities and does not hold any material assets, other than the shares of their respective Subsidiaries.

3.06    Financial Statements; No Undisclosed Liabilities.

(a)    Attached to Schedule 3.06(a)(i) are complete and correct copies of: (i) the unaudited consolidated balance sheet of Physio-Control International, Inc., a Washington corporation (“PC International”), as of October 30, 2015 (the “Latest Balance Sheet”) and the related statement of income and cash flows for the six (6) month period then ended (the “PC

International Unaudited Financial Statements”), and (ii) PC International’s audited consolidated balance sheet as of, and the related statements of income and cash flows for the fiscal years ended, April 26, 2013, April 25, 2014 and April 24, 2015 (the “Audited Financial Statements” and collectively with the PC International Unaudited Financial Statements, the “Financial Statements” and the balance sheet as of April 24, 2015 included therein, the “Latest Audited Balance Sheet”). Except as set forth on Schedule 3.06(a)(i), the Financial Statements (x) have been prepared, in each case, in conformity with GAAP consistently applied, and (y) present fairly in all material respects, in accordance with GAAP consistently applied, the consolidated financial condition and results of operations of the Company and its Subsidiaries, as applicable, as of the dates and for the periods referred to therein subject, in the case of the unaudited financial statements, to (A) the absence of footnote disclosures and (B) changes resulting from normal year-end adjustments (which are consistent with past practice and not material in nature or amount). Attached to Schedule 3.06(a)(ii) are complete and correct copies of the unaudited balance sheet of Physio-Control Development Co., LLC, a Delaware limited liability company (“PC Development”), as of October 31, 2015 and the related statement of income for the six (6) month period then ended (collectively, the “PC Development Unaudited Financial Statements”). Except as set forth on Schedule 3.06(a)(ii), the PC Development Unaudited Financial Statements present fairly in all material respects the financial condition and results of operations of PC Development as of October 31, 2015 and for the six (6) month period then ended.
(b)Except as set forth on Schedule 3.06(b), the Company and its Subsidiaries do not have any material Liabilities, except (i) Liabilities accrued on or reserved against in the Latest Balance Sheet or disclosed in the notes thereto, (ii) Liabilities that have arisen since the date of the Latest Balance Sheet in the ordinary course of business, (iii) Liabilities to be included in the computation of Closing Indebtedness or Transaction Expenses, (iv) Liabilities to be included in the computation of Closing Net Working Capital and (v) other Liabilities which do not, individually or together with other Liabilities that relate to or result from the same facts, events or circumstances, exceed $50,000.

(c)None of the Company or its Subsidiaries, or their respective officers and independent auditors, have identified or been made aware of any fraud or other misrepresentation or complaint, claim or allegation relating thereto, whether written or oral, regarding the Financial Statements, or any balance sheets and statements of income and cash flows prepared since the Latest Audited Balance Sheet.

(d)The Company and its Subsidiaries maintain systems of internal accounting controls designed to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP in all material respects and to maintain accountability for items; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) recorded accountability for items is compared with actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

3.07    Absence of Certain Developments. Except as set forth on Schedule 3.07, since April 24, 2015 (i) the Company and its Subsidiaries have conducted their businesses, in all material respects, in the ordinary course consistent with past practices and (ii) there has not occurred any event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 3.07, since April 24, 2015 until the date of this Agreement neither the Company nor any of its Subsidiaries has:

(a)amended or modified its certificate of incorporation or bylaws (or equivalent organizational or governance documents);

(b)issued, delivered, reissued or sold, disposed, encumbered or pledged any of its shares of, or authorized the same in respect of, capital stock, any voting securities or any other equity interests or any options, warrants, convertible or exchangeable securities, subscriptions, rights, stock appreciation rights, other equity-based compensation, calls or commitments with respect to such securities of any kind, or granted phantom stock or other similar rights with respect to any of the foregoing;

(c)redeemed, purchased or otherwise acquired any of its outstanding capital stock, voting securities or other equity interests, or any rights, warrants or options to acquire any of the foregoing (other than repurchases of the foregoing from an employee of the Company or its Subsidiaries in the ordinary course of business following a termination of such employee’s employment);

(d)declared, set aside for payment or paid any dividend on, or made any other distribution in respect of, any of its outstanding capital stock or other equity interests, in each case, other than distributions or dividends in cash and distributions by a Subsidiary of the Company to the Company or a direct or indirect wholly owned Subsidiary of the Company;

(e)split, combined, subdivided or reclassified any of its outstanding capital stock or other equity interests;

(f)created, incurred, assumed or guaranteed any Indebtedness other than (x) in the ordinary course of business pursuant to the Company’s existing revolving credit facilities under the Existing Credit Facilities, or (y) pursuant to arrangements solely among or between the Company and one or more of its direct or indirect wholly owned Subsidiaries or solely among or between its direct or indirect wholly owned Subsidiaries;

(g)announced, implemented or effected any reduction-in-force, lay-off or other program resulting in the termination of employment of ten (10) or more employees in any one or series of related occurrences;
(h)(i) made or granted any material cash compensation increase to any former or current officer or employee (including new hires) receiving (before or after such increase) total compensation in excess of $200,000 per annum, except pursuant to agreements listed on Schedule 3.11, (ii) materially increased the benefits under any Benefit Plan, (iii) adopted, amended or terminated any Benefit Plan (including any plan, policy or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement), (iv) granted any additional rights to severance or termination pay to any current or former officer or employee of the Company or any of its Subsidiaries (in each case, except for increases in benefits under existing Benefit Plans in the ordinary course of business or as otherwise required by Law) or (v)

entered into or modified any collective bargaining or similar agreement with any union, works council or other employee representative group, or, outside the ordinary course of business, any arrangement or understanding regarding employees of the Company or any of its Subsidiaries with any such employee representative group;

(i)adopted a plan of liquidation, dissolution, merger, consolidation or other reorganization;

(j)subjected, or permitted to be subjected, any material portion of its assets to any Lien, except for Permitted Liens;

(k)made any material change in its accounting methods, except as required by GAAP; made, revoked or changed any election relating to Taxes; adopted or changed any accounting method with respect to Taxes; filed any amended Tax Return; entered into any closing agreement with respect to Taxes; settled or compromised any Action with respect to any Tax claim or assessment; surrendered any right to claim a refund of Taxes; consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment; obtained or filed for any ruling in respect of Taxes; or prepared any Tax Return in a manner that differs materially from past practice, in each case, except (i) as required by the Code or applicable Law or (ii) to the extent such action would not increase the Taxes of Buyer, the Company and its Subsidiaries or any of their Affiliates after Closing (including Taxes of the Company and its Subsidiaries in respect of any Pre-Closing Tax Period for which Buyer may not be entitled to indemnification under Article X (taking into account the limitations set forth therein));

(l)made any acquisition of all or substantially all of the assets, capital stock or business of any other Person, whether by merger, stock or asset purchase or otherwise;

(m)sold, leased, licensed, assigned, transferred, abandoned, dedicated to the public, allowed to lapse or otherwise disposed of (whether by merger, stock or asset sale or otherwise) any of the Company’s or any Subsidiary’s assets, rights, securities, properties, interests or businesses, including any Company Intellectual Property, except for (A) assets, securities, properties, interests or businesses with a fair market value or replacement cost (whichever is higher) not in excess of $500,000 in the aggregate or not otherwise material to the Company’s or any of its Subsidiaries’ business, (B) sales of inventory and dispositions of obsolete assets in the ordinary course of business consistent with past practice, and (C) non-exclusive licenses to Company Intellectual Property granted in the ordinary course of business consistent with past practice;

(n)failed to make any filing, pay any fee, or take any other action necessary to prosecute and maintain in full force and effect any Company Registered IP;

(o)failed to take or maintain reasonable measures to protect the confidentiality and value of Trade Secrets or material Confidential Information included in the Company Owned IP;

(p)made any loans, advances or capital contributions to any Persons, except to employees for travel expenses in the ordinary course of business;

(q)cancelled, waived or released any material debts, rights or claims in favor of the Company or any of its Subsidiaries except in the ordinary course of business;

(r)entered into any new line of business;

(s)changed its sales incentive practices or policies or its cash management practices or policies (including the timing of collection of receivables and payment of payables and other current liabilities) or changed the maintenance of its books and records other than in the ordinary course of business consistent with past practice;

(t)(A) terminated or materially amended any agreement listed on Schedule 3.11 or Section 3.12(a), (B) waived, released or assigned any material right under any agreement listed on Schedule 3.11 or Section 3.12(a), or (C) entered into any agreement for the purchase or sale of any real property or entered into, materially amended or terminated any lease of real property;

(u)made any capital expenditures in an amount in excess of $250,000 individually or $1,500,000 in the aggregate;

(v)waived, released, limited or conditioned any Restrictive Covenant obligation of any current or former employee or independent contractor of the Company or any of its Subsidiaries;

(w)(i) terminated (other than for cause) the employment of any management-level employee whose aggregate compensation exceeds $300,000 per year; or (ii) hired any employee for employment or independent contractor for engagement with the Company or any of its Subsidiaries whose aggregate compensation exceeds $300,000 per year;

(x)commenced any Action, except (i) for the routine collection of bills; or (ii) where the Company determines in good faith that failure to so commence would result in the impairment of a material right or asset of the Company or any of its Subsidiaries; or

(y)agreed or committed in writing to do any of the foregoing.

3.08    Litigation; No Orders. Except as set forth on Schedule 3.08, there are, and since January 1, 2013, there have been, no Actions, pending against or by the Company or any of its Subsidiaries, at law or in equity, before or by any Governmental Body, and, to the Company’s knowledge, no such Actions are threatened against the Company or any of its Subsidiaries, and the Company and its Subsidiaries are not a party to or subject to, or in default under, any outstanding Order of any Governmental Body, other than any Action or Order where no injunctive or equitable relief is sought or where, if adversely determined, the monetary damages are covered by insurance or would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole and would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions. There are no Actions pending or, to the Company’s knowledge, threatened against or affecting the Company or any of its Affiliates at law or in equity, or before or by any Governmental Body, that will adversely affect the Company’s performance under this Agreement or the consummation of the Transactions.

3.09    Permits; Compliance with Laws. Except as set forth on Schedule 3.09:

(a)Each of the Company and its Subsidiaries holds and is in compliance, in all material respects, with all material permits, certificates, licenses, clearances, approvals, registrations, consents, accreditations, waivers, exemptions, franchises, rights and authorizations (the “Permits”) required by it in connection with the conduct of its business under all applicable Laws and Orders. All of the Permits are valid and in full force and effect and, to the Company’s knowledge, none of the Permits are reasonably expected to be terminated as a result of, or in connection with, the consummation of the Transactions. Neither the Company nor its Subsidiaries are in default under any such Permit and no condition exists that, with the giving of notice or lapse of time or both, would constitute a default under such Permit, and there is no Action pending or, to the knowledge of the Company, threatened, that would result in the termination, revocation, suspension or the imposition of a restriction on any such Permit or the imposition of any fine, penalty or other sanction for violation of any such Permit. For purposes of this Section 3.09(a), all Permits necessary for the manufacture and marketing of the Products are deemed material. Schedule 3.09(a) sets forth the Permits held by the Company and its Subsidiaries from the FDA and similar foreign Governmental Bodies that are necessary for the manufacture and marketing of the Products.

(b)Except as set forth on Schedule 3.09(b), the Company and its Subsidiaries are, and have been since January 1, 2013, in compliance, in all material respects, with all applicable Laws and Orders. Since January 1, 2013 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of any Action or claim against it alleging any failure to comply in any material respect with any such Laws or Orders. No investigation by any Governmental Body with respect to the Company or any of its Subsidiaries is pending or, to the Company’s knowledge, threatened, and since January 1, 2013 through the date of this Agreement neither the Company nor any of its Subsidiaries has received any written notice of any such investigation.

(c)Except as set forth on Schedule 3.09(c), the Company and its Subsidiaries are, and have been since January 1, 2013, in compliance, in all material respects, with all Company policies with respect to personal data, data privacy, system privacy or security. Since January 1, 2013 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice of any Action or claim against it alleging any material breaches or violations of the Company’s or its Subsidiaries’ data or systems. No investigation by any Governmental Body with respect to the Company or any of its Subsidiaries is pending or, to the Company’s knowledge, threatened, related to any breaches or violations of the Company’s or its Subsidiaries’ data or systems, and since January 1, 2013 through the date of this Agreement neither the Company nor any of its Subsidiaries has received any written notice of any such investigation.

3.10    Tax Matters. Except as set forth on Schedule 3.10:

(a)Since January 30, 2012:

(i)The Company and its Subsidiaries have timely filed (taking into account applicable extensions of time to file) all Tax Returns that are required to be filed by them. All such Tax Returns are true, complete and correct in all material respects. The Company and its Subsidiaries have timely paid (taking into account applicable extensions of time to file) all Taxes, whether or not shown as due and owing on any Tax Returns, other than Taxes that are not yet due and payable or Taxes that are being contested in good faith and for which adequate provisions, accruals and reserves have been made on the Financial Statements in accordance with GAAP. No penalties or other charges are or will become due with respect to the late filing of any Tax Return or payment of any Tax of the Company or its Subsidiaries required to be filed or paid on or before the Closing Date.

(ii)The Company and its Subsidiaries have withheld, reported and paid to the appropriate Governmental Body all Taxes required to have been withheld, reported or paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other third party.

(iii)(A) No deficiency or proposed adjustment which has not been paid, settled or resolved for any amount of Tax has been asserted or assessed in writing by any Governmental Body against the Company or any of its Subsidiaries; (B) neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return requested outside of the ordinary course of business; (C) neither the Company nor any of its Subsidiaries has consented in writing to extend the time in which any material Tax may be assessed or collected by any Governmental Body, which extension is still in effect, and no such extension has been proposed or requested in writing; (D) there are no ongoing or pending or, to the knowledge of the Company, threatened in writing material Tax audits, examinations or claims by any Governmental Body against the Company or any of its Subsidiaries; and (E) no claim has been made by a Governmental Body in a jurisdiction where the Company or any of its Subsidiaries, respectively, does not file Tax Returns that the Company or any such Subsidiary is or may be subject to taxation by that jurisdiction.

(iv)Neither the Company nor any of its Subsidiaries has requested or received any letter ruling from the Internal Revenue Service or any comparable ruling from any other Governmental Body.

(v)The Company is, and has been, treated as a corporation for U.S. federal income tax purposes.

(vi)Neither the Company nor any of its Subsidiaries is, or has been, a party to any joint venture, partnership, other arrangement or contract that could be treated as a partnership for Tax purposes.

(vii)The Company is not, and has never been, a “United States real property holding corporation,” as such term is defined in Section 897(c) of the Code.

(b)The Company has delivered or made available to Buyer (i) true and complete copies of all U.S. federal income Tax Returns filed by or on behalf of the Company or any of its Subsidiaries for Tax periods ending after January 30, 2012, and (ii) all ruling requests, private letter rulings, closing agreements, settlement agreements and other similar arrangements or agreements sent or received for Tax periods ending after January 30, 2012 by the Company or any of its Subsidiaries relating to Taxes.

(c)Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, Tax sharing or Tax indemnity agreement, or other similar agreement (other than any such agreements that are customary (i) leases, (ii) credit agreements or (iii) other arrangements with customers or vendors of which Tax is not the principal subject matter). Neither the Company nor any of its Subsidiaries (i) has been a member of any consolidated, combined, unitary, aggregate or affiliated group for Tax purposes, other than a group the common parent of which was the Company or its Subsidiaries, or (ii) has any Liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Section 1.1502-6 of the Treasury Regulations (or any corresponding or similar provision of state, local or non-U.S. Law), as a transferee or successor, or by contract (other than any such contracts that are customary (i) leases, (ii) credit agreements or (iii) other arrangements with customers or vendors of which Tax is not the principal subject matter).

(d)Neither the Company nor any of its Subsidiaries is a party to any “listed transaction” as defined in Section 6707A(c)(2) of the Code and Section 1.6011-4(b)(b) of the Treasury Regulations.

(e)Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any Tax credit or item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) installment sale or open transaction disposition made prior to the Closing, (iii) prepaid amount received prior to the Closing, or (iv) “closing agreement” as described in Section 7171 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed prior to the Closing executed prior to the Closing.

(f)Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any Tax credit or item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) entered into or existing prior to the Closing.

(g)Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code since January 30, 2012.

(h)The Company and its Subsidiaries have disclosed on their relevant Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(i)There are no Tax Liens upon any property or assets of the Company or any of its Subsidiaries other than Permitted Liens.

(j)Taking into account net operating loss carryforwards from prior Tax years and current year losses for the Tax year that includes the Closing Date, the Company will have no less than $80 million in U.S. federal consolidated net operating loss carryforwards as of the Closing Date, determined (i) as if the Company’s Tax year ends on the Closing Date (and applying the interim closing of the books methodology described in Section 6.08(c)) and (ii) after taking into account all applicable Transaction Tax Deductions.

(k)Since January 30, 2012 there have been no changes in the ownership of the Company’s capital stock other than (i) stock issuances to certain employees of the Company and its Subsidiaries, which issuances, in the aggregate, represent less than 5% of the Company’s outstanding capital stock; (ii) stock redemptions from certain former employees of the Company and its Subsidiaries, which redemptions, in the aggregate, involved less than 5% of the Company’s outstanding capital stock; and (iii) a transfer by Bain Capital Fund X L.P. and certain co-investors of their capital stock in the Company to Bain Charger Holdings LP, which transfer did not change the indirect, beneficial ownership of the transferred stock.

(l)To the extent required by applicable Tax Laws, any related party transactions conducted by the Company or any of its Subsidiaries since January 30, 2012 have been on an arms-length basis in material compliance with Section 482 of the Code and related Treasury Regulations.

(m)Neither the Company nor any of its Subsidiaries (i) is a “passive foreign investment company” within the meaning of Section 1297 of the Code or (ii) has a permanent establishment (within the meaning of the Code or applicable Tax treaty) in a country other than the country under the laws of which such Company or Subsidiary is organized.

(n)No irrevocable power of attorney with respect to Taxes granted by the Company or any of its Subsidiaries is currently in effect.

3.11    Contracts.

(a)Except as set forth on Schedule 3.11, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to any:

(i)collective bargaining agreement with any labor union;

(ii)currently effective employment, separation pay, change in control, bonus, consulting or similar agreement with any employee or director or any healthcare provider providing for base compensation, severance or change in control payments in excess of $200,000 per annum that is not terminable by the Company or such Subsidiary upon notice of sixty (60) days or less and any currently effective severance agreement with any officer or director that provides for aggregate payments in excess of $200,000;

(iii)agreement under which the Company or one of its Subsidiaries has borrowed any money or issued any note, indenture or other evidence of Indebtedness or guaranteed Indebtedness or liabilities of others (other than intercompany Indebtedness solely among the Company and its Subsidiaries and guarantees of obligations of the Company or any of its Subsidiaries, in each case in the ordinary course of business);

(iv)any Intellectual Property Agreement;

(v)lease or other agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $250,000 that is not terminable by the Company or such Subsidiary upon notice of sixty (60) days or less;

(vi)lease or other agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, for which the annual rental exceeds $500,000 that is not terminable by the Company or such Subsidiary upon notice of sixty (60) days or less;

(vii)agreement with a Key Supplier;

(viii)agreement with a Key Payor;

(ix)agreement that restricts the Company or any of its Subsidiaries from freely engaging in any business anywhere in the world or that grants any exclusive rights to the Company, any of its Subsidiaries or any other party thereto;

(x)agreement entered into on or after January 26, 2012 relating to any acquisition or disposition by the Company of any other Person, all or substantially all of the assets, rights or properties of a Person or any merger, consolidation or similar business combination transaction;

(xi)agreement that involves any take-or-pay or requirements arrangement other than in the ordinary course of business;

(xii)agreement relating to any joint venture, partnership, profit sharing or similar arrangement;

(xiii)agreement involving any resolution or settlement of any actual or threatened Action involving the Company or its Subsidiaries involving outstanding payments by or to the Company or its Subsidiaries in excess of $100,000 or any ongoing requirements or restrictions on the Company or its Subsidiaries;

(xiv)except as already provided in Section 3.11(a)(ii), agreement for (A) financial advisory services (not related to acquisitions, divestitures or similar matters) where payments exceed $500,000 annually or (B) third party management services;

(xv)agreement under which future capital expenditures required to be made by the Company or any of its Subsidiaries exceed $500,000;

(xvi)agreement requiring the Company or any of its Subsidiaries to indemnify or hold harmless any Person, other than in the ordinary course of business consistent with past practice;

(xvii)agreement pursuant to which the Company or any of its Subsidiaries has granted or is required to grant any Person the right to bring infringement or otherwise enforce rights with respect to Company Intellectual Property;

(xviii)agreement under which the Company or any of its Subsidiaries has granted any Person a covenant not to sue under any material Company Intellectual Property, which agreement involves payments to the Company or any of its Subsidiaries in excess of $500,000 per annum;

(xix)agreement providing for royalties in excess of $500,000 per annum payable by or to the Company or its Subsidiaries to or from any Person (other than salaries and other amounts payable to employees, consultants and independent contractors not contingent on use of their work product) contingent on the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Company Intellectual Property by the Company or any of its Subsidiaries (in each case, other than agreements with customers entered into in the ordinary course of business);

(xx)agreement with any Governmental Body providing for payments by or to the Company or any of its Subsidiaries in excess of $2,000,000 annually;

(xxi)agreement with any third party distributors or sales agents where payments exceed $500,000 annually (other than Contracts with third party distributors or sales agents that can be terminated by the Company or its Subsidiaries on notice of sixty (60) days or less without liability);

(xxii)agreement that contains “earn-out” or other deferred purchase price obligations, in each case that are reasonably expected to result in payments, individually or in the aggregate, in excess of $500,000; or

(xxiii)agreement in writing to enter into any of the foregoing.

(b)Each of the agreements listed or required to be listed on Schedule 3.11 and each of the Leases is in full force and effect and is a valid, binding and enforceable obligation of the Company and its Subsidiaries, and, to the knowledge of the Company, each of the other parties thereto, and is not subject to any claims, charges, set-offs or defenses. Neither the Company nor any of its Subsidiaries, as applicable, is in material default (with or without notice or lapse of time or both), or, as of the date hereof, is alleged in writing by the counterparty thereto to have materially breached or to be in material default, under any Lease or any agreement listed or required to be listed on Schedule 3.11, and, to the knowledge of the Company, the other party to each Lease or each of the agreements listed or required to be listed on Schedule 3.11 is not in material default (with or without notice or lapse of time) thereunder. The Company has made available to Buyer complete and correct copies of all agreements required to be listed on Schedule 3.11 and all Leases, together with all modifications, amendments and supplements thereto. None of the agreements listed or required to be listed on Schedule 3.11 or any of the Leases have been canceled or otherwise terminated, and neither the Company nor its Subsidiaries has received any written notice from any Person regarding any such cancellation or termination.

3.12    Real and Personal Property; Sufficiency of Assets.

(a)Schedule 3.12(a) contains a complete and correct list of all real property leased, subleased or licensed by the Company and its Subsidiaries or with respect to which the Company and its Subsidiaries have the right to use, occupy or access pursuant to real property agreements, including easements, rights of way, railway agreements or other similar real property agreements (the “Leased Real Property”), and the agreements pursuant to which such Leased Real Property is leased, subleased or licensed (the “Leases”). The Company has made available to Buyer a true and complete copy of each of the Leases (including all amendments, modifications and supplements thereto). Except as set forth on Schedule 3.12(a), (i) no Person leases, subleases, licenses or otherwise has a right to use or occupy any of the Leased Real Property or Owned Real Property other than the Company or its Subsidiaries and (ii) neither the Company nor its Subsidiaries is a party to any agreement, right of first offer, right of first refusal or option with respect to the purchase or sale of any real property or interest therein.

(b)Schedule 3.12(b) contains a list of real property owned by the Company and its Subsidiaries (together with all buildings, improvements and fixtures thereon and appurtenances thereto, the “Owned Real Property”).

(c)Except as set forth on Schedule 3.12(c), the Company and its Subsidiaries own good, valid and marketable fee title to the Owned Real Property, and hold a good and valid leasehold interest in (or a valid right to use, occupy or access where applicable) all the Leased Real Property. The Owned Real Property and Leased Real Property are free and clear of all Liens, except for Permitted Liens. Neither the Company nor any of its Subsidiaries has received written notice of any condemnation proceeding or proposed Action or agreement for taking in lieu of condemnation, nor is any such proceeding, Action or agreement pending or, to the Company’s knowledge, threatened, with respect to any portion of any Owned Real Property, in each case, that is or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries as a whole or would reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the Transactions.

(d)The Company and its Subsidiaries own, have a valid leasehold interest in or right to use, as applicable, all material personal property used in its business, free and clear of all Liens, except for Permitted Liens.

(e)The tangible assets held by the Company and its Subsidiary are sufficient for the continued conduct of the businesses of the Company and its Subsidiaries after the Closing in substantially the same manner as conducted by the Company and its Subsidiaries prior to the date hereof and constitute all of the rights, property and assets (in each case, other than Intellectual Property) necessary to conduct the businesses of the Company and its Subsidiaries in the manner currently conducted by the Company and its Subsidiaries.

3.13    Intellectual Property.

(a)Schedule 3.13(a) sets forth a true, correct and complete list of all (i) Company Registered IP and (ii) unregistered Trademarks included in the Company Owned IP and material to the operation of the businesses of the Company and its Subsidiaries as currently conducted by the Company or one or more of its Subsidiaries. For each item of Company Registered IP, Schedule 3.13(a) lists (i) the record owner of such item, (ii) the jurisdiction in which such item is issued, registered or pending, (iii) the issuance, registration or application date and number of such item and (iv) with respect to Patents, (A) title of invention and (B) status of such Patents.

(b)All registration, maintenance and renewal fees currently due with respect to the Company Registered IP have been timely submitted to the United States Patent and Trademark Office (the “USPTO”) and the European Patent Office (the “EPO”), as applicable, and, to the knowledge of the Company, any other relevant Governmental Bodies and internet domain name registrars as required to maintain such Company Registered IP in full force and effect, and all documents, recordations and certificates currently due with respect to such Company Registered IP have been filed with the USPTO and the EPO, as applicable, and, to the knowledge of the Company, any other relevant Governmental Bodies and internet domain name registrars, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered IP and recording the Company’s ownership interests therein. There are no annuities, payments, fees, responses to office actions or other filings required to be made and having a due date with respect to any Company Registered IP within ninety (90) days after the date of this Agreement.

(c)The Company or one or more of its Subsidiaries owns or has a valid right or license to all Company Intellectual Property. The Surviving Corporation will own or possess sufficient rights to all Intellectual Property as of the Closing and immediately following the Closing that are necessary to the operation of the Company’s and its Subsidiaries’ respective businesses, as conducted as of the Closing by the Company and its Subsidiaries, as applicable.

(d)The Company or one or more of its Subsidiaries owns each item of Company Owned IP, free and clear of all Liens or similar restrictions of any kind or nature whatsoever (except for Permitted Liens or as set forth on Schedule 3.13(d)). Except as set forth on Schedule 3.13(d), all Company Registered IP is registered in the name of the Company or one or more of its Subsidiaries, and the Company shall, prior to the Closing, use commercially reasonable efforts to ensure that title in all Company Registered IP is properly recorded in the name of the Company or one or more of its Subsidiaries, as applicable.

(e)The rights, licenses and interests of the Company or any of its Subsidiaries in and to all Company Licensed IP are free and clear of all Liens or similar restrictions of any kind or nature whatsoever where such Liens or similar restrictions are the result of an action by the Company or any of its Subsidiaries, including the encumbrance of, or grant to a third party of any rights with respect to, the Company’s or any of its Subsidiaries’ right, license and interest in and to such Company Licensed IP, other than Permitted Liens and restrictions contained in the applicable agreements with the licensor of such Company Licensed IP.

(f)The Company, its Subsidiaries and their respective patent counsel have not knowingly made any material misrepresentations in the filings submitted to the applicable Governmental Bodies with respect to all Patents included in the Company Registered IP. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Company Registered IP.

(g)None of the activities or business currently conducted, or conducted since January 1, 2013, by the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property of any Person. The operation of the businesses of the Company and its Subsidiaries by Buyer (including the making, using, selling, offering for sale or importation of any products in the operation of the business of the Company and its Subsidiaries by Buyer or any of its Affiliates, distributors or customers) in a manner substantially similar to the manner in which the businesses were operated immediately prior to the Closing will not constitute infringement, misappropriation or violation of any Intellectual Property of any Person. The operation of the businesses of the Company and its Subsidiaries as currently proposed to be conducted by the Company or any of its Subsidiaries after the Closing will not constitute infringement, misappropriation or violation of any Intellectual Property of any Person. Neither the Company nor any of its Subsidiaries is subject to any Order which materially restricts or impairs the use of any Company Intellectual Property that is material to the operation of the Company’s and its Subsidiaries’ respective businesses.

(h)Except as set forth on Schedule 3.13(h), there is not now and has not been at any time since January 1, 2013 a pending or, to the knowledge of the Company, threatened claim in writing or Action by any Person asserting the alleged infringement, misappropriation or violation of any Intellectual Property of any Person by the Company or any of its Subsidiaries, and, to the knowledge of the Company, there is no basis for any such claim or Action. Neither the Company nor any of its Subsidiaries has received any written notice of any pending conflict with, or infringement, misappropriation or violation of the rights of any Person with respect to any Intellectual Property or with respect to any license of the Company Intellectual Property.

(i)Except as set forth on Schedule 3.13(i), there is not now and has not been at any time since January 1, 2013 a pending or, to the knowledge of the Company, threatened claim in writing or Action by any Person contesting the validity, ownership, enforceability or right of the Company or any of its Subsidiaries to exercise any Company Owned IP, including in the nature of being offered a license or covenant not to sue. Neither the Company nor any of its Subsidiaries has received any written notice from any Person challenging the validity, ownership, enforceability, or right of the Company or any of its Subsidiaries to use any of the Company Intellectual Property.

(j)Except as set forth on Schedule 3.13(j), to the knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement, misappropriation or violation of any Company Owned IP, by any Person, including any employee or former employee of the Company or any of its Subsidiaries, where such use, disclosure, infringement, misappropriation, or violation is material to the operation of the Company’s and its Subsidiaries’ respective businesses. Except as set forth on Schedule 3.13(j), since January 1, 2013, neither the Company nor any of its Subsidiaries has brought any Action for infringement or misappropriation of any Company Intellectual Property or breach of any Intellectual Property Agreement. Except as set forth on Schedule 3.13(j), since January 1, 2013, neither the Company nor its Subsidiaries has asserted rights in any of the Company Intellectual Property against any Person in any cease and desist letter or other notice, including in the nature of offering a license or covenant not to sue.

(k)Except as set forth on Schedule 3.13(k), to the knowledge of the Company, no employee of the Company or any of its Subsidiaries has entered into any contract that conflicts in any material way with the work for which the employee has been engaged by the Company or any of its Subsidiaries, as applicable, or requires the employee to transfer, assign, or disclose information concerning his or her work for the Company or any of its Subsidiaries to anyone other than the Company or one of its Subsidiaries, as applicable. With respect to inventions made by the Company or its Subsidiaries that, as of the Closing, are owned by the Company or one of its Subsidiaries, that have not yet been incorporated into patent applications or provisional applications, and for which the Company intends to submit a patent application or provisional application, neither the Company nor its Subsidiaries has disclosed such inventions without restriction on confidentiality and has not offered for sale products embodying the inventions, nor taken any other action that jeopardizes the Company’s or its Subsidiaries’ right to properly and timely file patent applications to cover such inventions, such that the Company or its Subsidiaries would be prevented from obtaining valid Patents to cover such inventions.

(l)To the knowledge of the Company, no current or former employee, consultant or independent contractor of the Company or any of its Subsidiaries (i) is in violation of any (1) material term or covenant of any contractual obligation relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other contractual obligation with the Company or any of its Subsidiaries, as applicable, or (2) any material term or covenant or any contractual obligation relating to nondisclosure, a Restrictive Covenant or other obligation or fiduciary duty or other legal duty under any Law for the benefit of any former employer of such employee, consultant or contractor, by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or any of its Subsidiaries or using Trade Secrets or proprietary information of others for the benefit of the Company or any of its Subsidiaries without permission, or (ii) with respect to employees only, has developed any technology, software or other copyrightable, patentable or otherwise proprietary work in the course of such employee’s employment with the Company or any of its Subsidiaries that is subject to any contract with a third party under which such employee has assigned or otherwise granted to any such third party any rights (including Intellectual Property rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

(m)The Company and each of its Subsidiaries have taken commercially reasonable measures to protect and preserve the confidentiality of Trade Secrets and material Confidential Information included in the Company Intellectual Property. All use, disclosure, or appropriation of Trade Secrets or material Confidential Information by or to any Person has been pursuant to the terms of a written contractual obligation between the Company or one or more of its Subsidiaries, as applicable, and such Person. Since January 1, 2013, all employees, consultants and independent contractors of the Company and its Subsidiaries who are named inventors on any patent application filed since January 1, 2013 or who have made substantial contributions to the conception, reduction to practice, creation or development of any Company Owned IP and who have had access to Trade Secrets and material Confidential Information that is Company Intellectual Property have executed and delivered to the Company or one of its Subsidiaries a contract regarding the protection of such Trade Secret or material Confidential Information.

(n)No item of Company Registered IP has been held to be invalid or unenforceable in a court decision that is unappealed or unappealable by the Company. The Company Registered IP is, to the knowledge of the Company, valid and subsisting (or in the case of applications, applied for).

(o)Except as set forth on Schedule 3.13(o), no issued Patents and pending patent applications that are Company Owned IP has been since January 1, 2013 or is now involved in any interference, reissue, reexamination, opposition, inter partes review, covered business method review, post-grant review, or other post-grant proceeding. Except as set forth on Schedule 3.13(o), no Trademark that is Company Owned IP has been since January 1, 2013 or is now involved in any opposition, invalidation, cancellation, or other administrative proceeding. Neither the Company nor any of its Subsidiaries is undertaking, or contemplating the undertaking of, any interference, reissue, reexamination, opposition, inter partes review, covered business method review, post-grant review, invalidation, cancellation, or other administrative proceeding with respect to Intellectual Property of any Person.

(p)Except as set forth on Schedule 3.13(p), since January 1, 2013, no government funding, facilities or resources of a university, college, other educational institution or research center or funding from any Persons was used in the development of any Company Owned IP and no Governmental Body, university, college, other educational institution or research center has any claim or right in or to such Company Owned IP. No rights have been granted to any Governmental Body with respect to any services or products, or under any Company Owned IP, other than substantially the same standard commercial rights as are granted by the Company or one or more of its Subsidiaries to commercial end users of the Company’s and its Subsidiaries’ services and products in the ordinary course of business consistent with past practices. To the knowledge of the Company, since January 1, 2013, no employee, consultant or independent contractor of the Company or any of its Subsidiaries who was involved in, or who contributed to, the creation or development of any Company Owned IP: (i) has performed services for the government, a university, college or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or its Subsidiaries or (ii) was or is operating under any grants from any Governmental Body, agency, or private source or subject to any employment agreement in invention assignment or nondisclosure agreement or other obligations with any Person that could adversely affect the Company’s or any of its Subsidiaries’ rights in any Company Owned IP.

(q)Neither the Company nor any of its Subsidiaries is now or has ever been a member or promoter of, or a contributor to, any industry standards body or any similar organization that could reasonably be expected to require or obligate the Company or any of its Subsidiaries to grant or offer to any other Person any license or right to any Company Owned IP.

(r)Schedule 3.13(r) (i) lists all software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), the Apache License, and any license meeting the Open Source Definition (as promulgated by the Open Source Initiative (www.opensource.org)) or the Free Software Definition (as promulgated by the Free Software Foundation (www.fsf.org))) (“Open Source Materials”) that is incorporated into, combined or distributed with, or used by the Company or any of its Subsidiaries in connection with, any product and (ii) describes the manner in which such Open Source Materials were so incorporated into, combined or distributed with, or used by the Company or any of its Subsidiaries in connection with the product, and identifies for each such item of Open Source Materials (A) the applicable open source license, (B) the applicable product(s), and (C) whether or not the item was modified by or on behalf of the Company or any of its Subsidiaries.

(s)With respect to Open Source Materials that are or have been incorporated into, combined or distributed with, or used by the Company or any of its Subsidiaries in connection with any software distributed by the Company or any of its Subsidiaries, neither the Company nor its Subsidiaries are in violation of any obligation or condition of the applicable licenses for such Open Source Materials, including attribution and copyright notice requirements. Except as set forth on Schedule 3.13(s), there are no Open Source Materials incorporated into, combined or distributed with, or used by the Company or any of its Subsidiaries in connection with any product or other Company Intellectual Property in such a way that grants, or purport to grants, to any Person, any rights or immunities thereunder (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

3.14    Employees.

(a)The Company has made available to Buyer a true and correct list of all employees of the Company and its Subsidiaries as of February 9, 2016, along with, as of such date, position, date of hire, work location (including country of employment), annual compensation and treatment by the Company or its applicable Subsidiary for wage and hour purposes, and accrued but unused sick, vacation or other paid leave (collectively, “PTO”) (the “Employee Census”). At least ten (10) Business Days prior to Closing, the Company shall provide Buyer with an updated Employee Census.

(b)The Company has made available to Buyer a true and correct list of all independent contractors currently performing services for the Company or its Subsidiaries as of February 11, 2016 involving payments in excess of $75,000 during the trailing 12-month period ending on the date of the Latest Balance Sheet, including, as of such date, position and/or function and treatment by the Company or its applicable Subsidiary for wage and hour purposes (the “Non-Employee Service Provider Census”). At least ten (10) Business Days prior to

Closing, the Company shall provide Buyer with an updated Non-Employee Service Provider Census.

(c)The Company and its Subsidiaries are, and since January 1, 2013, have been, in compliance, in all material respects, with all applicable Laws relating to labor and employment matters, including fair employment practices, equal employment opportunity, terms and conditions of employment, consultation with employees, immigration, wages, hours, social contributions, compensation, workers’ compensation, classification, employee leaves, data protection, privacy, occupational safety and health, collective or mass layoffs, plant closing and changes in operations. Except as set forth on Schedule 3.14(c), neither the Company nor its Subsidiaries has (i) taken any action within the past three (3) years requiring notice to employees or any other obligations under the Worker Adjustment Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar state, local or foreign Law or (ii) incurred any Liability or obligations under the WARN Act or any similar state, local or foreign Law that remains unsatisfied and no such action will be implemented prior to the Closing.

(d)Except as set forth on Schedule 3.14(d), (i) there is no labor strike, slowdown, work stoppage, lockout, or material labor dispute pending, or, to the knowledge of the Company, threatened against the Company or its Subsidiaries, nor has there been any such action or event during the three (3) years prior to the date of this Agreement; (ii) the Company and its Subsidiaries is not a party to, bound by or in the process of negotiating any labor, collective bargaining, works council or similar agreement; (iii) there are no material employment-related Actions pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries and relating to any current or former employee or independent contractor of the Company or its Subsidiaries (relating to their services for or relationship with the Company or its Subsidiaries); and (iv) none of the employees of the Company or its Subsidiaries is represented by any labor union, works council or similar organization with respect to their employment with the Company or its Subsidiaries and, to the knowledge of the Company, there are not, as of the date hereof, any union organizing activities, either by or on behalf of any employee or union or similar labor organization with respect to employees of the Company or its Subsidiaries. There is no union, works council, employee representative group or other labor organization which, pursuant to applicable Law or any agreement, must be notified, consulted or with which negotiations need to be conducted in connection with the Transactions.

(e)Except as set forth on Schedule 3.14(e), to the knowledge of the Company (without any duty of inquiry), no executive officer of the Company or its Subsidiaries (i) is subject to any Restrictive Covenant with any other Person that could materially restrict the present business activities of the Company and its Subsidiaries or (ii) is in violation of any common law nondisclosure obligation or fiduciary duty relating to the ability of such individual to work for the Company or its Subsidiaries or the use of trade secrets and proprietary information.

3.15    Employee Benefit Plans.

(a)Schedule 3.15(a) contains a true, complete and correct list of all Benefit Plans. The Company has delivered or made available to Buyer true, complete and correct copies

(b) of (i) each current U.S. Benefit Plan document (including all amendments thereto) or written description of each material U.S. Benefit Plan that is not otherwise in writing; (ii) the most recent annual reports on Form 5500 and all schedules thereto filed with respect to each U.S. Benefit Plan, to the extent applicable; (iii) the most recent summary plan description, and summary of material modifications provided to participants for each U.S. Benefit Plan, to the extent applicable; (iv) each current trust agreement, material insurance contract or policy, group annuity contract and any other material funding arrangement relating to any Benefit Plan, to the extent applicable; (v) the most recent actuarial report, financial statement or valuation report, to the extent applicable; (vi) the most recent U.S. Internal Revenue Service favorable opinion or determination letter, to the extent applicable; (vii) all material correspondence to or from any Governmental Body in the past three (3) years relating to any Benefit Plan; and (viii) all discrimination tests for each U.S. Benefit Plan for the three (3) most recent plan years, to the extent applicable.

(c)Each Benefit Plan is and, to the Company’s knowledge, has at all times been operated and administered in accordance in all material respects with its terms and in compliance in all material respects with applicable Law, including ERISA and the Code.

(d)With respect to the Benefit Plans, (i) all material contributions required to have been made by the Company or any of its Subsidiaries under the terms of such Benefit Plan, any related insurance contract or any applicable Law have been timely made, (ii) there are no Actions pending or, to the Company’s knowledge, threatened that are or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole or that would reasonably be expected, individually or in the aggregate, to prevent or materially delay the consummation of the Transactions other than routine claims for benefits, including any audit or investigation by any Governmental Body, and (iii) there have been no “prohibited transactions” (as that term is defined in Section 406 of ERISA or Section 4975 of the Code) that would result in material Liability to the Company and its Subsidiaries. None of the Benefit Plans obligates the Company or its Subsidiaries to provide a current or former employee (or any dependent thereof) any material life insurance or material medical or health benefits after his or her termination of employment with the Company or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state or local Law.

(e)Each Pension Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a determination letter from the U.S. Internal Revenue Service that such Pension Plan is so qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code, and, to the knowledge of the Company, no condition exists that would be expected to adversely affect such qualification.

(f)None of the U.S. Benefit Plans is, and neither the Company nor any of its Subsidiaries has an obligation to contribute to or other liability under or with respect to, (i) a “single employer plan” (as such term is defined in Section 4001(a)(15) of ERISA) subject to Section 412 of the Code or Title IV of ERISA; (ii) a “multiple employer plan” or “multiple employer welfare arrangement” (as such terms are defined in ERISA); (iii) a Multiemployer Pension Plan, (iv) voluntary employees’ beneficiary association under Section 501(c)(9) of the Code, or (v) organization or trust described in Section 501(c)(17) or 501(c)(20) of the Code.

There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability that would be a material Liability of the Company or any of its Subsidiaries following Closing.

(g)Neither the Company nor any of its Subsidiaries has used the services or workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors to an extent that would reasonably be expected to result in the classification of such individuals as “employees” and the disqualification of any of the Benefit Plans or the imposition of material penalties or excise Taxes with respect to the Benefit Plans by the Internal Revenue Service, the United States Department of Labor or the Pension Benefit Guaranty Corporation.

(h)With respect to each Foreign Benefit Plan: (i) such Foreign Benefit Plan is in compliance in all material respects with the applicable provisions of the Laws of each jurisdiction in which such Foreign Benefit Plan is established; (ii) all material contributions to, and material payments from, such Foreign Benefit Plan which have been required to be made by the Company or its Subsidiaries in accordance with the terms of such Foreign Benefit Plan, and, when applicable, the Laws of the jurisdiction in which such Foreign Benefit Plan is maintained, have been timely made or will be made by the Closing Date, and all such material contributions to such Foreign Benefit Plan, and all material payments under such Foreign Benefit Plan, for any period ending before the Closing Date that are not yet, but will be, required to be made, are reflected as an accrued Liability on the applicable financial records and statements; (iii) the Company and its Subsidiaries have complied in all material respects with all applicable reporting and notice requirements, and such Foreign Benefit Plan has obtained from the Governmental Body having jurisdiction with respect to such Foreign Benefit Plan any required determinations, if any, that such Foreign Benefit Plan is in material compliance with the Laws of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Benefit Plan; (iv) such Foreign Benefit Plan has been administered at all times in all material respects in accordance with its terms and applicable Laws; (v) there are no pending investigations by any Governmental Body involving such Foreign Benefit Plan, and no pending claims (except for claims for benefits payable in the normal operation of such Foreign Benefit Plan), or Actions against such Foreign Benefit Plan or asserting any rights or claims to benefits under such Foreign Benefit Plan; (vi) the consummation of the Transactions will not by itself create or otherwise result in any material Liability with respect to such Foreign Benefit Plan; and (vii) except as required by applicable Laws and as disclosed on Schedule 3.15(g), no condition exists that would prevent the Company and its Subsidiaries from terminating or amending any Foreign Benefit Plan at any time for any reason in accordance with the terms of each such Foreign Benefit Plan without the payment of any material fees, costs or expenses (other than the payment of benefits accrued on the applicable balance sheet and any normal and reasonable expenses typically incurred in a termination event). No Foreign Benefit Plan has unfunded material Liabilities that will not be offset by insurance or that are not fully accrued on the applicable financial statements. Each Foreign Benefit Plan that is intended to qualify for tax-preferential treatment under applicable Laws so qualifies and has received, where required, approval from the applicable Governmental Body that it is so qualified and no event has occurred or circumstance exists that would reasonably be expected to give rise to disqualification or loss of tax-preferential treatment, in each case, except as would not result in material liability to the Company or its Subsidiaries taken as a whole.

(i)The Company and its Subsidiaries have timely made in all material respects the contributions required to be made by them with respect to employees located outside the United States to any plan that is sponsored by or to which contributions are mandated by a Governmental Body.

(j)Except as set forth on Schedule 3.15(i) or as required by applicable Law, neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the Transactions will (whether alone or in combination with any other event, but where such event alone would not result in the following) (excluding any agreement contract, arrangement or plan entered into by, or at the direction of, Buyer or its Affiliates): (i) accelerate the time of payment or vesting of benefits, or increase the benefits or the amount of compensation payable under any Benefit Plan, (ii) trigger any funding obligation under any Benefit Plan or (iii) result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
3.16    Insurance. Schedule 3.16 sets forth each material insurance policy maintained by or on behalf of the Company and its Subsidiaries on their properties, assets, products, business or personnel, true and complete copies of which have been made available to Buyer. With respect to each such insurance policy: (a) the policy is legal, valid, binding, enforceable on the Company or its Subsidiaries, as applicable, and in full force and effect, and all premiums with respect thereto have been paid, and no notice of cancellation, termination or denial or reduction of coverage or material premium increase has been received with respect to any such insurance policy, (b) neither the Company nor any of its Subsidiaries is in breach or default under, nor has it taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute a breach or default under, or permit cancellation, termination, denial or reduction of coverage or material premium increase with respect to such policy, and to the Company’s knowledge no insurer has threatened the same, (c) none of the Company or its Subsidiaries has received a notice of non-renewal from any of its insurers and (d) neither the Company nor any of its Subsidiaries has made any claim under any such insurance policies as to which coverage has been disputed in writing (other than reservation of rights letters) by the applicable insurers. Except as set forth on Schedule 3.16, neither the Company nor its Subsidiaries has any self-insurance or co-insurance programs.

3.17    Environmental Matters.

a.Except as set forth on Schedule 3.17:

(i)The Company and each of its Subsidiaries are, and have since January 30, 2012 been, in compliance in all material respects with all Environmental Laws, which compliance has included obtaining and maintaining all Permits required under Environmental Laws that are or would reasonably be expected to be, individually or in the aggregate, material to the operations of the Company and its Subsidiaries taken as a whole.

(ii)Neither the Company nor any of its Subsidiaries has since January 30, 2012 received written notice from any Governmental Body or any other person regarding any actual or alleged violation of or Liability under Environmental Laws, or regarding Hazardous Substances, that is or would reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole and, to the knowledge of the Company, neither the Company nor any of its Subsidiaries is subject to an investigation relating to any such matters that would reasonably be expected, individually or in the aggregate, to result in material Liability on the part of the Company or any of its Subsidiaries.

(iii)No Hazardous Substance has been released by or on behalf of the Company or its Subsidiaries at any Leased Real Property, Owned Real Property or at any other location, in each case in violation of, or in a manner that has resulted in or could reasonably be expected to result in a reporting obligation pursuant to applicable Environmental Law or in Liability under any Environmental Law, except for such violation, reporting obligation or Liability that is not or would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.

(iv)Neither the Company nor any of its Subsidiaries is subject to judicial or administrative Actions or any Order pursuant to applicable Environmental Law or with respect to Hazardous Substances.

(b)The Company has made available to the Buyer copies of (i) all environmental site assessment reports and other material environmental documents in its possession pertaining to the property or business of the Company or its Subsidiaries, (ii) all Orders that are still in effect with respect to Environmental Law or Hazardous Substances and (iii) material documents relating to any pending matters to the extent relating to actual or alleged Liability under or violations by the Company or its Subsidiaries of Environmental Law, including with respect to Hazardous Substances.

3.18    Affiliated Transactions. Except as set forth on Schedule 3.18, no officer, director, manager, member, partner, Stockholder or Optionholder of the Company or any of its Subsidiaries or any Affiliate or immediate family member of any such officer, director, manager, member, partner, Stockholder or Optionholder (a) is a party to any agreement or transaction with the Company or its Subsidiaries, other than (i) loans and other extensions of credit to directors and officers of the Company and its Subsidiaries for travel, business or relocation expenses or other employment-related purposes in the ordinary course, (ii) customary employment arrangements in the ordinary course of business and (iii) the Benefit Plans, (b) has any direct or indirect interest or right in any property or right, tangible or intangible, used by the Company or its Subsidiaries or (c) owns, directly or indirectly, any material interest in, or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as a supplier or customer of the Company or any of its Subsidiaries.

3.19    Broker Fees. Except as set forth on Schedule 3.19, there is no investment banker, broker, finder or other such intermediary that has been retained by, or has been authorized to act on behalf of, the Company or any Subsidiary and is entitled to a fee or commission in connection with the Transactions from the Company or any Subsidiary of the Company.

3.20    Key Customers/Payors and Suppliers
.
(a)Neither the Company nor its Subsidiaries have any outstanding material disputes concerning its products or services with any customer or distributor that, in the fiscal year ended April 24, 2015, was one of the twenty (20) largest sources of revenues for the Company and its Subsidiaries on a consolidated basis, based on amounts paid or payable (each, a “Key Payor”), and, to the Company’s knowledge, no Key Payor has any material dispute with the Company or its Subsidiaries. Schedule 3.20(a) sets forth a complete and correct list of each Key Payor. Neither the Company nor its Subsidiaries have received any information that any Key Payor (i) intends to cease conducting, or materially decrease conducting, business with the Company or its Subsidiaries or (ii) intends to terminate its existing relationship with the Company or its Subsidiaries.

(b)Neither the Company nor its Subsidiaries have any material disputes concerning any products and/or services provided by any supplier or vendor who, in the fiscal year ended April 24, 2015, was one of the twenty (20) largest suppliers of products and/or services to the Company and its Subsidiaries on a consolidated basis, based on amounts paid or payable (each, a “Key Supplier”), and, to the Company’s knowledge, no Key Supplier has any material dispute with the Company or its Subsidiaries. Schedule 3.20(b) sets forth a correct and complete list of each Key Supplier. Neither the Company nor its Subsidiaries have received any information that any Key Supplier (i) intends to cease conducting, or materially decrease conducting, business with the Company or its Subsidiaries, (ii) intends to terminate its existing relationship with the Company or its Subsidiaries or (iii) intends to materially increase the prices charged to the Company or any of its Subsidiaries in a manner that is inconsistent with the terms of its existing supply agreement with the Company or any of its Subsidiaries.

3.21    Regulatory Matters.

(a)Except as set forth on Schedule 3.21(a), since January 30, 2012, the Company and each of its Subsidiaries is and has been conducting its business, and the Products are being and have been developed, tested, manufactured, packaged, labeled, distributed, promoted, stored, sold, marketed, imported and exported in material compliance with all applicable Health Care Laws.

(b)Except as set forth on Schedule 3.21(b), since January 30, 2012, neither the Company nor any of its Subsidiaries has received any notification of any pending or, to the knowledge of the Company, threatened (i) Action, claim or Order alleging potential or actual non-compliance with any Health Care Laws; or (ii) non-ordinary course audit, inspection or investigation by any Governmental Body.

(c)Except as set forth on Schedule 3.21(c), since January 30, 2012, no Product distributed or sold by or on behalf of the Company or any Subsidiary of the Company has been seized, withdrawn, recalled, detained or subject to a suspension of manufacturing and there are, to the knowledge of the Company, no facts or circumstances reasonably likely to cause the seizure, denial, withdrawal, recall, detention, field notification, field correction, safety alert or suspension of manufacturing relating to any such Product. No Actions in the United States or any other jurisdiction seeking the withdrawal, recall, correction, suspension, import detention or seizure of any such product are pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary.

(d)Except as set forth on Schedule 3.21(d), since January 30, 2012, neither the Company nor any of its Subsidiaries have received any notice that any Healthcare Regulatory Authority or other Governmental Body has (i) commenced, or threatened to initiate, any Action, claim or Order to withdraw a premarket clearance or premarket approval or investigational device exemption of any Product or Product candidate, (ii) commenced, or threatened to initiate, any Action, claim or Order to enjoin manufacture or distribution of any Product or Product candidate; or (iii) commenced, or threatened to initiate any Action, claim or Order to change the labeling or classification of any Product or Product candidate.

(e)Except as set forth on Schedule 3.21(e), since January 30, 2012, neither the Company nor any of its Subsidiaries has received or been subject to any Action, notice, warning, administrative proceeding, review or investigation by a Healthcare Regulatory Authority that alleges or asserts that the Company or any Subsidiary has violated any applicable Health Care Laws or which requires or seeks any adjustment, modification or alteration in the Products or the Company’s manufacturing or distribution processes or procedures, including any FDA Form 483, FDA warning letter or untitled letter or any similar notices.

(f)The current manufacturing operations conducted by or, to the knowledge of the Company, on behalf of the Company or any of its Subsidiaries is conducted in material compliance with applicable Health Care Laws, including the provisions of the FDA’s current good manufacturing practice regulations at 21 C.F.R. Part 820 for Products sold in the United States and similar federal, state, local or foreign requirements for the manufacture of the Products.

(g)Except as set forth on Schedule 3.21(g), neither the Company nor any of its Subsidiaries is or has been, since January 30, 2012, subject to any corporate integrity agreements, non-prosecution agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, or similar agreements with or imposed by any Governmental Body. To the knowledge of the Company, no Person has filed or has threatened to file against any of the Company or any of its Subsidiaries, any Action, claim or Order under any federal or state whistleblower statute or equivalent law in the applicable jurisdiction, including under the False Claims Act, 31 U.S.C. §§ 3729-3733.

(h)None of the Company, its Subsidiaries, any of their directors or officers or, to the knowledge of the Company, any of their employees or agents (i) is or has been debarred under 21 U.S.C. § 335a or excluded pursuant to 42 U.S.C. § 1320a-7, or equivalent actions under Health Care Laws in any jurisdiction (ii) has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in debarment under 21 U.S.C. § 335a or exclusion pursuant to 42 U.S.C. § 1320a-7 or equivalent actions under Health Care Laws in any jurisdiction or (iii) has been convicted of, charged with or investigated for any violation of Law related to fraud, theft, embezzlement, breach of fiduciary duty, financial misconduct, controlled substances or obstruction of an investigation. No such debarment, disqualification, suspension, penalty, exclusion, investigation or conviction set forth in (i) through (iii) is pending or, to the knowledge of the Company, threatened.

(i)The Company and its Subsidiaries have timely filed all material reports, statements, documents, registrations, filings, amendments, supplements and submissions required to be filed by it under applicable Health Care Laws. To the knowledge of the Company, (i) each such filing was true, complete and correct in all material respects as of the date of submission, or were corrected in or supplemented by a subsequent filing, and (ii) any material and legally necessary or required updates, changes, corrections, amendments, supplements or modifications to such filings have been submitted to the applicable Healthcare Regulatory Authority or other Governmental Body.

3.22    Product Liability. Since January 1, 2013, neither the Company nor any of its Subsidiaries has received a claim for or based upon breach of product warranty or product specifications or any other allegation of Liability resulting from the sale of products or the provision of services of the Company or any of its Subsidiaries, in each case, which resulted in greater than $100,000 of liability to the Company and its Subsidiaries. The Products sold and delivered or services rendered by the Company or any of its Subsidiaries have, since January 1, 2013, complied in all material respects with all contractual requirements, covenants or express or implied warranties applicable thereto and are not subject to any term, condition, guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale for such products and services, true and complete copies of which have previously been made available to Buyer.

3.23    OFAC. None of the Company or its Subsidiaries or, to the knowledge of the Company, any stockholder, director or officer of any of the Company or its Subsidiaries is currently subject to any sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Stockholders and Optionholders will not directly or indirectly use the Closing Common Stock Per Share Merger Consideration, the Final Common Stock Per Share Merger Consideration, the Closing Option Per Share Merger Consideration or the Final Option Per Share Merger Consideration, as applicable, or lend, contribute or otherwise make available such proceeds to any Affiliate, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any such sanctions. There is no pending or, to the knowledge of the Company, threatened Action against, or investigation by a Governmental Body of, the Company or its Subsidiaries, nor is there any Order imposed (or, to the knowledge of the Company, threatened to be imposed) upon the Company or its Subsidiaries by or before any Governmental Body, in each case, in connection with an alleged violation of applicable Law relating to the import or export of data, goods or services to any foreign jurisdiction against which the United States or United Nations maintains sanctions or export controls, including applicable regulations of the U.S. Department of Commerce, the U.S. Department of State and OFAC.

3.24    Anti-Corruption Laws. The Company is aware of the current provisions of the U.S. Foreign Corrupt Practices Act and its purposes, and any other anti-corruption law applicable in a jurisdiction in which the Company and its Subsidiaries conduct or may have conducted business (collectively, the “Applicable Anti-Corruption Laws”) as well as the Applicable Customs & International Trade Laws, and none of the Company or its Subsidiaries has since January 30, 2012, directly or indirectly, violated any Applicable Anti-Corruption Law or any Applicable Customs & International Trade Laws. Neither the Company, its Subsidiaries nor any of their respective officers, directors, employees, agents, stockholders, distributors or sales representatives has since January 30, 2012 made, directly or indirectly, any payment, loan or gift (or any offer, promise or authorization of any such payment, loan or gift) of any money or anything of value to or for the use of any Person under circumstances in which any of them knows or has pursuant to the standard of care of any Applicable Anti-Corruption Laws applicable in the given case reason to know that all or any portion of such money or thing of value has been offered, given or promised, directly or indirectly, to said Person for the purpose of inducing the Person to do any act or make any decision in his or her or its official capacity (including a decision to fail to perform his or her or its official function) or use his or her or its influence with a Governmental Body (or commercial enterprise under such Applicable Anti-Corruption Laws prohibiting commercial bribery) thereof in order to affect any act or decision of such Governmental Body or commercial enterprise or to assist either party in obtaining or retaining the business of the Company or its Subsidiaries. To the knowledge of the Company, since January 30, 2012, there has been no investigation or Action relating to any violation of Applicable Anti-Corruption Laws or Applicable Customs & International Trade Laws by the Company, its Subsidiaries or any of their respective directors, officers, employees, agents, stockholders, distributors or sales representatives. Since January 30, 2012, none of the Company or its Subsidiaries has sold or delivered directly or, to the knowledge of the Company, indirectly any products or technology to Cuba, Iran, North Korea, North Sudan or Syria in violation of applicable Law.

3.25    Money Laundering Laws. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Body (collectively, the “Money Laundering Laws”) and no Action by or before any court or Governmental Body or any arbitrator involving the Company or its Subsidiaries, with respect to the Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

3.26     No Additional Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided, including pursuant to Section 5.02, to Buyer or its Affiliates or Advisors.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

Buyer and Merger Sub represent and warrant to the Company as follows:
4.01    Organization and Power. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Michigan, and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, in each case, with full power and authority to execute and deliver this Agreement and each other

Transaction Document to which they are or will be a party and perform all of its obligations hereunder and thereunder and to consummate the Transactions.

4.02    Authorization; No Breach.

(a)The execution, delivery and performance of this Agreement by each of Buyer and Merger Sub and the consummation of the Transactions have been duly and validly authorized by all requisite corporate action by Buyer and Merger Sub, and no other corporate proceedings on the part of each of Buyer or Merger Sub are necessary to authorize the execution, delivery or performance of this Agreement by Buyer or Merger Sub. This Agreement has been, and each other Transaction Documents to which they will be a party will be, duly executed and delivered by each of Buyer and Merger Sub, and, assuming that this Agreement and each other Transaction Document to which it is a party is a valid and binding obligation of the Company and/or the other parties thereto, will constitute a valid and binding obligation of each of Buyer and Merger Sub, enforceable against Buyer and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights or to general principles of equity.

(b)Assuming receipt of and subject to the HSR Approval and the approvals required in connection with the Foreign Filings, the execution, delivery and performance by Buyer and Merger Sub of this Agreement, the other Transaction Documents to which it is or will be a party and the consummation of the Transactions, do not and will not: (i) conflict with or violate the respective certificate of incorporation or bylaws (or equivalent organizational documents) of Buyer or Merger Sub; (ii) conflict with or violate any Law or Order applicable to Buyer or Merger Sub or by which any property, right or asset of Buyer or Merger Sub is bound; (iii) result in any breach of or constitute a default under any material agreement, whether oral or written, to which Buyer or Merger Sub is a party; or (iv) cause the suspension or revocation of any Permit held by Buyer or Merger Sub, except for any such breaches or violations that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Buyer or Merger Sub to consummate the Transactions.

4.03    Governmental Bodies; Consents. Each of Buyer and Merger Sub is not required to file, seek or obtain any notice, authorization, approval, Order, Permit or consent of or with any Governmental Body in connection with the execution, delivery and performance by it of this Agreement, the other Transaction Documents to which it is or will be a party and the consummation of the Transactions, except (a) any filings required to be made under the HSR Act and the Foreign Filings, (b) such filings as may be required by any applicable federal or state securities or “blue sky” Laws, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or (d) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Buyer or Merger Sub to consummate the Transactions.

4.04    Litigation. As of the date of this Agreement, there are no Actions pending or, to Buyer’s or Merger Sub’s knowledge, threatened against or affecting Buyer, Merger Sub or any of their respective Affiliates at law or in equity, or before or by any Governmental Body, that will materially adversely affect Buyer’s or Merger Sub’s performance under this Agreement or the consummation of the Transactions.

4.05    Broker Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer, Merger Sub or any of their respective Affiliates that might be entitled to any fee or commission in connection with the Transactions.

4.06    Investment Representation; Investigation. Buyer is acquiring the capital stock of the Surviving Corporation for its own account with the present intention of holding the capital stock of the Surviving Corporation for investment purposes and not with a view to, or for sale in connection with, any distribution of such securities in violation of any federal or state securities Laws. Each of Buyer and Merger Sub is an “accredited investor” within the meaning of Regulation D promulgated pursuant to the Securities Act of 1933, as amended.

4.07    Board Approvals

(a)    The board of directors of Buyer, by resolutions duly adopted by written consent or at a meeting duly called and held, has approved the Transactions, including the Merger. No other corporate proceedings on the part of Buyer are necessary to authorize the Transactions.

(b)    The board of directors of Merger Sub has duly (i) determined that this Agreement and the Merger are advisable and in the best interests of Merger Sub and its stockholder and (ii) approved this Agreement and the Merger. Except for the consent of the sole stockholder of Merger Sub, no other corporate proceedings on the part of Merger Sub are necessary to authorize the Transactions.

4.08    Vote Required. The sole stockholder of Merger Sub has, as of the signing of this Agreement, approved and adopted this Agreement. No other vote of the holders of any class or series of capital stock of Buyer or Merger Sub is required to adopt this Agreement and approve the Transactions.

4.09    Financial Capability. Buyer has, and shall have available at, and at all times prior to the Closing, sufficient financial resources, including access to financing, to pay all obligations of Buyer and Merger Sub hereunder, including (i) the amounts payable pursuant to Section 2.02(a), including amounts owing pursuant to the outstanding amount of Closing Indebtedness and Transaction Expenses, and (ii) all of the out-of-pocket costs of Buyer and Merger Sub arising from the consummation of the Transactions. Buyer and Merger Sub acknowledge and agree that their obligations hereunder are not subject to any conditions regarding Buyer’s, Merger Sub’s, their Affiliates’ or any other Person’s ability to obtain any financing for the consummation of the Transactions.

4.10    Solvency. Assuming satisfaction of the conditions set forth in Section 7.02, immediately after giving effect to the Transactions, Buyer and each of its Subsidiaries (including the Surviving Corporation), will be able to pay their respective debts as they become due and will own property that has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities).

Assuming satisfaction of the conditions set forth in Section 7.02, immediately after giving effect to the Transactions, Buyer and each of its Subsidiaries (including the Surviving Corporation) will have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Buyer or its Subsidiaries (including the Surviving Corporation).

4.11    Operation of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than in connection with its organization and formation, its execution and delivery of this Agreement and the other Transaction Documents or its performance of its obligations hereunder and thereunder or in furtherance of the Transactions. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Buyer and/or one or more of its direct or indirect wholly owned Subsidiaries. Except and as expressly authorized by written consent of the Company, neither Buyer nor Merger Sub, or any of their respective Affiliates, is a party to any contract or agreement, or has made or entered into any formal or informal arrangements or other understandings (whether or not binding), with any stockholder, director, officer or other Affiliate of the Company or any of its Subsidiaries relating to, or entered into in connection with, the Transactions.

4.12    No Additional Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither Buyer, Merger Sub nor any other Person on behalf of Buyer or Merger Sub makes any other express or implied representation or warranty with respect to Buyer or Merger Sub.

ARTICLE V

COVENANTS OF THE COMPANY

5.01    Conduct of Company.

(a)From the date of this Agreement until the Closing, the Company will use reasonable best efforts to (i) conduct its and its Subsidiaries’ business in the ordinary course of business consistent with past practice, (ii) preserve substantially intact its and its Subsidiaries’ business organization, (iii) preserve its and its Subsidiaries’ present relationships and goodwill with customers, suppliers and other persons with which it has material business relations, (iv) prosecute and maintain, in full force and effect, the Company Registered IP, (v) protect the confidentiality of any Trade Secrets or material Confidential Information included in the Company Owned IP and (vi) maintain insurance policies comparable in amount and scope of coverage to that now maintained.

(b)    From the date of this Agreement until the Closing, except as (v) otherwise expressly contemplated by this Agreement, (w) set forth on Schedule 5.01, (x) consented to in writing by Buyer (such consent not to be unreasonably withheld, delayed or conditioned) or (y) required by Law, the Company will not, and will not permit its Subsidiaries to:

(i)amend or modify its certificate of incorporation or bylaws (or equivalent organizational or governance documents);

(ii)except for issuances as may result from the exercise of Options outstanding as of the date hereof or for issuances of replacement certificates for shares of Company Common Stock, issue, deliver or reissue, or sell, dispose or pledge any of its shares of, or authorize the same in respect of, capital stock, any voting securities or any other equity interest or any options, warrants, convertible or exchangeable securities, subscriptions, rights, phantom stock, stock appreciation rights, other equity-based compensation, calls or commitments with respect to such securities of any kind, or grant phantom stock or other similar rights with respect to any of the foregoing;

(iii)subject to Section 5.01(d), declare, set aside or pay any dividend or other distribution of assets (including in stock, property or otherwise) in respect of any shares of capital stock or other equity interests, in each case, other than dividends and distributions by a Subsidiary of the Company to the Company or a direct or indirect wholly owned Subsidiary of the Company;

(iv)adjust, split, combine, subdivide or reclassify, or redeem, repurchase or otherwise acquire any shares of its capital stock or other equity interests, as the case may be, or effect any like change in the capitalization of the Company or its Subsidiaries;

(v)create, incur, assume or guarantee any Indebtedness other than: (x) Indebtedness not in excess of $5,000,000 in the aggregate that is fully prepayable and terminable by the Company at or prior to Closing, (y) in the ordinary course of business pursuant to the Company’s existing revolving credit facilities under the Existing Credit Facilities or (z) pursuant to arrangements solely among or between the Company and one or more of its direct or indirect wholly owned Subsidiaries or solely among or between its direct or indirect wholly owned Subsidiaries;

(vi)subject, or permit to be subject, any material portion of its assets to any Lien, except for Permitted Liens;

(vii)announce, implement or effect any reduction-in-force, lay-off or other program, in each case, resulting in the termination of ten (10) or more employees in one or a series of related occurrences;

(viii)except in the ordinary course of business, (A) increase in any material manner the compensation of any of its officers, employees or other individual service providers receiving (before or after such increase) total compensation in excess of $200,000 per annum, except pursuant to any agreement listed on Schedule 3.11, (B) materially increase the benefits under any Benefit Plan, (C) adopt, amend, or terminate any Benefit Plan, including any plan, policy or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement, (D) grant any additional rights to severance or termination pay to any current or former officer, director or employee of the Company or any of its Subsidiaries, (E) hire any employee with total target cash compensation in excess of $250,000 per annum or (F) enter into or modify any agreement, arrangement or understanding with any union, works council or other employee representative group (in each case, except as otherwise required by Law);

(ix)adopt a plan of liquidation, dissolution, merger, consolidation or other reorganization;

(x)enter into a new lease of real property or an agreement that would be required to be disclosed on Schedule 3.11 or Schedule 3.12(a) if it had been entered prior to the date of this Agreement or amend in a material manner, terminate, or waive any material rights under any Lease or any of the agreements set forth on, or required to be set forth on, Schedule 3.11 or Schedule 3.12(a) other than agreements of the type described in clauses (iv), (v), (vii), (viii), (xx) or (xxi) of Section 3.11 to the extent entered into in the ordinary course of business consistent with past practice;

(xi)enter into or perform any transaction that would be required to be listed on Schedule 3.18, other than the termination of or any performance required by any transaction or contract listed on Schedule 3.18;

(xii)make any change in its accounting methods, except as required by GAAP; make, revoke or change any election relating to Taxes; adopt or change any accounting method with respect to Taxes; change any Tax accounting period; file any amended Tax Return; enter into any closing agreement with respect to Taxes; settle or compromise any proceeding with respect to any Tax claim or assessment; surrender any right to claim a refund of Taxes; consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment; obtain or file for any ruling in respect of Taxes; or prepare any Tax Return in a manner that differs materially from past practice, in each case, except (A) as required by GAAP, the Code, or applicable Law and (B) to the extent such action would not increase the Taxes of Buyer, the Company and its Subsidiaries or any of their Affiliates after Closing (including Taxes of the Company and its Subsidiaries in respect of any Pre-Closing Tax Period for which Buyer, the Company and its Subsidiaries, or any of their Affiliates, may be liable after Closing);

(xiii)make any acquisition of all or substantially all of the assets, capital stock or business of any other Person (whether by merger, stock or asset purchase or otherwise);

(xiv)sell, lease, license, assign, transfer, abandon, dedicate to the public, allow to lapse, or otherwise dispose of (whether by merger, stock or asset sale or otherwise) any of the Company’s or any of its Subsidiaries’ assets, rights, securities, properties, interests or businesses, including any Company Intellectual Property, except for (A) assets, securities, properties, interests or businesses with a fair market value or replacement cost (whichever is higher) not in excess of $500,000 in the aggregate or not otherwise material to the Company’s or any of its Subsidiaries’ business, (B) sales of inventory and dispositions of obsolete assets in the ordinary course of business consistent with past practice, and (C) non-exclusive licenses to Company Intellectual Property granted in the ordinary course of business consistent with past practice;

(xv)settle or compromise any Action other than any settlement or compromise where the amount paid is less than $250,000 in the aggregate and which does not impose any restrictions on the operations or businesses of the Company or any of its Affiliates following the Closing;

(xvi)cancel, waive or release any debts, rights or claims except (A) in the ordinary course of business; and (B) for such items solely between the Company and one or more of its wholly-owned Subsidiaries or solely among or between its wholly-owned Subsidiaries;

(xvii)enter into any new line of business;

(xviii)make any loans, advances or capital contributions to any Persons, except to employees for travel expenses in the ordinary course of business;

(xix)change its sales incentive practices or policies or its cash management practices or policies (including the timing of collection of receivables and payment of payables and other current Liabilities) or change the maintenance of its books and records except, in each case, as required by GAAP or applicable Law;

(xx)make any capital expenditures in an amount in excess of $500,000 in the aggregate other than any planned capital expenditures set forth on the capital expenditure plan set forth on Schedule 5.01(b)(xx);

(xxi)waive, release, limit or condition any Restrictive Covenant obligation of any current or former employee or independent contractor of the Company or any if its Subsidiaries;

(xxii)(A) terminate (other than for cause) the employment of any management-level employee whose aggregate compensation exceeds $300,000 per year; or (B) other than in the ordinary course of business consistent with past practice, hire any employee for employment or independent contractor for engagement with the Company or any of its Subsidiaries whose aggregate compensation exceeds $300,000 per year; or
(xxiii)agree or commit to any of the foregoing.

(c)For the avoidance of doubt, nothing contained herein shall permit Buyer or Merger Sub to control the operation of the Company and its Subsidiaries prior to the Closing.

(d)Notwithstanding any other provision to the contrary contained in this Agreement, prior to the Adjustment Calculation Time and so long as no breach of the Existing Credit Facilities would result therefrom, the holders of Company Common Stock and Options shall be entitled to receive from the Company and its Subsidiaries by way of dividends, distributions, return of capital or otherwise all cash and cash equivalents owned or held by or for the benefit of the Company and its Subsidiaries prior to and as of the Adjustment Calculation Time, and/or to use such cash and cash equivalents to pay or repay any liabilities of the Company and its Subsidiaries (including amounts owed under the Existing Credit Facility).

5.02    Access to Books and Records. The Company shall, and shall cause each of its Subsidiaries to, provide Buyer, Merger Sub, or their respective Affiliates and Advisors with reasonable access, during normal business hours and upon reasonable advanced notice, to the facilities, assets, properties, financial information, senior management-level employees, books and records (including accountants’ work papers, subject to execution of any customary work paper access letters required), contracts and documents of or regarding the Company and its Subsidiaries as reasonably requested from time to time and shall furnish Buyer with such financial, operating and other data or information with respect to the Company and its Subsidiaries as Buyer may reasonably request; provided that (a) such access does not unreasonably interfere with the normal operations of the Company or any of its Subsidiaries, (b) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the Transactions, and (c) nothing herein shall require the Company to provide access to, or to disclose any information to, Buyer or any of its representatives if such access or disclosure (x) would waive any legal privilege or (y) would be in violation of applicable Laws or the provisions of any agreement to which the Company or any of its Subsidiaries is a party; provided that in each such case, the Company shall cooperate to enable Buyer, Merger Sub and their respective Affiliates and Advisors to enter into appropriate confidentiality, joint defense or similar documents or arrangements so that Buyer, Merger Sub and their respective Affiliates and Advisors may have access to such information. The information provided pursuant to this Section 5.02 will be governed by all the terms and conditions of the Confidentiality Agreement.

5.03    Regulatory Filings. Subject to Section 9.03, the Company will, and will use reasonable best efforts to cause its Affiliates and Advisors to, (a) make or cause to be made all filings with and submissions to any Governmental Body required under any applicable Laws for the consummation of the Transactions, (b) coordinate and cooperate with Buyer and Merger Sub in exchanging such information and providing such assistance as Buyer and Merger Sub may reasonably request in connection with the foregoing and (c) (i) supply promptly any additional information and documentary material that may be requested in connection with such filings, (ii) make any further filings with any Governmental Body pursuant thereto that may be necessary, proper or advisable in connection therewith and (iii) use reasonable best efforts to take all actions necessary to obtain all required clearances. Notwithstanding anything to the contrary herein, the Company will not make or cause to be made any material filing or submission to any Governmental Body prior to the Closing without notifying Buyer in advance, other than, subject to Section 9.03, (i) any filing or submission required by the HSR Act or a Foreign Filing, (ii) the filing of notification with the FDA pursuant to Paragraph 17 of the Consent Decree and (iii) any filing or submission made in the ordinary course of business consistent with past practice. Subject to Section 9.03, the Company and its Affiliates and Advisors will not communicate with any Governmental Body regarding the Transactions, this Agreement, or any other matter contemplated hereby without notifying Buyer in advance (other than in connection with the filing of notification with the FDA pursuant to Paragraph 17 of the Consent Decree).

5.04    Notification. The Company will notify Buyer and Merger Sub of any material variances from the representations and warranties contained in Article III that would reasonably be expected to cause the condition set forth in Section 7.02(a) not to be satisfied reasonably promptly upon discovery thereof; provided, however, that the delivery of any notice pursuant to this Section 5.04 will not limit any of the representations and warranties of the Company set forth in this Agreement or the remedies available hereunder.

5.05    Exclusivity. From immediately after the execution and delivery of this Agreement and through the Closing (or the earlier termination of this Agreement pursuant to Article VIII), neither the Company, the Representative nor their respective Affiliates will, nor shall they authorize or permit any of their directors, partners, officers, managers, employees, agents or Advisors to, directly or indirectly, take any action to solicit, encourage, initiate or engage in discussions or negotiations with, or provide any information to, or otherwise cooperate in any way with, any Person (other than Buyer, Merger Sub and their respective Advisors acting in such capacity) concerning any merger or recapitalization involving the Company or its Subsidiaries, sale of the Common Stock or other equity interests of the Company or its Subsidiaries, any sale of all or substantially all of the assets or equity interests of the Company or its Subsidiaries or similar transaction involving the Company or its Subsidiaries (other than inventory sold in the ordinary course of business) (an “Acquisition Transaction”). The Company will, and will cause its Subsidiaries and Affiliates and their respective officers, directors, and Advisors to, terminate any and all negotiations or discussions with any third party regarding any proposal concerning any Acquisition Transaction, including any access to any online or other datasites. The Company shall request the return or destruction of all “confidential information” or “evaluation material” (each as defined in the applicable confidentiality agreements referenced in this sentence) related to the Company and its Subsidiaries and previously provided by the Company or its Affiliates or their respective Advisors to such third parties on the terms set forth in the applicable confidentiality or non-disclosure agreement executed by the Company or its applicable Affiliates and such third parties.

5.06    Reasonable Best Efforts. Subject to the terms of this Agreement (including the limitations set forth in Section 5.03 and this Section 5.06), the Company will, and will cause its Subsidiaries, and Advisors to, use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Merger and the other Transactions, including using reasonable best efforts to (x) upon Buyer’s written request, make any required notices and seek all necessary actions or nonactions, waivers, consents and approvals from third parties as are required to be obtained from or made to parties to contracts or other agreements to which the Company or its Subsidiaries are a party, (y) cause its conditions to Closing to be satisfied and for the Closing to occur as promptly as practicable and (z) not take any action designed to prevent the Closing. For purposes of this Agreement, the “reasonable best efforts” of the Company will not require the Company or any of its Subsidiaries, Affiliates or Advisors to (A) offer to grant any accommodation or concession (financial or otherwise), or make any payment, to any third party in connection with seeking its consent to the Transactions, (B) subject to the Company’s compliance with Section 9.03 and 9.04(a), obtain any consent required for the consummation of the Transactions or (C) provide financing to Buyer or Merger Sub for the consummation of the Transactions.

5.07    280G Cooperation. The Company will, prior to the Closing Date, use commercially reasonable efforts to seek to obtain the stockholder approval in accordance with Section 280G(b)(5)(B) of the Code and the regulations promulgated pursuant thereto such that payments or benefits to be received or retained by any “disqualified individual” (as defined in Treasury Regulations Section 1.280G-1) arising in whole or in part as a result of or in connection with the Transactions should not be characterized as “excess parachute payments” under Section

280G of the Code. Prior to seeking such stockholder approval, the Company will request waivers from the intended recipients of such payments or benefits which waivers shall provide that unless such payments or benefits are approved by the stockholders of the Company to the extent and manner prescribed under Section 280G(b)(5)(B) of the Code and in a form reasonably acceptable to Buyer, such payments or benefits shall not be made; provided that in no event will this Section 5.07 be construed to require the Company to compel any Person to waive any existing rights under any contract or agreement that such Person has with the Company or any Subsidiary thereof and in no event will the Company be deemed in breach of this Section 5.07 if any such Person refuses to waive any such rights. The parties acknowledge that this Section 5.07 shall not apply to any arrangements entered into at the direction of Buyer or its Affiliates or between Buyer and/or its Affiliates, on the one hand, and a disqualified individual on the other hand (the “Buyer Arrangements”). In the event that Buyer provides to the Company, no less than ten (10) Business Days prior to the Closing Date, a written description of any Buyer Arrangements, the Company shall include such description in any materials disclosed to Stockholders in connection with soliciting approval in accordance with this Section 5.07; provided, however, that compliance with the remainder of this Section 5.07 shall be determined as if such Buyer Arrangements had not been entered into.

5.08    Repayment of Indebtedness. At least three (3) Business Days prior to the Closing Date, the Company shall deliver to the Buyer a draft copy of a customary payoff letter (subject to delivery of funds as arranged by the Buyer) from the Administrative Agent (as defined in the respective Existing Credit Facilities) under each Existing Credit Facility (each a “Payoff Letter”), and, on or prior to the Closing Date, the Company shall deliver to the Buyer an executed copy of each Payoff Letter to be effective upon the Closing. Such Payoff Letters shall be in form and substance reasonably acceptable to Buyer. The Company shall, and shall cause its Subsidiaries to, deliver all the documents required for the termination of commitments under each of the Existing Credit Facilities, subject to the occurrence of the Closing, the repayment in full of all Indebtedness then outstanding thereunder (using funds arranged by the Buyer) and the release of any Liens and termination of all guarantees supporting such Existing Credit Facilities substantially contemporaneously with the Closing Date.

5.09    Separation. Immediately prior to the Closing, the Company shall cause the parties to the separation agreement attached hereto as Exhibit H (the “Separation Agreement”) to execute and deliver such Separation Agreement and consummate the transactions contemplated thereby in accordance with its terms (including by causing any parties to the ancillary agreements attached as exhibits to such Separation Agreement to execute and deliver such ancillary agreements) (the execution of all such documents and the consummation of all such transactions, collectively, the “Separation”). Copies of all documents executed and delivered in connection with the Separation shall be provided to Buyer at Closing.

ARTICLE IV

COVENANTS OF BUYER AND MERGER SUB

6.01     Access to Books and Records. From and after the Closing until the seven (7)-year anniversary of the Closing Date, Buyer will, and will cause the Surviving Corporation to, provide the Representative (and its Advisors reasonably requiring such access in light of the purposes therefor) with reasonable access, during normal business hours, and upon reasonable advance notice, to the books and records (for the purpose of examining and copying) of the Company and its Subsidiaries with respect to periods or occurrences prior to the Closing Date and reasonable access, during normal business hours, and upon reasonable advance notice, to senior management-level employees of Buyer and the Company and its Subsidiaries. Unless otherwise consented to in writing by the Representative, neither Buyer nor the Surviving Corporation will, or will permit the Surviving Corporation’s Subsidiaries to, for a period of seven (7) years following the Closing Date, destroy, alter or otherwise dispose of any of the material books and records of the Surviving Corporation and its Subsidiaries for any period prior to the Closing Date without first offering to surrender to the Representative such books and records or any portion thereof (at the Representative’s cost and expense) that Buyer or the Surviving Corporation or any of its Subsidiaries may intend to destroy, alter or dispose of. Notwithstanding the foregoing, no such access shall be permitted to the extent it would (i) jeopardize the attorney-client privilege or other legal immunity or protection from disclosure of the Buyer, the Surviving Corporation or their Subsidiaries or (ii) contravene any Law, contract or other obligation of confidentiality; provided that in each such case, Buyer shall cooperate to enable the Representative and its Advisors to enter into appropriate confidentiality, joint defense or similar documents or arrangements so that the Representative and its Advisors may have access to such information.

6.02    Regulatory Filings. Subject to Section 9.03, Buyer and Merger Sub will, and will use reasonable best efforts to cause their respective Affiliates and Advisors to, (a) make or cause to be made all filings with and submissions to any Governmental Body required under any applicable Laws for the consummation of the Transactions, (b) coordinate and cooperate with the Company in exchanging such information and providing such assistance as the Company may reasonably request in connection with all of the foregoing, and (c) (i) supply promptly any additional information and documentary material that may be requested in connection with such filings, (ii) make any further filings with any Governmental Body pursuant thereto that may be necessary, proper or advisable in connection therewith and (iii) use reasonable best efforts to take all actions necessary to obtain all required clearances. Notwithstanding anything to the contrary herein, Buyer and Merger Sub will not make or cause to be made any material filing or submission to any Governmental Body prior to the Closing in connection with the Transactions without notifying the Company in advance, other than, subject to Section 9.03, any filing or submission required by the HSR Act or a Foreign Filing. Subject to Section 9.03, Buyer, Merger Sub, and their respective Affiliates and Advisors will not communicate with any Governmental Body regarding the Transactions, this Agreement, or any other matter contemplated hereby without notifying the Company in advance.

6.03    Notification. Buyer will notify the Company of: any material variance from the representations or warranties contained in Article IV that would reasonably be expected to cause the condition set forth in Section 7.03(a) not to be satisfied, reasonably promptly upon discovery thereof; provided, however, that the delivery of any notice pursuant to this Section 6.03 will not limit any of the representations and warranties of Buyer or Merger Sub set forth in this Agreement or the remedies available hereunder.

6.04    Reasonable Best Efforts. Subject to the terms of this Agreement (including the limitations set forth in this Section 6.04), Buyer and Merger Sub will, and will cause their respective Affiliates and Advisors to, use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Merger and the other Transactions, including using reasonable best efforts to (x) make any required notices and obtain all necessary actions or nonactions, waivers, consents and approvals from third parties as may be necessary, (y) cause its conditions to Closing to be satisfied and for the Closing to occur as promptly as practicable and (z) not take any action designed to prevent the Closing.

6.05    Director and Officer Liability and Indemnification.

(a)For a period of at least six (6) years from the Closing Date, the Surviving Corporation will not, and Buyer will not permit the Surviving Corporation to, amend, repeal or modify any provision in such Person’s certificate of incorporation, bylaws or in any agreement, relating to the exculpation or indemnification of, or advancement of expenses to, any present (as of immediately prior to the Effective Time) or former director or officer of the Company (each, a “D&O Indemnified Person”) for acts and omissions occurring prior to the Effective Time as in effect immediately prior to the Effective Time in any manner adverse to any D&O Indemnified Person, and Buyer will cause the Surviving Corporation to observe and fulfill all such provisions.

(b)At or prior to the Closing, the Company will obtain and fully pay for irrevocable “tail” insurance policies naming the D&O Indemnified Persons and any other persons covered by the Company’s and its Subsidiaries’ existing directors’ and officers’ insurance policies, as direct beneficiaries with a claims period of at least six (6) years from the Closing Date from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance in an amount and scope at least as favorable as the Company’s and its Subsidiaries’ existing policies with respect to matters existing or occurring at or before the Effective Time. Buyer and the Surviving Corporation will not, and will cause their Subsidiaries not to, cancel or change such insurance policies in any respect.

(c)In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its properties, rights or assets to any Person, then, in each case, the successors and assigns of such Persons or properties, rights or assets, as the case may be, must expressly assume in writing and be bound by the obligations set forth in this Section 6.05 as a condition of succession of assignment.

(d)This Section 6.05 is intended to be for the benefit of each of the D&O Indemnified Persons and may be enforced by any such D&O Indemnified Person as if such D&O Indemnified Person were a party to this Agreement. The obligations of Buyer and the Surviving Corporation under this Section 6.05 will not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 6.05 applies without the consent of such affected Person.

6.06     Facility Closings; Employee Layoffs. For a period of ninety (90) days after the Closing Date, neither Buyer nor the Surviving Corporation will, and neither will permit any of the Surviving Corporation’s Subsidiaries to, terminate employees of the Company or any of its Subsidiaries, except in compliance in all material respects with all requirements of the WARN Act. Buyer and the Surviving Corporation will, and will cause the Surviving Corporation’s Subsidiaries to, comply in all material respects with any and all applicable notice or filing requirements under the WARN Act, and will indemnify and hold harmless the Seller Parties from any liabilities, losses, damages, obligations, costs or expenses, arising as a result of or related to, in whole or in part, Buyer’s or the Surviving Corporation’s actions or omissions under the WARN Act occurring on or after the Closing Date.

6.07    Contact with Business Relations . Without limiting the provisions of Section 5.02, Buyer and Merger Sub acknowledge that they are not authorized to, and agree that they will not, and they will not permit any member of the Buyer Group to, contact any officer, director, employee, customer, supplier, distributor, hospital, referral source, lessee, lessor, Stockholder, Optionholder, lender, noteholder or other material business relation of the Company or its Subsidiaries before the Closing with respect to the Company, its Subsidiaries, their businesses and the Transactions, in each case, without receiving the prior written consent of the Company before each such contact (which consent shall not be unreasonably withheld, conditioned or delayed); provided that the foregoing shall not prohibit Buyer from contacting its customers, suppliers and other material business relations in the ordinary course of business who are also customers, suppliers or business relations of the Company or its Subsidiaries provided that such contact does not relate to the Company or its Subsidiaries, this Agreement or the Transactions.

6.08    Tax Matters.

(a)Pre-Closing Tax Returns.

(i)At the sole cost of the Company, the Company shall prepare, or cause to be prepared, and timely file, or cause to be timely filed (taking into account applicable extensions of time to file), all Tax Returns of the Company and its Subsidiaries that are required to be filed on or before the Closing Date (taking into account applicable extensions of time to file). The Representative shall provide a copy of each such income and material non-income Tax Return to Buyer at least thirty (30) days prior to the due date for filing thereof (taking into account extensions of time to file), in the case of any income Tax Return, and as soon as reasonably practicable in the case of any material non-income Tax Return for Buyer’s review and comment.

(ii)Buyer shall, at the expense of the Representative (on behalf of the Stockholders and Optionholders), with the payment for such expense to be paid solely out of the Escrow Fund, prepare, or cause to be prepared, and timely file, or cause to be timely filed (taking into account applicable extensions of time to file), all Tax Returns of the Company and its Subsidiaries for all Tax periods ending on or before the Closing Date that are required to be filed within twelve (12) months after the Closing Date (or such other time as Buyer is entitled to indemnification in respect of such Tax Returns under Article X (taking into account the limitations set forth therein)) consistent with the past practice of the Company and its Subsidiaries, except as required by applicable Law. Buyer shall provide a copy of each such income Tax Return to the Representative at least thirty (30) days prior to the due date for filing thereof (taking into account extensions of time to file) in the case of an income Tax Return, and as soon as reasonably practicable in the case of a material non-income Tax Return, for the Representative’s review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Any reasonable comments provided by Representative in good faith to any such Tax Return shall be reflected in such Tax Return prior to the filing thereof; provided that, with respect to the preparation of the Tax Returns under this Section 6.08(a)(ii), such Tax Returns shall, to the extent permitted by applicable Law, reflect all applicable Transaction Tax Deductions and the parties agree that the Company and its Subsidiaries shall (x) elect to carry back any net operating losses from the tax period ending on the Closing Date to prior taxable years to the fullest extent permitted by law (using any available short-form or accelerated procedures for carrybacks (including filing IRS Form 1139) and any corresponding form for applicable state, local and foreign tax purposes) and (y) file amended Tax Returns with respect to carrybacks to the extent necessary to obtain any potential Tax refunds related thereto, in each case at the expense of the Representative (on behalf of the Stockholders and Optionholders); and provided, further, that if the Representative withholds approval of a Tax Return, or if any Representative comment with respect to a Tax Return would increase the Taxes of Buyer, the Company and its Subsidiaries or any of their Affiliates in any taxable period, (i) Buyer and the Representative shall endeavor in good faith to agree on such matter in dispute and (ii) if Buyer and the Representative are unable to agree on any such matters in dispute, such Tax Return shall be filed as prepared by Buyer, to the extent consistent with applicable Law, by the due date for filing thereof (taking into account applicable extensions of time to file), subject to amendment after such matters in dispute are submitted for resolution to the Firm, whose decision shall be final and binding upon the parties. For purposes of this Agreement, including determination of any Tax attributable to a Pre-Closing Tax Period, the parties agree to treat (and cause the Company and its Subsidiaries to treat) any gain, income, deductions, losses, or other items realized by the Company or any of its Subsidiaries resulting from any transactions outside the ordinary course of business consummated at the direction of the Buyer on the Closing Date following the Closing as occurring on the day after the Closing Date and, if applicable, to utilize (and cause the Company and its Subsidiaries to utilize) the “next day” rule in Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) (or any similar provision of state, local, or foreign law) or otherwise apply a closing of the books methodology as of the Closing for purposes of reporting such items on Tax Returns for Post-Closing Tax Periods.

(b)Straddle Period Tax Returns. Buyer shall prepare, or cause to be prepared, and timely file, or cause to be timely filed (taking into account applicable extensions of time to file), all Tax Returns of the Company and its Subsidiaries for all Straddle Periods that are required to be filed within twelve (12) months after the Closing Date (or such other time as Buyer is entitled to indemnification in respect of such Tax Returns under Article X (taking into account the limitations set forth therein)). The portion of any such Tax Returns ending on or before the Closing shall be prepared and filed in a manner consistent with the past practice of the Company and its Subsidiaries, except as required by applicable Law; provided further that, with respect to the preparation of the Tax Returns under this Section 6.08(b), such Tax Returns shall, to the extent permitted by applicable Law, reflect all applicable Transaction Tax Deductions and the parties agree that the Company and its Subsidiaries shall (x) elect to carry back any net operating losses from the tax period ending on the Closing Date to prior taxable years to the fullest extent permitted by law (using any available short-form or accelerated procedures for carrybacks (including filing IRS Form 1139) and any corresponding form for applicable state, local and foreign tax purposes) and (y) file amended Tax Returns with respect to carrybacks to the extent necessary to obtain any potential Tax refunds related thereto, in each case at the expense of the Representative (on behalf of the Stockholders and Optionholders). Buyer shall provide the Representative a copy of each such Tax Return that relates to income Taxes or, in the case of a material non-income Tax Return, reflects an amount for which Buyer is entitled to indemnification under Article X (taking into account the limitations set forth therein) at least thirty (30) days prior to the due date for filing thereof (taking into account applicable extensions of time to file) in the case of an income Tax Return, and as soon as reasonably practicable in the case of a material non-income Tax Return, for the Representative’s (x) review and approval with respect to the portion of any such Tax Returns ending on or before the Closing Date which may result in an indemnity obligation under Article X (taking into account the limitations set forth therein), such approval not to be unreasonably withheld, conditioned or delayed and (y) review and comment with respect to other Tax Returns or portions thereof. Buyer shall consider in good faith any reasonable comments to the extent such comments relate to the portion of any such Tax Returns ending on or before the Closing and are consistent with the past practice of the Company and its Subsidiaries. If the Representative withholds approval of a Tax Return or objects to any item on any such Tax Return that would increase the amount for which Buyer is not entitled to indemnification under Article X (taking into account the limitations set forth therein), (i) Buyer and the Representative shall endeavor in good faith to agree on such matter in dispute and (ii) if Buyer and the Representative are unable to agree on any such matters in dispute, such Tax Return shall be filed as prepared by Buyer, to the extent consistent with applicable Law, by the due date for filing thereof (taking into account applicable extensions of time to file), subject to amendment after such matters in dispute are submitted for resolution to the Firm, whose decision shall be final and binding on the parties.

(c)Apportionment of Straddle Period Taxes. The parties shall, to the extent permitted under applicable Law, elect with the relevant Governmental Body to treat the Closing Date as the last day of the taxable year or period of the Company and its Subsidiaries. To the extent applicable, the parties agree that the Buyer and its Affiliates and the Company and its Subsidiaries shall not make an election under Treasury Regulation Section 1.1502-76(b)(2)(ii)(D) to ratably allocate items (or make any equivalent election to ratably allocate items under any corresponding provision of state, local or foreign Tax Law). In any case where applicable Law does not permit the Company to treat the Closing Date as the last day of the taxable year or period of the Company with respect to a Straddle Period, the amount of any Taxes for the portion of such Straddle Period ending on the Closing Date shall (i) in the case of Taxes that are based upon or measured by income or receipts, be determined based on an interim closing of the books as of the end of the day on the Closing Date and take into account all applicable Transaction Tax Deductions that would be permitted under applicable Law to be included in a Tax Return governed by Section 6.08(a)(ii) if the Closing Date was the last day of the taxable year of the Company and its Subsidiaries (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or any of its Subsidiaries holds an interest shall be deemed to terminate at such time) and (ii) in the case of all other Taxes, be deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period) multiplied by a fraction, the numerator of which is the number of calendar days from the beginning of such Straddle Period through and including the Closing Date, and the denominator of which is the number of calendar days in the entire Straddle Period.

(d)Deferred Revenue Methodology. For purposes of Sections 6.08(a) - 6.08(c), the Representative, the Company and Buyer agree that, to the extent permitted by applicable Law, if the Company’s deferred revenue balance is written down for book accounting purposes via purchase accounting, the Company’s Tax Returns shall reflect recognition in a Pre-Closing Tax Period of such deferred revenue for U.S. federal income tax purposes.

(e)Pre-Closing Tax Matters. After the Closing, except as otherwise provided in Section 6.08 or as required by applicable Law, without the prior written consent of the Representative or Buyer, as applicable, which consent shall not be unreasonably withheld, conditioned or delayed, the Representative or Buyer, as applicable, will not and will not permit the Company or any of its Subsidiaries to (i) amend or otherwise modify any Tax Return in respect of a Pre-Closing Tax Period, (ii) make or change any Tax election with respect to, or that has retroactive effect to, a Pre-Closing Tax Period, (iii) voluntarily initiate any communication with any Tax authority with respect to any Tax Return in respect of a Pre-Closing Tax Period, or (iv) extend or waive the statute of limitations for assessments with respect to any Tax Return in respect of a Pre-Closing Tax Period or Taxes attributable to such Tax period; provided, however, that (x) the limitations set forth in this Section 6.08(e) shall not apply to Buyer to the extent the actions by Buyer set forth in clauses (i), (ii), (iii) and (iv) would not give rise to an amount for which Buyer is entitled to indemnification under Article X (taking into account the limitations set forth therein) and (y) the limitations set forth in clauses (i), (ii) and (iv) of this Section 6.08(e) shall not apply to the Representative to the extent such actions by Representative set forth in clauses (i), (ii) and (iv) would not increase the Taxes of Buyer, the Company and its Subsidiaries or any of their Affiliates in any taxable period for which Buyer may not be entitled to indemnification under Article X (taking into account the limitations set forth therein). Notwithstanding anything herein to the contrary, Buyer shall be permitted to take all appropriate actions to reflect proper treatment of unrealized foreign exchange losses on the Tax Returns of the Company and its Subsidiaries for all taxable periods, including amending Tax Returns and changing accounting methods in respect of Pre-Closing Tax Periods, and preparing Tax Returns under Section 6.08(a)(ii) and Section 6.08(b) to reflect such proper treatment of unrealized foreign exchange losses, subject to the Representative's review and approval rights relating to such Tax Returns pursuant to Section 6.08(a)(ii) and Section 6.08(b), respectively.

(f)Transfer Taxes. At the Closing or, if due thereafter, promptly when due thereafter, all gross receipts, transfer, gains, property, sales, use, documentary, registration, excise, stamp, and any other similar Taxes and all applicable conveyance fees, recording charges and other similar fees and charges applicable to, arising out of or imposed upon the Transactions, whether imposed on the Company or its Subsidiaries or imposed on any holder of Common Stock or Options (collectively, “Transfer Taxes”) resulting from the Transactions (other than, for the avoidance of doubt, any Transfer Taxes arising out of or imposed on the Separation, including all agreements and transactions between the Company and its Subsidiaries on the one hand and West Affum Holdings Corp. and its Affiliates on the other hand) will be paid fifty percent (50%) by Buyer or the Surviving Corporation and fifty percent (50%) by the Representative (on behalf of the Stockholders and Optionholders). Buyer will prepare any Tax Returns with respect to such Taxes, and the Representative will cooperate with the Buyer in the preparation and filing of such Tax Returns. Buyer and the Representative shall cooperate in good faith to minimize the amount of any Transfer Taxes.

(g)Tax Contests. If, subsequent to the Closing, Buyer or any of its Subsidiaries (including the Company and its Subsidiaries) or Affiliates receives notice of any audit, other administrative proceeding or inquiry or judicial Action involving Taxes (a “Tax Contest”) relating to a Tax period (or portion thereof) ending on or prior to the Closing Date, then within twenty (20) days after receipt of such notice, Buyer shall notify the Representative in writing of such notice. If any such Tax Contest relating to a Tax period ending on or prior to the Closing Date could give rise to Taxes for which Buyer is entitled to indemnification under Article X (taking into account the limitations set forth therein), the Representative may elect to control such Tax Contest, at its own expense (on behalf of the Stockholders and Optionholders), by providing Buyer written notice of intent to control such Tax Contest within fifteen (15) days after receipt of notice from Buyer. If the Representative does not provide written notice of intent to control such Tax Contest within such time period, the Representative shall be deemed to have elected not to control such Tax Contest. Prior to the Representative taking control, the Buyer shall, and shall cause the Company or its applicable Subsidiary to, control such Tax Contest in good faith. While the Representative controls any such Tax Contest, the Representative shall (1) keep the Buyer reasonably informed regarding the status of such Tax Contest and consult in good faith with the Buyer with respect to any issue relating to such Tax Contest, (2) provide Buyer with copies of any correspondence, notices and other written material received from any Governmental Authority with respect to such Tax audit or other proceeding, (3) provide the Buyer with a copy of, and an opportunity to review and comment on, any written submissions made to a Governmental Authority in connection with such Tax Contest, (4) allow the Buyer and the Company, at the Buyer’s sole cost and expense, to participate in such Tax Contest; and (5) not settle, resolve, or abandon any such Tax Contest without the prior written consent of the Buyer (which shall not be unreasonably withheld, conditioned or delayed). If the Representative does not elect, or is deemed to not elect, to control such Tax Contest, or with respect to any Tax Contest relating to a Straddle Period that could give rise to Taxes for which Buyer is entitled to indemnification under Article X (taking into account the limitations set forth therein), the Buyer shall control such Tax Contest and shall (A) keep the Representative reasonably informed regarding the status of such Tax Contest; (B) not settle, resolve, or abandon any such Tax Contest without the prior written consent of the Representative (which shall not be unreasonably withheld, conditioned or delayed, and in the case of a Tax Contest relating to a Straddle Period, shall be with respect to the portion of any such Tax Contest ending on or before the Closing only); and (C) permit the Representative to participate in a Tax Contest relating to a Straddle Period at the sole cost and expense of the Representative, such participation to include the right to receive copies of all correspondence from any Governmental Body with respect to the Tax Contest and attend meetings. Notwithstanding the foregoing, any failure by Buyer to provide notice of a Tax Contest shall not affect Buyer’s right to indemnification pursuant to Article X unless the Stockholders are materially prejudiced thereby.

(h)Cooperation on Tax Matters. Buyer, the Surviving Corporation and the Representative will cooperate fully, as and to the extent reasonably requested by any other party hereto, in connection with the filing of Tax Returns, any Tax audits, Tax proceedings or other Tax-related claims. Such cooperation will include providing records and information that are reasonably relevant to any such matters, making employees available on a mutually convenient basis to provide additional information and explaining any materials provided pursuant to this Section 6.08(h). The party requesting any such records, information or employees shall bear all out-of-pocket expenses (including accountants’ and attorneys’ fees, but excluding reimbursement for employee salaries) reasonably incurred in connection with providing such records, information or employees.

(i)Tax Sharing Agreements. Notwithstanding anything herein to the contrary, all Tax sharing, Tax indemnity or Tax allocation agreements or other similar arrangements with respect to or involving the Company or its Subsidiaries (other than this Agreement and any other agreements or arrangements that are customary (i) leases, (ii) credit agreements or (iii) other arrangements with customers or vendors of which Tax is not the principal subject matter) shall cease and be terminated as of the Closing Date and, after the Closing Date, none of the Surviving Corporation or its Subsidiaries shall be bound thereby or have any liability thereunder.

(j)Powers of Attorney. At least thirty (30) days prior to the Closing Date, the Representative shall use reasonable best efforts to deliver to Buyer a written list of all U.S. federal, state, local and non-U.S. powers of attorney with respect to Taxes granted by the Company or any of its Subsidiaries. Unless otherwise requested in writing by Buyer, the Company and its Subsidiaries shall use reasonable best efforts to cancel or otherwise terminate, on or before the Closing Date, all such powers of attorney with respect to Taxes granted by the Company or any of its Subsidiaries.

(k)338 and 336(e) Elections. None of Buyer, Merger Sub, the Company or any of their Affiliates will make any election under Sections 338 or 336(e) of the Code (or any similar provision under state, local or foreign Law) with respect to the Transactions.

(l)Intermediary Transaction Tax Shelter. None of Buyer, Merger Sub, the Company or any of their Affiliates shall take any action that would cause the Transactions to constitute part of a transaction that is the same as, or substantially similar to, the “intermediary transaction tax shelter” described in IRS Notices 2001-16 and 2008-111.

(m)Tax Refunds. Any Tax refunds that are received by the Buyer or the Company to which the Buyer or the Company or a Subsidiary becomes entitled that relate to Tax liability of the Company or its Subsidiaries for either (i) a Pre-Closing Tax Period (including those attributable to the Transaction Tax Deductions) or (ii) Straddle Periods of the Company or a Subsidiary to the extent such refunds relate to the pre-Closing portion of the Straddle Period, will be for the sole account of the Stockholders and Optionholders, except to the extent such refund resulted from the carryback of any net operating loss or other tax attribute generated in a Post-Closing Tax Period; provided, however, that the Stockholders and Optionholders shall not be entitled to any Tax refunds (x) after the Expiration Date or such other time at which Buyer becomes no longer entitled to indemnification in respect of such Taxes under Article X (taking into account the limitations set forth therein) or (y) in respect of any amounts that were included in the calculation of the Adjusted Merger Consideration. The Buyer will pay, or cause to be paid, over to the Representative (on behalf of the Stockholders and Optionholders) any such refunds to which the Stockholders and Optionholders are entitled pursuant to this Section 6.08(k) within ten (10) days after receipt or entitlement thereto. Buyer will, (A) upon the written request of the Representative and at the expense of the Representative (on behalf of the Stockholders and Optionholders), file Tax Returns, including amended Tax Returns to obtain any such refunds, (B) take commercially reasonable action requested in writing by the Representative to obtain any such refunds, and (C) elect, and cause the Company and its Subsidiaries to elect, to receive a Tax refund rather than a credit in lieu of a Tax refund with respect to all Pre-Closing Tax Periods to the extent such election is available under applicable Law. For the avoidance of doubt, this Section 6.08 does not entitle the Stockholders or the Optionholders to any Tax refund realized from the carryforward of net operating losses, credits or other tax items existing prior to the Closing to any Post-Closing Tax Period.

(n)Subpart F Income. The Company and its Subsidiaries shall not take or permit any action or engage in any transaction outside the ordinary course of business from the date of this Agreement through the Effective Time which could give rise to U.S. income inclusion under Section 951 of the Code with respect to any Subsidiary that is a “controlled foreign corporation” as defined in Section 957 of the Code.

(o)Company Ownership. The Representative represents to Buyer and Merger Sub, as of the date of this Agreement and as of the Closing Date, as set forth on Schedule 6.08(o).

(p)License Agreement. Reference is made to the Amended and Restated Intellectual Property License Agreement (the “License Agreement”), to be entered into by and among PC International, Physio-Control, Inc. and Physio-Control Manufacturing, Inc. (together, the “Physio-Control Parties”) on the one hand and West Affum Holdings Corp. (“West Affum”) on the other hand, and to the Separation Agreement. The Company shall use reasonable best efforts to deliver to Buyer a valuation by Houlihan Lokey or another independent and impartial accounting or valuation firm chosen by the Company of (a) all licenses granted by West Affum to the Physio-Control Parties under the License Agreement and (b) all covenants made by West Affum under Section 5.02 of the Separation Agreement (collectively, the “Initial License Valuation”), together with all supporting documentation provided to or received from such firm related to the Initial License Valuation, in each case, within twenty (20) days after the date of this Agreement, provided that, in no event shall the Initial License Valuation be delivered to Buyer later than five (5) days prior to the Closing Date. For the avoidance of doubt, the Initial License Valuation shall be performed using the fair market value standard. Buyer shall have ten (10) days immediately following receipt of the Initial License Valuation to review and comment on the Initial License Valuation. If Buyer disagrees with all or any part of the Initial License Valuation, the parties shall attempt in good faith to resolve such disagreement within five (5) days after the expiration of Buyer’s review and comment period, provided that, if the parties are unable to reach agreement within five (5) days after the expiration of Buyer’s review and comment period, the matters that remain in dispute shall be promptly submitted to the Firm to make a final determination of the license and covenants valuation. The fees, costs and expenses of the Firm shall be allocated in accordance with the principles of Section 1.07(c). “Final License Valuation” means the final determination of the license and covenants valuation by the Firm pursuant to the preceding sentence or, if the parties reach complete agreement on the license and covenants valuation without submission to the Firm, such agreed valuation. Between the date of this Agreement and the Closing Date, Buyer, the Company and the Representative shall cooperate in good faith to determine the portion, if any, of the prepaid royalty from the Physio-Control Parties to West Affum pursuant to the License Agreement and the consideration paid or deemed to be paid by the Company to West Affum in respect of West Affum’s covenants under Section 5.02 of the Separation Agreement (which prepaid royalty and consideration together equal an amount equal to the Final License Valuation) that is foreign source income not subject to U.S. federal tax withholding. “Foreign Source Amount” means the amount of such prepaid royalty and consideration that Buyer, the Company and the Representative mutually agree is foreign source income not subject to U.S. federal tax withholding, which amount, for the avoidance of doubt, shall be zero if Buyer, the Company and the Representative do not agree on the amount that is foreign source income not subject to U.S. federal tax withholding. The parties shall cooperate in good faith to determine the Final License Valuation pursuant to this Section 6.08(p) prior to the Closing Date. If the Final License Valuation is not determined prior to the Closing Date, the parties shall continue to cooperate in good faith to determine the Final License Valuation as soon as practicable thereafter; provided that the Final License Valuation shall in all events be determined prior to the delivery of the Closing Statement under Section 1.07(a). “License Amount” means (i) if the Final License Valuation is determined prior to the calculation of Estimated Closing Indebtedness pursuant to Section 1.05(a), the product of (A) thirty percent (30%) multiplied by (B) (I) the Final License Valuation minus (II) the Foreign Source Amount (the product determined under this clause (i), the “Final License Amount”), or (ii) if the Final License Valuation is not determined prior to the calculation of Estimated Closing Indebtedness pursuant to Section 1.05(a), the product of (A) thirty percent (30%) multiplied by (B)(I) the Initial License Valuation as adjusted to reflect any items the parties agree upon, minus (II) the Foreign Source Amount (the product determined under this clause (ii), the “Estimated License Amount”); provided that, for purposes of preparing the Closing Statement under Section 1.07(a), “License Amount” shall in all events mean an amount equal to the Final License Amount plus interest and penalties (to the extent applicable) in respect of late remittance of any portion of the License Amount through (but not beyond) the date on which Buyer is required under this Section 6.08(p) to cause such portion of the License Amount to be remitted to the Internal Revenue Service, or such earlier date as Buyer actually causes such portion of the License Amount to be remitted to the Internal Revenue Service. Within ten (10) days after the Closing Date, Buyer shall cause to be remitted to the Internal Revenue Service an amount equal to the License Amount that was taken into account in the calculation of, and reduced, the Estimated Merger Consideration pursuant to Section 1.05(a). If the License Amount that was included in the calculation of the Estimated Merger Consideration was the Estimated License Amount, then, within five (5) days after determination of the Final License Valuation, the Representative shall pay to Buyer an amount equal to the sum of (A) the Final License Amount minus the Estimated License Amount, plus (B) interest and penalties (to the extent applicable) in respect of late remittance of any portion of the License Amount through (but not beyond) the date on which Buyer is required under this Section 6.08(p) to cause such portion of the License Amount to be remitted to the Internal Revenue Service, or such earlier date as Buyer actually causes such portion of the License Amount to be remitted to the Internal Revenue Service (such sum, the “License Amount Adjustment”). Within five (5) days after receiving the License Amount Adjustment from the Representative pursuant to the preceding sentence, the Buyer shall cause the License Amount Adjustment to be remitted to the Internal Revenue Service.

(q)Overlap Provisions. In the event of any conflict or overlap between the provisions of this Section 6.08 and Article X, the provisions of this Section 6.08 shall control.

ARTICLE VII

CONDITIONS TO CLOSING

7.01    Conditions to All Parties’ Obligations. The respective obligations of each of the Company, Buyer and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction of the following conditions at the Closing:

(a)(i) The applicable waiting period under the HSR Act has expired or been terminated (the “HSR Approval”) and (ii) all consents of, or filings with, the relevant authorities in connection with the Foreign Filings shall have been made and obtained and shall be in full force and effect at the Closing and any applicable waiting period with respect thereto shall have expired or been terminated, as the case may be;

(b)No court or other Governmental Body has issued, enacted, entered, promulgated or enforced any Law or Order (that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the Merger or the Transactions;

(c)The Necessary Stockholder Approval has been obtained and shall be valid and in full force and effect; and

(d)This Agreement has not been terminated in accordance with Section 8.01.

7.02    Conditions to Buyer’s and Merger Sub’s Obligations. The obligations of Buyer and Merger Sub to consummate the Transactions, including the Merger, are subject to the satisfaction (or waiver in writing by Buyer) of each of the following conditions at the Closing:

(a)(i) the representations and warranties set forth in Article III (other than the Fundamental Representations and the representation and warranty set forth in clause (ii) of the first sentence of Section 3.07, but including the representations and warranties set forth in Section 3.10) (disregarding all qualifications or limitations as to “materiality,” “in all material respects” or “Material Adverse Effect” and words of similar import set forth therein) are true and correct as of the date of this Agreement and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specified date need be true and correct only as of such date), except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) the Fundamental Representations set forth in Article III (other than the representations and warranties set forth in Section 3.10) are true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date, and (iii) the representation and warranty set forth in clause (ii) of the first sentence of Section 3.07 is true and correct in all respects as of the date of this Agreement and as of the Closing Date as though such representation and warranty had been made on and as of the Closing Date;

(b)the Company has performed in all material respects the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

(c)the Company has delivered to Buyer and Merger Sub a certificate of the Company, in the form of Exhibit I and dated as of the Closing Date, stating that the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied;

(d)the Company has delivered to Buyer and Merger Sub the Payoff Letters and all releases required to be delivered at or prior to Closing related to such termination referred to in Section 5.08;

(e)the Company has delivered to Buyer and Merger Sub evidence of the filing of written notice at least fifteen (15) days prior to Closing with the District Director, FDA Seattle District Office, in satisfaction of Paragraph 17 of the Consent Decree;

(f)the time period for exercising appraisal rights shall have expired, and the consideration otherwise payable hereunder with respect to such Dissenting Shares (assuming such shares were not Dissenting Shares) shall not represent more than three percent (3%) of the Estimated Merger Consideration; and
(g)the Separation shall have been consummated.

7.03    Conditions to the Company’s Obligations. The obligation of the Company to consummate the Transactions, including the Merger, is subject to the satisfaction (or waiver in writing by the Company) of the following conditions at the Closing:

(a)(i) the representations and warranties set forth in Article IV (other than the Fundamental Representations) (disregarding all qualifications or limitations as to “materiality” or “in all material respects” and words of similar import set forth therein) are true and correct as of the date of this Agreement and as of the Closing Date, as though such representations and warranties had been made on and as of the Closing Date (except that representations and warranties that are made as of a specified date need be true and correct only as of such date), except where the failure of such representations and warranties to be true and correct individually or in the aggregate has not, or would not, individually or in the aggregate, reasonably be expected to, prevent or materially delay the ability of Buyer to perform its obligations under this Agreement (including to consummate the Transactions); and (ii) the Fundamental Representations set forth in Article IV are true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though such representations and warranties had been made on and as of the Closing Date;

(b)Buyer and Merger Sub have performed in all material respects the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing; and

(c)Buyer and Merger Sub have delivered to the Company and the Representative a certificate of Buyer and Merger Sub, in the form of Exhibit J and dated as of the Closing Date, stating that the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied.

ARTICLE VIII

TERMINATION

8.01    Termination. This Agreement may be terminated at any time prior to the Closing (notwithstanding that the Necessary Stockholder Approval has been obtained) as follows and in no other manner:
(a)by mutual written consent of Buyer, on the one hand, and the Company, on the other hand;

(b)by Buyer, on the one hand, or by the Company, on the other hand, if the Closing has not occurred on or before August 12, 2016 (the “End Date”); provided that (i) no termination may be made under this Section 8.01(b) if the failure to consummate the Closing by the End Date was caused by the breach of the representations and warranties made by, or the failure to perform or comply with any of the agreements or covenants hereof to be performed or complied with prior to the Closing by, the party seeking to terminate this Agreement pursuant to this Section 8.01(b) and (ii) if the satisfaction, or waiver by the appropriate party, of all of the conditions contained in Article VII (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to such conditions being able to be satisfied at the Closing) occurs two (2) Business Days or less before the End Date, then neither Buyer nor the Company will be permitted to terminate this Agreement pursuant to this Section 8.01(b) until the third (3rd) Business Day after the End Date;

(c)by Buyer, upon a breach of any covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company has become untrue, in each case, such that the conditions set forth in Section 7.02(a) or Section 7.02(b) would not be satisfied; provided, however, that, (i) if such breach is curable by the Company, then Buyer may not terminate this Agreement under this Section 8.01(c) unless such breach has not been cured by the date which is the earlier of (A) two (2) Business Days prior to the End Date and (B) thirty (30) days after Buyer notifies the Company of such breach and (ii) the right to terminate this Agreement pursuant to this Section 8.01(c) will not be available to Buyer at any time that Buyer or Merger Sub is then in material breach of any covenant, agreement or representation and warranty hereunder, in each case such that the conditions set forth in Section 7.03(a) or Section 7.03(b) would not be satisfied;

(d)by the Company, upon a breach of any covenant or agreement on the part of Buyer or Merger Sub set forth in this Agreement, or if any representation or warranty of Buyer or Merger Sub has become untrue, in each case such that the conditions set forth in Section 7.03(a) or Section 7.03(b) would not be satisfied; provided, however, that, (i) if such breach is curable by Buyer or Merger Sub, then the Company may not terminate this Agreement under this Section 8.01(d) unless such breach has not been cured by the date which is the earlier of (A) two (2) Business Days prior to the End Date and (B) thirty (30) days after the Company notifies Buyer of such breach and (ii) the right to terminate this Agreement pursuant to this Section 8.01(d) will not be available to the Company at any time that the Company is then in material breach of, any covenant, agreement or representation and warranty hereunder, in each case, such that the conditions set forth in Section 7.02(a) or Section 7.02(b) would not be satisfied; and

(e)by Buyer, by written notice to the Company, after twenty-four (24) hours after the execution of this Agreement, unless prior to such termination, the Company has delivered to Buyer a written consent constituting the Necessary Stockholder Approval.

The party desiring to terminate this Agreement pursuant to this Section 8.01 shall give written notice of such termination to the other party. Any termination by the Company under this Section 8.01 (whether before or after the Necessary Stockholder Approval has been delivered to Buyer) will be by action of its board of directors (without requiring any action by the Stockholders).
8.02    Effect of Termination. If this Agreement is terminated pursuant to Section 8.01, this Agreement will become void and have no further legal effect without any liability or obligation on the part of any party hereto, (i) other than liabilities and obligations under the Confidentiality Agreement, (ii) except that the provisions of this Section 8.02 and Article XI will survive any termination of this Agreement and (iii) no such termination will relieve any party from any liabilities, losses, damages, obligations, costs or expenses relating to such party’s fraud or willful breach of this Agreement.

ARTICLE IX

ADDITIONAL AGREEMENTS AND COVENANTS

9.01    [Reserved].

9.02    Employees and Employee Benefits.

(a)Compensation and Benefits. As of the Effective Time and continuing for one (1) year thereafter, Buyer will, or will cause its Affiliates, the Surviving Corporation and its Subsidiaries to, provide to all employees of the Company and its Subsidiaries as of immediately following the Closing (the “Retained Employees”) with (i) a base salary or wage rate and annual cash bonus opportunity at least equal to the base salary or wage rate and bonus opportunity in effect for such Retained Employee immediately before the Closing, and (ii) employee benefits (excluding equity compensation and defined benefit pension benefits but including termination and severance benefits) that are substantially comparable, in the aggregate, to such benefits in effect for such Retained Employee immediately before the Closing. Nothing in this Section 9.02 will obligate Buyer or the Surviving Corporation or any of its Subsidiaries to continue (and will not prevent Buyer or the Surviving Corporation or any of its Subsidiaries from modifying or terminating) the employment of any such Retained Employee. Buyer will be solely responsible for complying with the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code for any individual who is an “M&A qualified beneficiary” as defined in Treasury Regulations Section 54.4980B-9.

(b)Employee Service Credit. Buyer agrees that each Retained Employee shall, as of the Effective Time, receive full credit for service with the Company and its Subsidiaries prior to the Effective Time for purposes of determining eligibility to participate and vesting (but not for purposes of benefit accrual, except that such service will be counted for purposes of determining PTO and severance benefits) under the benefit and compensation plans, programs, agreements, arrangements and policies of Buyer or the Surviving Corporation or any of their Affiliates (excluding, for the avoidance of doubt, with respect to any equity or equity-related awards or other incentive awards granted after the Effective Time and any defined benefit pension benefits); provided, however, that nothing herein shall result in the duplication of any benefits for the same period of service. With respect to each health or welfare benefit plan maintained by Buyer or the Surviving Corporation or any of their Affiliates, Buyer shall use its commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under such plan to the extent such were waived or satisfied under the comparable health or welfare benefit plan of the Company immediately prior to the Effective Time; and (ii) cause each Retained Employee to be given credit under such plan for all amounts paid by such Retained Employee under any similar Benefit Plan for the plan year that includes the Effective Time for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the plans maintained by Buyer or the Surviving Corporation or their Affiliates, as applicable, for the plan year in which the Effective Time occurs.

(c)Buyer shall cause the Surviving Corporation to recognize all accrued but unused PTO for each Retained Employee as of the Closing Date. Further, for the calendar year in which the Closing occurs, Buyer shall cause the Surviving Corporation to credit each Retained Employee with additional PTO in accordance with the PTO policy applicable to such Retained Employee immediately prior to the Closing Date; provided, unless otherwise prohibited under applicable Law, each Retained Employee shall be required to use all accrued PTO (whether accrued prior to the Closing Date or accrued during the calendar year in which the Closing occurs) no later than the end of the calendar year in which the Closing occurs (at such times as are approved by the Retained Employee’s direct supervisor). Thereafter, each Retained Employee shall become entitled to PTO in accordance with the PTO policy of Buyer or the Surviving Corporation.

(d)The provisions of this Section 9.02 are solely for the benefit of the parties to this Agreement, and no Retained Employee (including any beneficiary or dependent thereof) shall be regarded for any purpose as a third-party beneficiary of this Agreement, and no provision of this Section 9.02 shall create such rights in any such Persons. Nothing herein shall (i) guarantee employment for any period of time or preclude the ability of Buyer or the Surviving Corporation to terminate the employment of any Retained Employee at any time and for any reason; (ii) subject to compliance with the other requirements of this Section 9.02, require Buyer or the Surviving Corporation to continue any Benefit Plans, or other employee benefit plans or arrangements or prevent the amendment, modification or termination thereof after the Effective Time; or (iii) amend any Benefit Plans or other employee benefit plans or arrangements.

9.03    Antitrust Notification.

(a)The Company and the Buyer Parties will, as promptly as practicable and no later than ten (10) Business Days following the date of this Agreement, file with the United States Federal Trade Commission and the United States Department of Justice, the

notification form required pursuant to the HSR Act for the Transactions, which form will specifically request early termination of the waiting period prescribed by the HSR Act. Additionally, the Buyer Parties will, as promptly as practicable following the date of this Agreement, file the required materials requesting expiration or early termination, as applicable, of the applicable waiting periods under (A) Brazil’s New Competition Law (Federal Law Nr. 12,529/2011), as amended, (B) the German Act Against Restraints in Competition (ARC), as amended and (C) the Russian Law on the Protection of Competition, as amended (collectively, the “Foreign Filings”). Each of the Company and the Buyer Parties will furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act or the Foreign Filings and will provide any supplemental information requested by any Governmental Body as promptly as reasonably practicable. The Company and the Buyer Parties will use all reasonable best efforts to comply as promptly as reasonably practicable with any requests made for any additional information in connection with such filings. Buyer will be responsible for all filing fees payable in connection with such filings.

(b)The Company and the Buyer Parties will use their reasonable best efforts to promptly obtain any clearance required under the HSR Act for the consummation of the Transactions and will keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Body and will comply promptly with any such inquiry or request.

(c)The Buyer Parties will use their reasonable best efforts to promptly obtain any clearance required under the Foreign Filings for the consummation of the Transactions and will keep the Company apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Body and will comply promptly with any such inquiry or request.

(d)The parties hereto commit to instruct their respective counsel to cooperate with each other and use reasonable best efforts to facilitate and expedite the identification and resolution of any issues arising under the HSR Act and the Foreign Filings at the earliest practicable dates. Such reasonable best efforts and cooperation include counsel’s undertaking (i) to keep each other appropriately informed of material communications from and to personnel of the reviewing Governmental Bodies and (ii) to confer with each other regarding appropriate contacts with and response to personnel of such Governmental Bodies and the content of any such contacts or presentations. Neither the Company nor the Buyer Parties will participate in any meeting or discussion with any Governmental Body with respect of any such filings, applications, investigation or other inquiry without giving the other party prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Body, the opportunity to attend and participate in such meeting or discussion (which, at the request of either Buyer or the Company, will be limited to outside antitrust counsel only). The Company will have the right to review (subject to appropriate redactions for confidentiality and attorney-client privilege concerns) and approve the content of any presentations, white papers or other written materials to be submitted to any Governmental Body by Buyer in advance of any such submission. Buyer will have the right to review (subject to appropriate redactions for confidentiality and attorney-client privilege concerns) and approve the content of any presentations, white papers or other written materials to be submitted to any Governmental Body by the Company in advance of any such submission (excluding, for the avoidance of doubt, the notification form filed pursuant to Section 9.03(a) by the Company or its Affiliates).

(e)Notwithstanding anything in this Agreement to the contrary, none of Buyer or any of its Affiliates shall be required to (i) agree to or proffer to sell, divest, lease, license, transfer, dispose of or otherwise encumber or impair Buyer’s or any of its Affiliates’ ability to own or operate any assets or properties of Buyer or any of its Affiliates (including, for the avoidance of doubt, any equity or other interests in the Company or any of its Subsidiaries), (ii) agree to or proffer to sell, divest, lease, license, transfer, dispose of or otherwise encumber or impair any material assets or properties of the Company or any of its Subsidiaries or (iii) take any such action in connection with any Action by a Person other than a Governmental Body

9.04    Written Consents; Section 262 Notices.

(a)Promptly (and in any event within twenty-four (24) hours) following the execution and delivery of this Agreement, the Company shall deliver to Buyer a copy of an irrevocable written consent of Stockholders constituting the Necessary Stockholder Approval, evidencing the adoption of this Agreement and the approval of the Transactions.

(b)The Company will, in accordance with applicable Law and its organizational documents, on or before the tenth (10th) Business Day after the date of this Agreement, mail to any Stockholder that has not theretofore executed a written consent adopting this Agreement, approving the Transactions and waiving any appraisal rights under Section 262 of the DGCL (each, a “Remaining Stockholder”) a request that such Stockholder execute the written consent of the Company’s Stockholders approving the Merger as provided in Section 228 of the DGCL and that such Stockholder waive any appraisal rights under Section 262 of the DGCL. In connection with such request, the Company will, through its board of directors, recommend to its Stockholders approval of the Merger. Approval of this Agreement by the Stockholders of the Company will not restrict the ability of the Company’s board of directors thereafter to terminate or amend this Agreement to the extent permitted by this Agreement and not prohibited under Section 251(d) of the DGCL.

(c)As soon as reasonably practicable after the date of this Agreement, the Company will deliver to Buyer, for review and comment, the information statement or other information to be delivered to the Remaining Stockholders (the “Information Statement”), and will incorporate therein any reasonable comments of Buyer and its legal counsel delivered to the Company within three (3) Business Days after receiving the Information Statement or other information. The Information Statement or other information will be mailed by the Company to the Remaining Stockholders not later than ten (10) Business Days after the date of this Agreement. The Company will cause the Information Statement to contain the notices required pursuant to the DGCL in connection with the Merger and otherwise comply with all applicable Laws. The Company will cause the Information Statement to not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

9.05    Affiliate Contracts. The Company will cause the termination, effective no later than the Effective Time, of the contracts or arrangements set forth on Schedule 9.05 without any further cost or Liability to the Company or its Subsidiaries (or, after the Effective Time, Buyer, the Surviving Corporation and their respective Affiliates).

9.06    HeartSine Adjustment Payment. From and after the Adjustment Calculation Time, as soon as reasonably practicable (and in any event within five (5) Business Days) following receipt by Buyer or any of its Subsidiaries (including the Surviving Corporation or any of its Subsidiaries) of any Excess Amount (as defined in the HeartSine Merger Agreement) pursuant to Section 2.6(d) of the HeartSine Merger Agreement (any such Excess Amount, a “HeartSine Adjustment Payment”), Buyer shall, or shall cause its applicable Subsidiary to, pay an amount equal to such HeartSine Adjustment Payment by wire transfer of immediately available funds to the Representative for distribution in accordance with Section 1.08. From and after the Closing, Buyer will have the right to participate in all negotiations regarding any HeartSine Adjustment Payment; provided that the Representative shall direct all such negotiations and proceedings. Neither Buyer nor any of its Subsidiaries (including the Surviving Corporation or any of its Subsidiaries) shall, except with the prior written consent of the Representative, agree to the amount of, settle or offer to settle any HeartSine Adjustment Payment or related matters. From and after the Closing, all out-of-pocket fees and expenses incurred by the Company or any of its Subsidiaries in connection with the HeartSine Adjustment Payment or any Action related thereto shall be promptly paid by the Representative.

ARTICLE 10

INDEMNIFICATION

10.01    Survival. All representations and warranties and the covenants and agreements (to the extent such covenant or agreement contemplates or requires performance prior to the Closing) of the Company shall terminate and expire on, and shall cease to have any further force or effect following, the date which is twelve (12) months from the Closing Date (the “Expiration Date”); provided, however, that if at any time prior to the Expiration Date, Buyer has duly delivered to the Representative and the Escrow Agent a Notice of Indemnification Claim (satisfying the requirements set forth in Section 10.08(a)), then the specific Indemnification Claim asserted in such Notice of Indemnification Claim shall survive the Expiration Date until such time as such claim is resolved. All representations and warranties and the covenants and agreements (to the extent such covenant or agreement contemplates or requires performance prior to the Closing, but not, for the avoidance of doubt, the payment obligations of Buyer and Merger Sub pursuant to Section 1.06) made by Buyer and Merger Sub shall terminate and expire at the Closing. Each covenant and agreement requiring performance at or after the Closing, will, in each case, expressly survive Closing in accordance with its terms, and if no term is specified, then for twenty (20) years following the Effective Time.

10.02    Indemnification. Subject to the terms of this Article X, from and after the Effective Time, Buyer, its Subsidiaries (including the Company from and after the Effective Time) and Affiliates and their respective officers, directors, stockholders, attorneys, accountants, representatives, agents and employees and their respective heirs, successors and assigns (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as the

“Indemnified Persons”) shall be entitled to be indemnified solely from the Escrow Fund against any Damages, directly or indirectly, arising out of or resulting from (i) any breach of or inaccuracy in the representations and warranties of the Company set forth in Article III of this Agreement (it being understood that for purposes of this Section 10.02(i) such representations shall be deemed to have been made as of the date of this Agreement and as of the Closing (except that any representation or warranty that speaks as of the date of this Agreement or any other date shall only be deemed to have been made as of such date)), without giving effect to any “Material Adverse Effect,” “materiality” and other qualifications using the terms “in any material respect” or “in all material respects” or similar materiality qualifiers, (ii) any breach of any of the covenants of the Company set forth in this Agreement required to be performed prior to or at the Closing (but only to the extent such breach occurred prior to the Closing), (iii) the excess, if any, of the aggregate amount ultimately required to be paid to holders of Dissenting Shares with respect thereto by the Surviving Corporation pursuant to appraisal rights or dissenters’ rights under Section 262 of the DGCL over the aggregate amount such holders would have otherwise received as Merger Consideration with respect to such Dissenting Shares, plus any reasonable expenses incurred by the Indemnified Persons as a result of the investigation or defense of such appraisal or dissenters’ claims, (iv) any Transaction Expenses or Indebtedness that were not paid on or prior to the Closing Date or taken into account in the calculation of the Adjusted Merger Consideration, (v) any Action of any Stockholder or purported Stockholder of the Company (in each case, in their capacities as such) relating to the allocation or entitlement to a portion of the Merger Consideration paid in consummating the Transactions, or any other matter relating to the Transactions, including any such claims under any purported contractual, employment or other rights that assert entitlement to any security of the Company or any portion of the Merger Consideration, other than any claims relating to Buyer’s failure to pay any portion of the Merger Consideration pursuant to this Agreement, (vi) (A) any non-income Taxes (or the non-payment thereof) of the Company, the Surviving Corporation or their Subsidiaries that are attributable to Pre-Closing Tax Periods, but only to the extent such Taxes (and in such amounts) were not taken into account in the calculation of the Adjusted Merger Consideration, and (B) any income Taxes (or the non-payment thereof) of the Company, the Surviving Corporation or their Subsidiaries that are attributable to Pre-Closing Tax Periods but only to the extent such Taxes (and in such amounts) were not taken into account under clause (k) of the definition of Indebtedness as determined pursuant to this Agreement, (vii) the License Amount Adjustment, but only to the extent such amount was not taken into account in the calculation of the Adjusted Merger Consideration, paid by the Representative pursuant to Section 6.08(p) or included in the Excess Amount and (viii) the item set forth on Schedule 10.02. For purposes of this Article X, “Damages” means all losses, Liabilities, damages, costs, Taxes and expenses, including interest expense (including pre-judgment interest), costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals, including in connection with investigating and seeking indemnification pursuant to this Article X. Notwithstanding anything to the contrary in this Agreement, except in the case of fraud or knowing and intentional misrepresentation with respect to the representations and warranties set forth in Article III, in no event shall any Indemnified Person be entitled to indemnification pursuant to this Agreement for Damages relating to or arising out of (x) any recall of a Product or any Order by a Governmental Body requiring the Company or any of its Subsidiaries to stop shipment of any Product, including if any recall or stop shipment results from, or the facts and circumstances giving rise to such recall or stop shipment constitute, a breach of any of the representations or warranties of the

Company made in this Agreement, or (y) any breach of the representation and warranty contained in the penultimate sentence of Section 3.13(g) relating to Products of the Company or its Subsidiaries that are not yet released as of the date of this Agreement unless, and only to the extent, in the case of this clause (y) only, such Damages arise out of a Third-Party Claim.

10.03    Certain Limitations. No indemnification under Section 10.02(i) shall be available unless and until the aggregate Damages of the Indemnified Persons under such section exceed the Indemnification Deductible, in which case, indemnification under such section shall, subject to the other limitations set forth in this Agreement, be available for all Damages in excess of the Indemnification Deductible; provided, however, that the Indemnification Deductible shall not apply to Damages arising from (i) claims based on fraud or knowing and intentional misrepresentation or (ii) breaches of a Fundamental Representation. Without limiting the foregoing, the Indemnified Persons will not be entitled to indemnification under Section 10.02(i), and no such claim by such Indemnified Persons will be so asserted, where the Damages relating to or resulting from such claim or other claims relating to or resulting from the same facts, events or circumstances are less than $25,000. No Indemnified Person shall be entitled to indemnification under this Article X for punitive damages (except to the extent awarded to a third party in any Third-Party Claim). Notwithstanding anything to the contrary contained in this Agreement, no Indemnified Person shall have any right to indemnification hereunder with respect to any Damage (i) to the extent such Damage was expressly and specifically included as a liability or reserve on the Closing Statement or Closing Balance Sheet or was otherwise included in the calculation of the Merger Consideration and resulted in a dollar-for-dollar reduction in the Merger Consideration, provided, however, that for the avoidance of doubt, the foregoing shall not limit any claim for Damages to the extent the Indemnified Person is not fully compensated for all Damages directly or indirectly arising out of or resulting from the claim giving rise to such Damages by a dollar-for-dollar reduction in the Merger Consideration, (ii) attributable to taxable periods (or portions thereof) beginning after the Closing Date other than Damages relating to the breach of representations in Section 3.10(c), Section 3.10(e) or Section 3.10(n) or (iii) due to the unavailability in any taxable period (or portion thereof) beginning after the Closing Date of any net operating loss, credits or other Tax attribute from a taxable period (or portion thereof) ending on or prior to the Closing Date.

10.04    Defense of Third-Party Claims. Promptly after an Indemnified Person receives notice or otherwise obtains knowledge of any actual or possible Action that has been or may be brought, commenced or asserted by an unaffiliated third party against an Indemnified Person and that may give rise to an Indemnification Claim under this Article X (any such actual or possible claim, demand or Action by a third party being referred to as a “Third-Party Claim”), Buyer shall deliver to the Representative a written notice stating in reasonable detail the nature and basis of such Third-Party Claim, the basis of the claim for indemnification with respect thereto and (to the extent then known or reasonably ascertainable) the amount of Damages related thereto; provided, however, that a delay in so notifying the Representative shall not result in any Indemnified Person losing its rights to indemnification pursuant to this Article X except to the extent the Representative demonstrates that the defense of such Third-Party Claim is actually and materially prejudiced thereby. Within thirty (30) days following receipt of notice of a Third-Party Claim, the Representative may, upon written acknowledgment without qualification of the right of the Indemnified Person to be indemnified, subject to the limitations set forth in this Agreement, for all Damages arising out of or resulting from such Third-Party Claim, be entitled to assume the defense of such action and to appoint counsel of the Representative’s choice at the expense of the Representative to represent the Indemnified Person; provided, however, that such counsel is reasonably acceptable to the Indemnified Person. If the Representative so elects to assume the defense of any such Third-Party Claim, then:

(a)Buyer shall be entitled to participate in (but not control) such defense, but Buyer shall not be entitled to be indemnified for any costs or expenses incurred by Buyer in connection with the defense of such Third-Party Claim following the Representative’s election to so assume the defense of such Third-Party Claim, and neither Buyer nor any Indemnified Person shall enter into any settlement of such Third-Party Claim without the prior written consent of the Representative (which consent shall not be unreasonably withheld, delayed or conditioned);

(b)Buyer shall make available to the Representative all books, records and other documents and materials that are under the direct or indirect control of the Surviving Corporation that the Representative may reasonably request in connection with the defense of such Third-Party Claim and shall otherwise cooperate as reasonably requested by the Representative in the defense of such Third-Party Claim; and
(c)the Representative shall not enter into any settlement of such Third-Party Claim without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned).

If the Representative does not so assume the defense of a Third-Party Claim, the Indemnified Person shall be entitled to conduct and control the defense of such Third-Party Claim; provided that the Indemnified Person shall not enter into any settlement of such Third-Party Claim without the prior written consent of the Representative (which consent shall not be unreasonably withheld, delayed or conditioned).
Notwithstanding the foregoing, if (i) the claim for indemnification is with respect to a criminal Action against the Indemnified Person, (ii) the Indemnified Person has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Representative and the Indemnified Person, (iii) the Representative has failed or is failing to vigorously prosecute or defend such claim, (iv) the claim seeks an injunction or other equitable relief against the Indemnified Person as the primary component of the claim, (v) such claim would materially interfere with or materially and adversely affect the business, reputation, operations or assets of the Indemnified Person or any of its Affiliates, (vi) the amount of Damages reasonably anticipated to result from such claim or related claims would exceed (A) $5,000,000 or (B) an amount that when taken together with the then outstanding Aggregate Pending Claim Amount exceeds the amount then remaining in the Escrow Fund or (vii) the claim arises out of or results from the alleged or actual misuse, infringement, misappropriation or violation of any Person’s Intellectual Property, then (1) the Representative shall not be entitled to assume the defense of any such claim or action, (2) the Indemnified Person shall have the right to conduct and control the defense of such claim with counsel of its choosing and (3) the Indemnified Person may not settle such claim without the prior written consent of the Representative (which consent shall not be unreasonably withheld, delayed or conditioned). The foregoing provisions of this Section 10.04 shall not apply to any Tax Contest, which shall be governed solely by Section 6.08(g).

10.05    Waiver. The right to indemnification or any other remedy based on representations, warranties, covenants and obligations in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification or any other remedy based on such representations, warranties, covenants and obligations.
10.06    Insurance; Tax Benefits. The amount of any Damages that are subject to indemnification hereunder shall be calculated net of the amount of insurance proceeds from any third party insurance maintained by the Company prior to the Effective Time or the “tail” insurance policy contemplated by Section 6.05(b), indemnity, contribution or similar payments actually paid to the Indemnified Person in connection with such Damages (such payments, for these purposes, to be reduced by any reasonable expenses incurred in obtaining such payments). In the event that any such insurance proceeds or other third-party indemnification, contribution or reimbursement payments are actually realized by an Indemnified Person subsequent to receipt by such Indemnified Person of any indemnification payment under this Agreement in respect of the claims to which such insurance proceeds or other third-party indemnification, contribution or reimbursement payments relate, refunds of such proceeds or payments (net of any reasonable expenses incurred by the Indemnified Person in collecting such amounts) shall be made promptly to the Escrow Fund or, if after the final release of the Escrow Fund, to the Representative for distribution in accordance with Section 1.08. The amount of any Damages subject to indemnification under this Article X also shall be calculated net of any Tax Benefit actually realized by an Indemnified Person on account of such Damages in the year of the Damages. For purposes hereof, “Tax Benefit” for any Indemnified Person means (i) the receipt of any refund of Taxes paid or (ii) the amount such Indemnified Person’s liability for Taxes through a taxable period, calculated by excluding the relevant amount of credit or deduction attributable to such Damages, would exceed such Indemnified Person’s actual liability for Taxes through such period, calculated by taking into account the relevant amount of credit or deduction attributable to such Damages, and in the case of (i) and (ii), reduced by any tax detriment attributable to such Damages through such taxable period or realizable in a future period of the Indemnified Person. Nothing in this Article X regarding indemnification rights and obligations shall be deemed to override any obligations with respect to mitigation of damages existing under applicable Law. The Indemnified Person shall also use commercially reasonable efforts to seek recovery under all third party insurance policies maintained by the Company prior to the Effective Time and the “tail” insurance policy contemplated by Section 6.05(b).

10.07    Exclusivity. From and after the Effective Time, except as provided in Section 1.07 and except for claims based on fraud, the right to receive indemnification payments pursuant to this Article X shall be the sole and exclusive right and remedy exercisable by Buyer, the Surviving Corporation or any of Buyer’s Affiliates with respect to any inaccuracy in or breach of any representation or warranty made by the Company in, or any other breach by the Company of, this Agreement.

10.08    Indemnification Claims; Escrow Arrangements.

(a)No Indemnified Person shall be entitled to indemnification under this Article X unless Buyer (on behalf of such Indemnified Person) has duly delivered a written notice to the Representative and the Escrow Agent (any such notice being referred to as a “Notice of Indemnification Claim,” and the claim for indemnification described in such Notice of Indemnification Claim being referred to as an “Indemnification Claim”), setting forth: (i) the specific representation and warranty of the Company alleged to have been inaccurate or breached or specific covenant of the Company alleged to have been breached or other specific circumstance entitling the Indemnified Person to such indemnification; (ii) if known, a reasonably detailed description of the facts and circumstances giving rise to the alleged inaccuracy in or breach of such representation and warranty or breach of such covenant or other specific circumstance entitling the Indemnified Person to such indemnification; and (iii) if known or reasonably estimable, the aggregate dollar amount of the Damages that have been, or are reasonably expected to be, incurred and for which the Indemnified Person is seeking indemnification hereunder (the aggregate amount of such estimate being referred to as the “Claimed Amount”).

(b)During the 30-day period commencing upon the receipt by the Representative of a Notice of Indemnification Claim, the Representative may deliver to Buyer and the Escrow Agent a written response (the “Response Notice”) in which the Representative: (i) agrees that the full Claimed Amount is owed to Buyer; (ii) agrees that part (but not all) of the Claimed Amount is owed to Buyer; or (iii) asserts that no part of the Claimed Amount is owed to Buyer. Any Response Notice contemplated by clause (ii) or (iii) shall include a reasonably detailed description of the Representative’s reasons for such objection. Any part of the Claimed Amount that is not agreed by the Representative to be owed to Buyer shall be referred to as the “Contested Amount.”

(c)If the Representative delivers a Response Notice to Buyer agreeing that all or any part of the Claimed Amount is owed to Buyer, then, within three (3) Business Days following the receipt of such Response Notice by Buyer, Buyer and the Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release such amount agreed to by the Representative (or such lesser amount as may remain in the Escrow Fund) to Buyer from the Escrow Fund. If the Representative fails to deliver a Response Notice within thirty (30) days after its receipt of a Notice of Indemnification Claim, the Escrow Agent shall release to Buyer the entire Claimed Amount.

(d)If the Representative and Buyer are unable to resolve any dispute relating to any Contested Amount during the 30-day period commencing upon the receipt of the Response Notice by Buyer, then such dispute will be resolved in accordance with Section 11.17 and Section 11.18 or otherwise by written agreement between Buyer and the Representative. Following any such resolution, Buyer and the Representative shall jointly execute and deliver to the Escrow Agent, within three (3) Business Days after such resolution, a written notice instructing the Escrow Agent to make payment, if any, from the Escrow Fund consistent with such resolution; provided that in connection with any such resolution, no payment from the Escrow Fund shall be made to the Paying Agent for payment in accordance with Section 1.08 of the Merger Agreement if such payment would reduce the Aggregate Escrow Balance at the time of any such payment below the Aggregate Pending Claim Amount as of such time.

(e)If the aggregate amount remaining in the Escrow Fund, including any interest accrued or income otherwise earned thereon (as of any particular time, the “Aggregate Escrow Balance”), as of the Expiration Date exceeds the aggregate dollar amount of the Contested Amounts associated with all Indemnification Claims that have not been finally resolved and (if applicable) paid (each, an “Unresolved Escrow Claim” and the aggregate dollar amount of all such Contested Amounts being referred to as the “Aggregate Pending Claim Amount”) prior to the Expiration Date in accordance with this Section 10.08, then the Escrow Agent shall release the Aggregate Distribution Amount from the Escrow Fund to the Paying Agent for payment in accordance with Section 1.08. For purposes of this Section 10.08, the “Aggregate Distribution Amount” shall be the Aggregate Escrow Balance as of the Expiration Date minus the Aggregate Pending Claim Amount as of the Expiration Date.

(f)Following the Expiration Date, if an Unresolved Escrow Claim is finally resolved, Buyer and the Representative shall jointly execute and deliver to the Escrow Agent, within three (3) Business Days after the final resolution of such Unresolved Escrow Claim, a written notice instructing the Escrow Agent to make payments, if any, from the Escrow Fund consistent with such resolution; provided that in connection with any such resolution, no payment from the Escrow Fund shall be made to the Paying Agent for payment in accordance with Section 1.08 of the Merger Agreement if such payment would reduce the Aggregate Escrow Balance at the time of any such payment below the Aggregate Pending Claim Amount as of such time.

(g)The parties agree that any amounts released to Buyer from the Escrow Fund pursuant to this Article X shall be treated as a reduction in the aggregate consideration paid in connection with the Merger for federal income tax purposes.

ARTICLE IV
MISCELLANEOUS

11.01    [Reserved]

11.02    Acknowledgment by the Buyer Parties. The Buyer Parties knowingly, willingly, irrevocably and expressly acknowledge and agree, on their own behalf and on behalf of the Buyer Group, that: (a) other than any representations and warranties in any Letter of Transmittal or Option Cancellation Agreement, the representations and warranties of the Company expressly and specifically set forth in Article III, in each case, as qualified by the Disclosure Schedules and in accordance with the express terms and conditions (including limitations and exclusions) of this Agreement, are the sole and exclusive representations and warranties made to the Buyer Parties and on which the Buyer Parties may rely in connection with the Transactions; and (b) other than any representations and warranties in any Letter of Transmittal or Option Cancellation Agreement, all other representations, warranties and statements of any kind or nature expressed or implied are, in each case, specifically disclaimed by the Company, on its behalf and on behalf of the Seller Parties. Without limiting the generality of the foregoing, the Buyer Parties knowingly, willingly, irrevocably and expressly acknowledge and agree, on their own behalf and on behalf of the Buyer Group, that neither the Company, nor any other Person (including the Seller Parties), has made, is making or is authorized to make, and the Buyer Parties, on their own behalf and on behalf of the Buyer Group, hereby knowingly, willingly and irrevocably waive, any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, or condition of the Company’s or its Subsidiaries’ business, operations, assets, liabilities, prospects or any portion thereof, except solely to the extent expressly set forth in Article III, in each case, as qualified by the Disclosure Schedules. Without limiting the generality of the foregoing, in connection with the investigation by the Buyer Parties of the Company and its Subsidiaries, the Buyer Parties and their Affiliates, and the representatives of each of the foregoing, have received or may receive, from or on behalf of the Company, certain projections (whether in written, electronic or oral form, and including in the electronic dataroom, management meetings, etc.) (collectively, “Projections”). The Buyer Parties knowingly, willingly, irrevocably and expressly acknowledge and agree, on their own behalf, and on behalf of the Buyer Group, that (i) there are uncertainties inherent in attempting to make such Projections, (ii) the Buyer Parties are familiar with such uncertainties and (iii) the Buyer Parties are taking full responsibility for making their own evaluation of the adequacy and accuracy of all Projections (including the reasonableness of the assumptions underlying such Projections).

11.03    Provision Respecting Representation of Company. Each of the parties to this Agreement hereby agrees (a) that Kirkland & Ellis LLP and Epstein Becker & Green, P.C. have been retained by, and may serve as counsel to, each and any of the Representative, Stockholders and Optionholders and their respective Affiliates (other than the Company and its Subsidiaries) (individually and collectively, the “Seller Group”), on the one hand, and the Company and its Subsidiaries, on the other hand, in connection with the negotiation, preparation, execution, delivery and performance of this Agreement, and the consummation of the Transactions, (b) that Kirkland & Ellis LLP and Epstein Becker & Green, P.C. have not acted as counsel for any other party hereto in connection with the Transactions and that none of the other parties hereto has the status of a client of Kirkland & Ellis LLP or Epstein Becker & Green, P.C. for conflict of interest or any other purposes as a result thereof, and (c) that, following consummation of the Transactions, Kirkland & Ellis LLP or Epstein Becker & Green, P.C. (or any of their respective successors) may serve as counsel to the Seller Group or any director, member, partner, manager, officer, employee or Affiliate of any member of the Seller Group, in connection with any Action arising out of or relating to this Agreement or the Transactions. In addition, Buyer agrees that (x) all communications prior to the Effective Time among any member of the Seller Group, the Company and its Subsidiaries, any of their respective Affiliates, directors, officers, employees or Advisors, and Kirkland & Ellis LLP or Epstein Becker & Green, P.C. that relate to the negotiation, preparation, execution, delivery and closing under, or any dispute arising in connection with, this Agreement, or otherwise relating to any potential sale of the Company or the Transactions (the “Protected Seller Communications”), will be deemed to be privileged and confidential communications and (y) all rights to such Protected Seller Communications, the expectation of client confidentiality, and the control of the confidentiality and privilege applicable thereto, belong to and will be retained by the Seller Group. The Protected Seller Communications may be used by the Seller Group and/or any of their respective Affiliates in connection with any dispute that relates in any way to this Agreement or the Transactions. Notwithstanding the foregoing, in the event that a dispute arises between the Surviving Corporation and its Affiliates, on the one hand, and a third party other than the Seller Group (solely in their capacity as equityholders of the Company or the Representative), on the other hand, the Surviving Corporation and its Affiliates may assert the attorney-client privilege with respect to Protected Seller Communications to prevent disclosure of confidential communications to such third party. The Buyer Parties and the Seller Parties knowingly, willingly, irrevocably and expressly acknowledge and agree, on their own behalf and on behalf of the Buyer Group and the Seller Group, respectively, that the agreements contained in this Section 11.03 are an integral part of the Transactions and that, without the agreements set forth in this Section 11.03, neither party would enter into this Agreement and the Company would not recommend approval of this Agreement to the Stockholders.

11.04    Press Releases and Communications. Buyer and the Representative shall mutually agree on the initial press release or releases with respect to the execution of this Agreement. Therefore, prior to the Closing, no press release or similar public announcement related to this Agreement or the Transactions will be issued or made by any party to this Agreement or any of its Affiliates or representatives without the joint approval of Buyer and the Representative, unless required by Law or the rules and regulations of any applicable stock exchange, in which case Buyer and the Representative, as applicable, will, to the extent practicable, have the right to review and comment on such press release or announcement in advance of such publication; provided, that the foregoing shall not limit the ability of Buyer and its Affiliates to conduct customary investor and analyst calls concerning the Transactions, to make internal announcements to their employees, and to make disclosures to potential sources of financing for the Transactions and credit rating agencies, so long as the statements contained therein are not inconsistent in any material respect with the prior public disclosures regarding the Transactions; provided, further, that the foregoing shall not limit the ability of the Representative and its Affiliates to make customary communications with investors concerning the Transactions and to make internal announcements to their employees, so long as the statements contained therein are not inconsistent in any material respect with the prior public disclosures regarding the Transactions and such investors and employees are bound by a duty of confidentiality with respect to such communications. The parties acknowledge and agree that Buyer (or any Affiliate thereof) may file this Agreement, including a summary thereof, with the U.S. Securities and Exchange Commission.

11.05    Expenses. Whether or not the Closing takes place, except as otherwise provided herein, all fees, costs and expenses (including fees, costs and expenses of Advisors and appraisal fees, costs and expenses, and travel, lodging, entertainment and associated expenses) incurred in connection with the negotiation of this Agreement and the consummation of the Transactions will, subject to Section 11.19, be paid by the party incurring such expenses, except that (i) fifty percent (50%) of the fees and expenses of the Paying Agent and the Escrow Agent will be deemed Transaction Expenses and the remaining fifty percent (50%) of such fees and expenses shall be borne by Buyer, (ii) the fees and expenses of the Firm will be allocated pursuant to Section 1.07(c), as applicable, (iii) all fees and expenses in connection with the “tail” insurance policies set forth in Section 6.05(b) will be deemed Transaction Expenses to the extent not paid in full prior to the Closing, (iv) all fees and expenses in connection with any filing or submission that is necessary under the HSR Act will be allocated pursuant to Section 9.03 and (v) all Transfer Taxes will be allocated pursuant to Section 6.08(f).

11.06     Notices. Except as otherwise expressly provided herein, all notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given (a) when personally delivered, (b) when transmitted via facsimile device or by electronic mail (unless transmitted after 5 p.m. central time, then on the next Business Day) or (c) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service, in each case, to the respective party at the number, electronic mail address or street address, as applicable, set forth below, or at such other number, electronic mail address or street address as such party may specify by written notice to the other party hereto:

Notices to Buyer, Merger Sub and/or the Surviving Corporation (following the Effective Time):

Stryker Corporation 2825 Airview Boulevard Kalamazoo, MI 49002 Attention:General Counsel Facsimile:(269) 385-2066 Email:michael.hutchinson@stryker.com with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP 155 North Wacker Drive Chicago, Illinois 60606 Attention:Richard C. Witzel, Jr. Facsimile:(312) 407-8626 Email:richard.witzel@skadden.com

Notices to the Company (prior to the Effective Time):
Charger Holding Corp.
11811 Willows Road NE Redmond, WA 98052 Attention: Chief Executive Officer and General Counsel Facsimile: (425) 867-4142 Email: brian.webster@physio-control.com traci.umberger@physio-control.com with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP 300 North LaSalle Street Chicago, Illinois 60654 Attention:Jon A. Ballis, P.C. Ted M. Frankel Facsimile:(312) 862-2200 Email: jon.ballis@kirkland.com ted.frankel@kirkland.com

Notices to the Representative:

Bain Capital Partners, LP
200 Clarendon Street
Boston, MA 02116
Attention: Stephen Pagliuca
Chris Gordon
Peter Spring
David Hutchins
Facsimile:(617) 516-2010
Email:spagliuca@baincapital.com
cgordon@baincapital.com
pspring@baincapital.com
dhutchins@baincapital.com

with a copy to (which shall not constitute notice):

Kirkland & Ellis LLP 300 North LaSalle Street Chicago, Illinois 60654 Attention:Jon A. Ballis, P.C. Ted M. Frankel Facsimile:(312) 862-2200 Email: jon.ballis@kirkland.com ted.frankel@kirkland.com

11.07    Assignment. This Agreement and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights or obligations hereunder may be assigned or delegated without the prior written consent of (a) prior to the Closing, the Company and Buyer and (b) from and after the Closing, the Surviving Corporation and the Representative; provided, that Buyer and Merger Sub may assign this Agreement to any of their respective Affiliates; provided, further, that no such assignment shall relieve Buyer or Merger Sub of their respective obligations under this Agreement.

11.08    Amendment and Waiver. Except as provided herein, any provision of this Agreement or the Disclosure Schedules or exhibits hereto may be amended or waived (a) only in a writing signed by Buyer, the Company, the Representative and, prior to the Effective Time, Merger Sub; and (b) any waiver of any provision of this Agreement will be effective against Buyer, the Company, the Representative or, prior to the Closing, Merger Sub, only as set forth in a writing executed by such Person. No waiver of any provision hereunder or any breach or default thereof will extend to or affect in any way any other provision or prior or subsequent breach or default.

11.09    Third Party Beneficiaries. Except as otherwise expressly provided herein, including Section 6.05 and Article X, nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

11.10    Non-Recourse. This Agreement may only be enforced against the Persons that are expressly named as parties to this Agreement.

11.11    Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.12    Construction. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The headings of the articles, sections and paragraphs of this Agreement have been inserted for convenience of reference only and will in no way restrict or otherwise modify any of the terms or provisions hereof.

11.13    Disclosure Schedules. The Disclosure Schedules have been arranged for purposes of convenience in separately numbered sections corresponding to the sections of this Agreement; however, each section of the Disclosure Schedules will be deemed to incorporate by reference all information disclosed in any other section of the Disclosure Schedules to the extent the relevance of such information to such other section of the Disclosure Schedules is reasonably apparent on the face of such disclosure. Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement. The specification of any dollar amount or the inclusion of any item in the representations and warranties contained in this Agreement, the Disclosure Schedules or the attached exhibits is not intended to imply that the amounts, or higher or lower amounts, or the items so included, or other items, are or are not required to be disclosed (including whether such amounts or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business, and no party will use the fact of the setting of the amounts or the fact of the inclusion of any item in this Agreement, the Disclosure Schedules or exhibits in any dispute or controversy between the parties as to whether any obligation, item or matter not set forth or included in this Agreement, the Disclosure Schedules or exhibits is or is not required to be disclosed (including whether the amount or items are required to be disclosed as material or threatened) or are within or outside of the ordinary course of business. In addition, matters reflected in the Disclosure Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. No information set forth in the Disclosure Schedules will be deemed to broaden in any way the scope of the parties’ representations and warranties. The information contained in this Agreement, the Disclosure Schedules and exhibits hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein will be deemed to be an admission by any party hereto to any Person of any matter whatsoever, including any violation of Law or breach of contract.

11.14    Complete Agreement. This Agreement, together with the Confidentiality Agreement, Paying Agent Agreement, Escrow Agreement and any other agreements expressly referred to herein or therein (collectively, “Transaction Documents”), contain the entire agreement of the parties regarding the subject matter of this Agreement and the Transactions and supersedes all prior agreements among the parties respecting the sale and purchase of the Company. In the event an ambiguity or question of intent or interpretation arises with respect to this Agreement, the terms and provisions of the execution version of this Agreement will control and prior drafts of this Agreement and the documents referenced herein will not be considered or analyzed for any purpose (including in support of parol evidence proffered by any Person in connection with this Agreement), will be deemed not to provide any evidence as to the meaning of the provisions hereof or the intent of the parties with respect hereto and will be deemed joint work product of the parties.

11.15    Conflict Between Transaction Documents. The parties hereto agree and acknowledge that to the extent any terms and provisions of this Agreement are in any way inconsistent with or in conflict with any term, condition or provision of any other agreement, document or instrument contemplated by this Agreement, this Agreement will govern and control.

11.16    Specific Performance. The parties hereto agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate the Transactions. It is accordingly agreed that (a) the parties hereto will be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 11.17 without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement and (b) the right of specific performance and other equitable relief is an integral part of the Transactions and without that right, neither the Company nor Buyer would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties hereto acknowledge and agree that any party pursuing an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.16 will not be required to provide any bond or other security in connection with any such Order.

The remedies available to Buyer and the Company pursuant to this Section 11.16 will be in addition to any other remedy to which they were entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit Buyer or the Company from seeking to collect or collecting damages related to the Company’s, in the case of Buyer, or Buyer’s or Merger Sub’s, in the case of the Company, fraud or willful breach of this Agreement.

11.17    Jurisdiction and Exclusive Venue. Subject to Section 1.07, each of the parties irrevocably agrees that any Action of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement or the Transactions brought by any other party or its successors or assigns will be brought and determined only in the Delaware Chancery Court and any state court sitting in the State of Delaware to which an appeal from the Delaware Chancery Court may be validly taken (or, if the Delaware Chancery Court declines to accept jurisdiction over a particular matter, any federal court sitting in the State of Delaware and any federal appellate court therefrom), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Action arising out of or relating to this Agreement and the Transactions. Each of the parties agrees not to commence any Action relating thereto except in the courts described above in Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein, and no party will file a motion to dismiss any Action filed in a state or federal court in the State of Delaware, on any jurisdictional or venue-related grounds, including the doctrine of forum non-conveniens. Each party hereby irrevocably consents to the service of any and all process in any such Action by delivery of such process in the manner provided in Section 11.06 and agrees not to assert (by way of motion, as a defense or otherwise) in any Action any claim that service of process made in accordance with Section 11.06 does not constitute good and valid service of process.

11.18    Governing Law; Waiver of Jury Trial.

(a)This Agreement, and any Action of any kind whatsoever, including a counterclaim, cross-claim, or defense, regardless of the legal theory under which such Liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise under any legal or equitable theory, that may be based upon, arising out of or related to this Agreement or the negotiation, execution or performance of this Agreement or the Transactions will be governed by and construed in accordance with the internal Laws of the State of Delaware applicable to agreements executed and performed entirely within such State without regards to conflicts of law principles of the State of Delaware or any other jurisdiction that would cause the Laws of any jurisdiction other than the State of Delaware to apply.

(b)EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT, THE DOCUMENTS AND AGREEMENTS CONTEMPLATED HEREBY AND THE

TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, SUIT, CLAIM, INVESTIGATION, OR PROCEEDING BASED ON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER LEGAL OR EQUITABLE THEORY. EACH PARTY HERETO (I) CERTIFIES THAT NO ADVISOR OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.19    Representative.

(a)Subject to the terms and conditions of this Section 11.19, Bain Capital Partners, LP is designated as the Representative to act on behalf of the Stockholders and Optionholders for certain limited purposes, as specified herein. The Necessary Stockholder Approval and receipt of any consideration pursuant to this Agreement will, to the maximum extent permitted under applicable Law (including DGCL § 251(b)), constitute knowing and irrevocable ratification and approval of such designation by the Stockholders and the Optionholders, and authorization of the Representative to serve in such capacity (including the exclusive power after the Effective Time to negotiate and settle any and all disputes with Buyer or Merger Sub under this Agreement, the Escrow Agreement or the Paying Agent Agreement) and will also constitute a reaffirmation, approval, consent to, acceptance and adoption of, and an agreement to comply with and perform, all of the acknowledgments, waivers, releases, covenants and agreements made by the Representative on behalf of the Stockholders and Optionholders in this Agreement and the other documents delivered in connection herewith (including the Escrow Agreement and the Paying Agent Agreement). The Representative may resign at any time and may be removed only by the vote of Persons that collectively owned more than fifty percent (50%) of the Common Stock as of immediately prior to the Effective Time (other than (x) shares of Common Stock cancelled pursuant to Section 1.04(c) and (y) Dissenting Shares) (such Persons, the “Majority Holders”). The designation of the Representative is coupled with an interest, and, except as set forth in the immediately preceding sentence with respect to the resignation or removal of the Representative, such designation is irrevocable and will not be affected by the death, incapacity, illness, bankruptcy, dissolution or other inability to act of any of the Stockholders or Optionholders. In the event that a Representative has resigned or been removed in accordance with this Section 11.19(a), a new Representative will be appointed by the Majority Holders, such appointment to become effective upon the written acceptance thereof by the new Representative. Written notice of any such resignation, removal, or appointment of a Representative will be delivered by the Representative to Buyer promptly after such action is taken. If there is no Representative for a period of fifteen (15) days, then Buyer may, upon ten (10) days prior notice to the Majority Holders, appoint any Stockholder as the Representative, who may be removed and replaced as provided above.

(b)The Representative will have such powers and authority as are necessary or appropriate to carry out the functions assigned to it under this Agreement and in any other document delivered in connection herewith (including the Escrow Agreement and the Paying Agent Agreement); provided, however, that the Representative will have no obligation to act on behalf of the Stockholders or Optionholders. The Company, the Surviving Corporation, Buyer, Merger Sub, the Escrow Agent, the Paying Agent and the Firm will be entitled to rely on the actions taken by the Representative without independent inquiry into the capacity of the Representative to so act. All actions, notices, communications and determinations by the Representative to carry out such functions will conclusively be deemed to have been authorized by, and will be binding upon, the Stockholders and Optionholders. Neither the Representative, nor any of its officers, directors, employees, partners (general or limited), members, managers, or Advisors will have any liability to the Stockholders. Optionholders or any of their respective Affiliates with respect to actions taken, or omitted to be taken, by the Representative in such capacity (or its officers, directors, employees, partners (general or limited), members, managers, or Advisors in connection therewith), except the Representative will be liable for its actual fraud as finally determined by a court of competent jurisdiction from which no further appeal may be taken. The Representative will be entitled to engage such Advisors as it will deem necessary in connection with exercising its powers and performing its functions hereunder and (in the absence of bad faith on the part of the Representative) will be entitled to conclusively rely on the opinions and advice of such Persons in all matters. The Representative (for itself, and for its officers, directors, employees, partners (general or limited), members, managers, Advisors) will be entitled to full reimbursement for all reasonable expenses, disbursements and advances (including fees and disbursements of its Advisors) incurred by or on behalf of the Representative in such capacity (or any of its officers, directors, employees, partners (general or limited), members, managers, or Advisors in connection therewith), and to full indemnification against any liabilities, losses, damages, obligations, costs or expenses arising out of actions taken or omitted to be taken in its capacity as Representative (except for those arising out of the Representative’s actual fraud as finally determined by a court of competent jurisdiction from which no further appeal may be taken), including the costs and expenses of investigation, defense, settlement or adjudication of any Action, from the Stockholders and the Optionholders (including from funds paid to the Representative under this Agreement and/or otherwise received by it in its capacity as the Representative, or funds to be distributed to the Stockholders or Optionholders under this Agreement at its direction, pursuant to or in connection with this Agreement (including under the Escrow Agreement and Paying Agent Agreement)) and all payments required to be made under Article I are expressly subject to this Section 11.19(b). Each Stockholder and Optionholder will be responsible for its pro rata portion of any amount owed to the Representative in accordance with this Section 11.19(b) based upon the pro rata portion of the Aggregate Fully-Diluted Common Shares held by such Stockholder or Optionholder immediately prior to the Closing (as finally calculated pursuant to Section 1.08). In furtherance of the foregoing, notwithstanding anything in this Agreement to the contrary, the Representative will have the power and authority to set aside and retain additional funds paid to or received by it, or direct payment of additional funds to be paid to the Stockholders or Optionholders as Merger Consideration pursuant to this Agreement at Closing or thereafter (including to establish such reserves as the Representative determines in good faith to be appropriate for such costs and expenses that are not then known or determinable). The relationship created herein is not to be construed as a joint venture or any form of partnership between or among the Representative or any Stockholder or Optionholder for any purpose of U.S. federal or state Law, including federal, state or foreign income Tax purposes. Neither the Representative nor any of its Affiliates owes any fiduciary or other duty to any Stockholder or Optionholder.

(c)Each Buyer Party (on its own behalf, and on behalf of the Buyer Group), and the Company acknowledges that the Representative is party to this Agreement solely for purposes of serving as the “Representative” hereunder, and no Action will be brought by, or on behalf of, any Buyer Party or the Buyer Group (including, after the Effective Time, the Surviving Corporation and its Subsidiaries) against the Representative, with respect to this Agreement or the Transactions or any statement, certificate, instruction, opinion, instrument or other documents delivered hereunder, in each case, in connection with the actions of any other party (with it being understood that any covenant or agreement of or by the “parties” or “each of the parties,” other than those contained in Article XI, will not be deemed to require performance by, or be an agreement of, the Representative unless performance by the Representative is expressly provided for in such covenant or the Representative expressly so agrees in writing, it being further understood that any such covenant or agreement may be enforced against the Representative, in its capacity as such, including by an appropriate Action against the Representative).

11.20    No Right of Set-Off. Each Buyer Party, on its own behalf and on behalf of the Buyer Group, hereby unconditionally and irrevocably waives any rights of set-off, offset or similar rights that any member of the Buyer Group has or may have with respect to the payment of the Merger Consideration or any other payments to be made by Buyer pursuant to this Agreement.

11.21    Counterparts. This Agreement, and any other agreements referred to herein or therein, and any amendments hereto or thereto, may be executed in multiple counterparts, any one of which need not contain the signature of more than one party, but all such counterparts taken together will constitute one and the same instrument. Any counterpart, to the extent signed and delivered by means of a facsimile machine, .pdf or other electronic transmission, will be treated in all manner and respects as an original contract and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such contract, each other party hereto or thereto will re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such contract will raise the use of a facsimile machine, .pdf or other electronic transmission to deliver a signature or the fact that any signature or contract was transmitted or communicated through the use of facsimile machine, .pdf or other electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.
ARTICLE XII

DEFINITIONS

12.01    Certain Definitions. For purposes hereof, the following terms when used herein will have the respective meanings set forth below.

“Adjustment Calculation Time” means 11:59 p.m. central time on the day immediately prior to the Closing Date.

“Action” means any action, suit or proceeding, arbitral action, governmental inquiry, criminal prosecution or other investigation.
“Additional Merger Consideration” means, as of any time of determination, the sum of (i) any Adjustment Amount paid or payable pursuant to Section 1.07(e), plus (ii) the Aggregate Distribution Amount, plus (iii) any portion of the Escrow Fund paid or payable to the Representative (on behalf of the Stockholders and Optionholders) pursuant to Section 10.08(f), plus (iv) any portion of the Representative Holdback Amount that the Representative elects to distribute to Stockholders and Optionholders, plus (v) any HeartSine Adjustment Payment, plus (vi) any proceeds or payments paid or payable to the Representative (on behalf of the Stockholders and Optionholders) pursuant to Section 10.06 after the final release of the Escrow Fund.
“Adjusted Merger Consideration” means the result equal to (i) the Base Merger Consideration, plus (ii) Closing Cash, minus (iii) Closing Indebtedness, minus (iv) the Transaction Expenses, plus (v) the amount (if any) by which Closing Net Working Capital exceeds Target Net Working Capital, minus (vi) the amount (if any) by which Target Net Working Capital exceeds the Closing Net Working Capital, in each case, as finally determined pursuant to Section 1.07(b) or Section 1.07(c).
“Advisors” means, with respect to any Person, the accountants, attorneys, consultants, advisors, investment bankers, or other representatives of such Person.
“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.
“Aggregate Fully-Diluted Common Shares” means, as of any date of determination, the sum of (i) the aggregate number shares of Common Stock issued and outstanding immediately prior to the Effective Time, plus (ii) the aggregate number of shares of Common Stock issuable upon the exercise in full of all Vested Options outstanding immediately prior to the Effective Time, based on the Estimated Merger Consideration or the Final Adjusted Merger Consideration, as applicable.
“Aggregate Option Exercise Price” means, as of any date of determination, the sum of the exercise prices payable upon exercise in full of all Vested Options held by all Optionholders immediately prior to the Effective Time, based on the Estimated Merger Consideration or the Final Adjusted Merger Consideration, as applicable.
“Applicable Customs & International Trade Laws” means any applicable export control, sanctions, import, customs and trade and anti-boycott Laws of any jurisdiction in which the Company or its Subsidiaries do business.
“Base Merger Consideration” means $1,280,000,000.
“Benefit Plan” means (i) each “employee pension benefit plan” (as defined in Section 3(2) of ERISA) (“Pension Plans”), other than any Pension Plans that are “multiemployer plans”

(as such term is defined in Section 4001(a)(3) of ERISA) (collectively, the “Multiemployer Pension Plans”); (ii) each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA); and (iii) all other bonus, deferred compensation, severance pay, retention, change in control, employment, individual consulting, pension, profit-sharing, retirement, stock purchase, stock option, incentive or equity compensation, material fringe benefit plan, or other material benefit plan, program, policy, agreement, arrangement or practice maintained, contributed to or required to be contributed to, by the Company or its Subsidiaries, for the benefit of any current or former employees, officers or directors of the Company or its Subsidiaries, whether in the United States or outside of the United States, other than any such plan that is sponsored by or to which contributions are mandated by any Governmental Body.
“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions located in any of New York, New York or Seattle, Washington are required to be closed as a result of federal, state or local holiday.
“Buyer Group” means the Buyer Parties, any Affiliate of any Buyer Party (including, but solely after the Closing, the Company and its Subsidiaries) and each of their respective former, current, or future Affiliates, officers, directors, employees, partners, members, equityholders, controlling or controlled persons, managers, agents, Advisors, successors, or permitted assigns.
“Buyer Parties” means Buyer and Merger Sub.
“Cash” means, as of any given time of determination, all cash, cash equivalents and marketable securities of the Company or any of its Subsidiaries as determined in accordance with GAAP, including any deposits in transit, uncleared checks and inbound wire transfers, minus any checks written (but not yet cashed) or outbound wire transfers by the Company or any of its Subsidiaries and all restricted cash (such as outstanding security, customer, or other deposits in cash).
“Certificate” means a certificate which immediately prior to the Effective Time represented any shares of Common Stock.
“Closing Cash” means Cash as of the Adjustment Calculation Time (without giving effect to the consummation of the Transactions), plus the "Purchase Price" (as defined in the Separation Agreement).
“Closing Common Stock Merger Consideration” means, as of any time of determination, the sum of (i) the Estimated Merger Consideration plus (ii) the Aggregate Option Exercise Price minus (iii) the Escrow Deposit Amount, minus (iv) the Representative Holdback Amount.
“Closing Common Stock Per Share Merger Consideration” means, as of any time of determination, the quotient determined by dividing (i) the Closing Common Stock Merger Consideration by (ii) the Aggregate Fully-Diluted Common Shares.
“Closing Indebtedness” means Indebtedness of the Company and its Subsidiaries as of immediately prior to the Closing (without giving effect to the Transactions but including any prepayment penalties, premia, breakage costs or similar amounts payable with respect to the Closing).

“Closing Net Working Capital” means Net Working Capital as of the Adjustment Calculation Time (without giving effect to the consummation of the Transactions).
“Closing Option Per Share Merger Consideration” means, in respect of each share of Common Stock issuable upon exercise of any particular Vested Option, the excess, if any, of (i) the Closing Common Stock Per Share Merger Consideration minus (ii) the applicable exercise price to acquire such share of Common Stock pursuant to such Vested Option.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Intellectual Property” means (i) any and all Intellectual Property used by the Company or one or more of its Subsidiaries in the conduct of their respective businesses and (ii) any and all other Intellectual Property owned by the Company or one or more of its Subsidiaries, in each case, whether registered or unregistered.
“Company Licensed IP” means Company Intellectual Property that is owned by any Person and licensed to the Company or one or more of its Subsidiaries.
“Company Owned IP” means Company Intellectual Property that is owned or purported to be owned by the Company or one or more of its Subsidiaries.
“Company Registered IP” means all Company Owned IP that has been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Body or quasipublic legal authority (including domain name registrars), or any applications for any of the foregoing.
“Confidential Information” means any and all (i) ideas, information and materials that are the subject of reasonable efforts to maintain confidential and are not generally known, whether or not rising to the level of a Trade Secret or (ii) Trade Secrets, know-how and confidential or other proprietary information relating to technical, financial or business matters, whether patentable or unpatentable, including inventions, concepts, discoveries, ideas, technologies in development, formulae and information, manufacturing, engineering, and other drawings and manuals, recipes, technology, manufacturing processes, test processes, specifications, algorithms, models, methodologies, designs, lab journals, notebooks, schematics, data, plans, blue prints, research and development reports, agency agreements, technical information, technical assistance, engineering data, design and engineering specifications, and similar materials recording or evidencing expertise or information, including those related to products or processes under development, product specifications, data, graphs, drawings, samples, past, current and planned research and development, current and planned distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs, computer software and database technologies, systems, historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, personnel training and techniques and materials, notes, analysis, compilations, studies, summaries, any other information, however documented, that is marked or customarily treated by a party as confidential and other material containing or based, in whole or in part, on any information included in the foregoing.

“Confidentiality Agreement” means that certain Confidentiality Agreement between the Company and Buyer dated as of October 23, 2015.
“consistently applied” means that no changes in accounting principles will have been made from those used by the Company and its Subsidiaries in the preparation of the Latest Audited Balance Sheet, including with respect to the nature of accounts and the methods for determining the level of reserves or accruals.
“Controlled Group Liability” means any and all liabilities: (i) under Title IV of ERISA; (ii) under Section 302 of ERISA; (iii) under Sections 412 and 4971 of the Code; and (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code; in each case that exist solely as a result of the Company or any of its Subsidiaries prior to the Closing being considered a single employer with any Person other than the Company or any of its Subsidiaries (or any predecessor thereof).
“Copyrights” means all rights in copyrightable works, mask works, works of authorship and moral rights, including copyrights in computer programs, software (whether in object or source code), databases, data collections, data compilations and related documents, and all other rights corresponding thereto throughout the world, whether published or unpublished, including rights to use, reproduce, display, perform, modify, enhance, distribute, and prepare derivative works thereof, and any registrations, applications, renewals, extensions and reversions of any of the foregoing.
“DGCL” means the Delaware General Corporation Law.
“Environmental Laws” means all applicable Laws in effect on or prior to the Closing Date concerning pollution, public or worker health and safety or protection of the environment or natural resources.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Deposit Amount” means $64,000,000.
“Escrow Fund” means the escrow fund established pursuant to Escrow Agreement, including all interest or income otherwise accrued thereon.
“Estimated Merger Consideration” means the result equal to (i) the Base Merger Consideration, plus (ii) Estimated Closing Cash, minus (iii) Estimated Closing Indebtedness, minus (iv) Estimated Transaction Expenses, plus (v) the amount (if any) by which the Estimated Closing Net Working Capital exceeds the Target Net Working Capital, minus (vi) the amount (if any) by which the Target Net Working Capital exceeds the Estimated Closing Net Working Capital.
“Existing Credit Facilities” means, collectively, (i) that certain Amended and Restated Credit Agreement, dated as of June 5, 2015 (as amended, restated, modified and supplemented from time to time), by and among PC International, Physio-Control Intermediate Holdings, a Delaware limited liability company, the Subsidiary Borrowers from time to time party thereto, the lending institutions from time to time parties thereto, and Citibank, N.A., as Administrative

Agent, Collateral Agent, and Issuing Bank, (ii) that certain First Lien Credit Agreement, dated as of June 5, 2015 (as amended, restated, modified and supplemented from time to time), by and among PC International, Physio-Control Intermediate Holdings, the Subsidiary Borrowers from time to time party thereto, the lending institutions from time to time parties thereto, and Citibank, N.A., as Administrative Agent and Collateral Agent, and (iii) that certain Second Lien Credit Agreement, dated as of June 5, 2015 (as amended, restated, modified and supplemented from time to time), by and among PC International, Physio-Control Intermediate Holdings, the Subsidiary Borrowers from time to time party thereto, the lending institutions from time to time parties thereto, and Citibank, N.A., as Administrative Agent and Collateral Agent.
“Final Adjusted Merger Consideration” means (i) the Adjusted Merger Consideration plus (ii) any Additional Merger Consideration.
“Final Common Stock Merger Consideration” means the sum of (i) the Final Adjusted Merger Consideration plus (ii) the Aggregate Option Exercise Price.
“Final Common Stock Per Share Merger Consideration” means the quotient determined by dividing (i) the Final Common Stock Merger Consideration by (ii) the Aggregate Fully-Diluted Common Shares.
“Final Option Per Share Merger Consideration” means, in respect of each share of Common Stock issuable upon exercise of any Vested Option, the excess of (i) the Final Common Stock Per Share Merger Consideration over (ii) the exercise price to acquire such share of Common Stock.
“Foreign Benefit Plan” means each Benefit Plan that is maintained by the Company or any of its Subsidiaries for its employees located outside of the United States.
“Fundamental Representations” means the representations and warranties set forth in Section 3.01(a), Section 3.02(a), Section 3.02(b), Section 3.02(c)(i), Section 3.04, Section 3.05(a), Section 3.05(b), Section 3.10, Section 3.19, Section 4.01, Section 4.02(a), Section 4.02(b)(i) and Section 4.05.
“GAAP” means United States generally accepted accounting principles.
“Governmental Body” means any national, foreign, federal, state, local, municipal, or other governmental authority of any nature (including any division, department, agency, commission, or other regulatory body thereof) and any court or arbitral tribunal.
“Hazardous Substance” means any toxic or hazardous material, substance or waste as to which Liability or standards or conduct may be imposed under any Environmental Laws.
“Health Care Laws” means the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Civil Monetary Penalties Law (42 U.S.C. § 1320a‑7a),the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the federal False Claims Law (42 U.S.C. § 1320a-7b(a)), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d et seq.) as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§ 17921 et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the Federal Food Drug and Cosmetic Act (21

U.S.C. §§ 301 et seq.) and its implementing regulations, the Federal Trade Commission Act, the Medicare and Medicaid statutes (Title XVIII and Title XIX of the Social Security Act), Section 6002 of the Patient Protection and Affordable Care Act, and any comparable foreign or state Laws.
“Healthcare Regulatory Authority” means any Governmental Body that regulates or has jurisdiction over any federal, state, local, municipal or foreign Health Care Law, including the U.S. Food and Drug Administration (“FDA”).
“HeartSine” means HeartSine Technologies, Inc., a Delaware corporation.
“HeartSine Merger Agreement” means that certain Agreement and Plan of Merger, dated as of September 8, 2015, by and among Physio-Control, Inc., a Washington corporation, Chieftain Merger Sub, Inc., a Delaware corporation, HeartSine and Shareholder Representative Services LLC, a Colorado limited liability company.
“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” means, as of any given time of determination, without duplication, (a) all indebtedness for borrowed money (including any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements and all other amounts payable in connection therewith), (b) liabilities evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) any obligation evidenced by any surety bonds, letters of credit or bankers’ acceptances or similar facilities, in each case, solely to the extent drawn upon, (d) all liabilities arising out of interest rate, currency, commodity and financial market swaps, options, forward contracts, caps and any other such hedging or derivatives arrangements, in each case including any amounts payable to terminate such arrangements, (e) all obligations issued or assumed as the deferred purchase price of property or services (whether the Company or any of its Subsidiaries are liable contingently or otherwise, including $7,000,000 in connection with the Deferred Payment Amount (as defined in the HeartSine Merger Agreement) minus any amounts actually paid to third parties prior to the Closing which reduce the Deferred Payment Amount), (f) all capital lease obligations and sale leaseback obligations, whether secured or unsecured, (g) prepayment premiums and accrued interest, fees and expenses related to any of the foregoing, (h) guarantees by the Company or its Subsidiaries of the foregoing, which, for the avoidance of doubt, excludes those guarantees set forth on Schedule 12.01(i), (i) all liabilities for any accrued retention, incentive or change in control bonuses associated with the historical acquisitions of the Company and its Subsidiaries, including any associated payroll taxes and withholding, (j) all accrued and unpaid dividends, (k) any unpaid income Taxes of the Company, the Surviving Corporation or their Subsidiaries that are attributable to Pre-Closing Tax Periods (computed in accordance with the past practice (including reporting positions and accounting methods) of the Company and its Subsidiaries in preparing Tax Returns and only in those jurisdictions in which the Company or its Subsidiaries have previously filed Tax Returns), (l) the excess, if any, of the aggregate unpaid amount agreed to be paid to holders of Shares over the aggregate amount such holders would have otherwise received as Merger Consideration with respect to such Shares in connection with any settlement or other resolution of any demands for appraisal and (m) the License Amount minus any amounts paid by the Representative to Buyer pursuant to the penultimate sentence of Section 6.08(p).
“Indemnification Deductible” means $10,000,000.
“Intellectual Property” means all intellectual property rights and intangible industrial property rights, and all related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including: (i) all inventions and discoveries (whether patentable or unpatentable and whether or not reduced to practice and all improvements thereto), (ii) all Patents, Trademarks, Copyrights, Trade Secrets, and Confidential Information, (iii) all rights in internet websites and internet domain names and world wide web addresses, (iv) all computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications and other documentation thereof, (v) all copies of tangible embodiments of the foregoing (in whatever form or medium) and any rights equivalent to any of the foregoing anywhere in the world, (vi) all royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing, and (vii) all claims and causes of action, with respect to any of the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but not the obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.
“Intellectual Property Agreements” means, to the extent entered into since January 1, 2013, (i) all contracts that are non-assertion agreements, coexistence agreements or settlement agreements (to the extent such contracts arise out of third-party intellectual property claims and disputes), (ii) all contracts granting to the Company or any of its Subsidiaries any right under any Intellectual Property, other than agreements addressed in clause (iii) below and agreements for off the shelf software that is generally and widely available to the public through regular commercial distribution channels and is licensed on a non-exclusive basis under standard terms and conditions, (iii) all contracts under which the Company or any of its Subsidiaries licenses or grants or is licensed or granted any rights under any Company Intellectual Property, other than agreements with customers, supply agreements, manufacturing agreements and distribution agreements, in each case, entered into in the ordinary course of business and under which the license granted relates solely to the Company’s or such Subsidiary’s existing or prospective products or services, and (iv) consulting agreements related to the creation or development of Intellectual Property other than those consulting agreements under which the license granted to the applicable consultant is limited to such consultant’s use of the applicable Company Intellectual Property to perform services for the benefit of the Company or any of its Subsidiaries.
“knowledge of the Company” or “Company’s knowledge” means the knowledge, after reasonable inquiry, of Brian Webster, Traci Umberger, David Stafford, Lawrence E. Lycke, Paula Lank, Art Lounsbery, Mitch Parrish and Cameron Pollock.

“Law” means any United States federal, state or local or any foreign law (including common law), rule, regulation, ordinance, code or Order of any Governmental Body or any other binding action or legally enforceable requirement of any Governmental Body.
“Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations of any kind, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any agreement or tort based on negligence or strict liability).
“Liens” means all liens (statutory or otherwise), licenses, mortgages, deeds of trust, title defects, leases, restrictions, pledges, security interests, charges, claims, covenants, easements, servitudes, options, proxies, voting trusts or agreements, title retentions, title or transfer restrictions under any stockholder or similar agreement or other encumbrances.
“Material Adverse Effect” means (a) any state of facts, events, changes, effects, results, occurrences, circumstances or developments that, individually or in the aggregate with all other facts, events, changes, effects, results, occurrences, circumstances or developments, would, or would reasonably be expected to, prevent or materially impair or delay the ability of the Company to consummate the Merger and the other Transactions in a timely manner or (b) any state of facts, events, changes, effects, results, occurrences, circumstances or developments that, individually or in the aggregate with all other facts, events, changes, effects, results, occurrences, circumstances or developments, has, or would reasonably be expected to have, a material adverse effect on the financial condition, assets, liabilities, business, or operating results of the Company and its Subsidiaries taken as a whole; provided that, in the case of clause (b), none of the following, either alone or taken together with other facts, changes, events, results, occurrences, developments or effects, will constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) changes, events, occurrences or developments in, or effects or results arising from or relating to, general business or economic conditions affecting the industry in which the Company and its Subsidiaries operate, (ii) changes, events, occurrences or developments in, or effects or results arising from or relating to, national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military, cyber or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, asset, equipment or personnel of the United States, (iii) changes, events, occurrences or developments in, or effects or results arising from or relating to, financial, banking, or securities markets (including (w) any disruption of any of the foregoing markets, (x) any change in currency exchange rates, (y) any decline or rise in the price of any security, commodity, contract or index and (z) any increased cost, or decreased availability, of capital or pricing or terms related to any financing for the Transactions), (iv) changes in, or effects arising from or relating to, any earthquake, hurricane, tsunami, tornado, flood, mudslide or other natural disaster, pandemic, weather condition, explosion or fire or other force majeure event or act of God, (v) changes, events, developments, occurrences, results or effects arising from or relating to the announcement or pendency of this Agreement or the Transactions or the identity of Buyer, or (vi) any failure, in and of itself, to achieve any budgets, projections, forecasts, estimates, plans, predictions, performance metrics or operating statistics or the inputs into such items (whether or not shared with Buyer or its Affiliates or Advisors) (but, for the avoidance of doubt, not the underlying causes of any such failure to the extent such underlying cause is not otherwise excluded from the definition of Material Adverse Effect), except in the case of the foregoing clauses (i), (ii), (iii) and (iv), to the extent such facts, events, changes, effects, results, occurrences, circumstances or developments have a disproportionate impact on the Company and its Subsidiaries, taken as a whole, as compared to other participants engaged in the industries and geographies in which they operate.
“Merger Consideration” means the Stock Consideration and the Option Consideration payable in accordance with this Agreement.
“Net Working Capital” means, except as set forth on Exhibit E, the result (whether positive or negative) equal to (i) the sum of the Company’s and its Subsidiaries’ current assets and the long-term portion of prepaid inventory determined on a consolidated basis using the same accounting methods, assumptions, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Latest Audited Balance Sheet, minus (ii) the sum of the Company’s and its Subsidiaries’ current liabilities and the long term portion of deferred revenue determined on a consolidated basis using the same accounting methods, assumptions, policies, principles, practices and procedures, with consistent classifications, judgments and estimation methodology, as were used in the preparation of the Latest Audited Balance Sheet; provided, that (a) notwithstanding clause (i) above, the current assets of the Company and its Subsidiaries shall not include (I) Cash, (II) current and deferred income Tax assets (including prepaid income Tax assets and income tax receivables), (III) escrow receivables attributable to any purchase price adjustment pursuant to the HeartSine Merger Agreement or (IV) intercompany balances, and (b) notwithstanding clause (ii) above, the current liabilities of the Company and its Subsidiaries shall not include (I) Transaction Expenses and any other liabilities that are included in, or relate to the liabilities included in, the definition of Indebtedness or otherwise reduce the amount of Merger Consideration received by holders of Common Stock and Options in accordance with this Agreement, (II) any liabilities of the Company or any of its Subsidiaries in respect of any letter of credit, performance bond or other obligation issued by the Company or any of its Subsidiaries whether issued pursuant to the Existing Credit Facilities or otherwise, (III) any amounts payable to holders of Options under this Agreement or any payments by or obligations of the Company in respect thereof, (IV) current and deferred income Tax liabilities, (V) any amount recorded as a liability for technical service updates related to HeartSine products, (VI) any amount recorded as a liability in respect of the Deferred Payment Amount (as defined in the HeartSine Merger Agreement) or (VII) intercompany balances.
“Option Consideration” means, with respect to each Optionholder, the applicable Closing Option Payment plus any amounts payable to such Optionholder with respect to Vested Options pursuant to Section 1.08.
“Option Plan” means the Charger Holding Corp. 2012 Management Equity Plan.
“Optionholders” means the holders of the Options.

“Options” means the issued and outstanding options to acquire Common Stock pursuant to the Option Plan.
“Order” means any judgment, order, injunction, decree, ruling, writ or arbitration award of any Governmental Body or any arbitrator.
“Patents” means all issued patents, reissued or re-examined patents, revivals of patents, utility models, certificates of invention, registrations of patents and extensions thereof, supplemental protection certificates regardless of country issued or formal name and all published or unpublished non-provisional and provisional patent applications, reissue applications, re-examination proceedings, invention disclosures and records of invention, continuation applications, continuation-in-part applications, requests for continued examination and divisions, divisional applications, patent term extension applications, applications for supplemental protection certificates, all rights in respect of utility models and certificates of invention, and all rights and priorities and all extensions and renewals thereof, regardless of the country filed or formal name.
“Paying Agent” means Continental Stock Transfer & Trust Company, a New York corporation.
“Permitted Liens” means (a) any restriction on transfer arising under applicable securities Laws, (b) Liens for Taxes not yet due and payable or for Taxes being contested in good faith through appropriate proceedings, for which appropriate reserves have been established in accordance with GAAP, (c) statutory landlord Liens of Lessors arising under real property lease arrangements arising in the ordinary course of business, (d) Liens arising under the Existing Credit Facilities (which will be terminated in connection with Closing), (e) mechanics Liens and similar statutory Liens for labor, materials, or supplies arising in the ordinary course of business for amounts not yet due for which appropriate reserves have been established in accordance with GAAP, (f) zoning, building codes, and other land use Laws regulating the use or occupancy of Leased Real Property or the activities conducted thereon that are imposed by any Governmental Body having jurisdiction over such Leased Real Property and which are not violated by the current use and operation of such Leased Real Property or the operation of the business of the Company and its Subsidiaries, (g) easements, servitudes, covenants, conditions, restrictions, and other similar non-monetary matters affecting title to any Real Property of the Company or any of its Subsidiaries that do not materially impair the use of Real Property in the operation of the business of the Company and its Subsidiaries, (h) with respect to all Leased Real Property, all Liens encumbering the interest of the fee owner or any superior lessor, sublessor or licensor, (i) Liens set forth on Schedule 12.01(ii), (j) non-exclusive licenses to Company Intellectual Property granted in the ordinary course of business consistent with past practice and (k) Liens that will be terminated at or prior to the Closing.
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Body.
“Post-Closing Tax Period” means any taxable year or period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable year or period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.
“Products” means those products designed, developed, manufactured, distributed, or marketed by the Company or its Subsidiaries which are subject to Health Care Laws, including “devices” as that term is defined in Section 201(h) of the Federal Food, Drug, and Cosmetic Act or similar terms of other jurisdictions.
“Representative Holdback Amount” means an amount determined by the Representative and delivered to Buyer no later than three (3) Business Days prior to the Closing, which amount shall be increased by the amount that could reasonably be payable by the Representative in respect of the License Amount Adjustment pursuant to Section 6.08(p), and shall include to the extent determinable, (a) the excess of (i) the value, as reasonably determined by Buyer in good faith, of (A) all licenses granted by West Affum to the Physio-Control Parties under the License Agreement plus (B) all covenants made by West Affum under Section 5.02 of the Separation Agreement over (ii) the Estimated License Amount and (b) penalties and interest that could reasonably apply in respect of late withholding tax remittance to the Internal Revenue Service of such excess amount assuming such excess was due to be paid to the Internal Revenue Service within ten (10) days after the Closing Date and was not actually remitted to the Internal Revenue Service until 180 days after the Closing Date.
“Restrictive Covenant” means any non-compete, non-solicit, non-interference, non-disparagement or confidentiality obligation.
“Seller Parties” means the Seller Group and each of their respective former, current, or future Affiliates, officers, directors, employees, partners, members, equityholders, controlling or controlled persons, managers, agents, Advisors, successors or permitted assigns.
“Stock Consideration” means, with respect to each Stockholder, the applicable Closing Stock Payment plus any amounts payable to such Stockholder with respect to Common Stock pursuant to Section 1.08.
“Stockholders” means the holders of Common Stock.
“Stockholders Agreement” means that certain Stockholders Agreement, dated as of January 30, 2012, among the Company and the other parties thereto.
“Straddle Period” means any taxable year or period beginning on or before the Closing Date and ending after the Closing Date.
“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any partnership, association or other business entity of which a majority of the partnership or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, association or other business entity or is or controls the managing director or general partner of such partnership, association or other business entity.
“Target Net Working Capital” means $46,062,000.
“Tax” or “Taxes” means (i) any federal, state, local or foreign taxes, charges, fees, levies, duties or other assessments, including income, gross receipts, franchise, profits, gains, withholding, social security (or similar), employment, payroll, unemployment, disability, workers’ compensation, environmental, capital stock, real property, personal property, stamp, excise, medical device excise, hospital, health, insurance, customs, escheat, abandoned or unclaimed property, occupation, sales, use, transfer, value added, alternative minimum or estimated taxes, or other taxes of any kind whatsoever and however denominated, including any interest or penalty related thereto, and additional amounts in respect of, the foregoing, (ii) any Liability in respect of amounts of the type described in clause (i) arising as a result of being a member of any consolidated, combined, unitary, aggregate, affiliated or similar group for any period and (iii) any Liability in respect of amounts of the type described in clauses (i) or (ii) as a result of being a transferee of or successor to any Person or as a result of any express obligation to assume or succeed to such taxes or to indemnify any Person in respect thereof.
“Tax Returns” means any return, claim for refund, report, statement or information return relating to Taxes, including any schedule or attachment thereto, and including any amendments thereof.
“Trade Secrets” means all trade secrets under applicable law and other rights in know-how and confidential and proprietary information, processing, manufacturing, or marketing information, including new developments, inventions, processes, ideas or other proprietary information and all related documentation thereof (including related papers, invention disclosures, blueprints, drawings, research data and results, computer programs, software (whether in object or source code), databases, data collections, data compilations, algorithms, flowcharts, diagrams, chemical compositions, formulae, diaries, notebooks, specifications, designs, methods of manufacture, processing techniques, data processing techniques, compilation of information, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals) and all claims and rights related thereto.
“Trademarks” means any and all registered and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names, assumed financial business names, and any other source or business identifiers, together with all translations, adaptations, derivations, and combinations thereof, and all applications, registrations and renewals in connection therewith throughout the world, and all goodwill associated with any of the foregoing.
“Transaction Expenses” means, to the extent not paid by the Company or its Subsidiaries before the Closing, the amount of (a) all fees, costs and expenses (including legal, accounting, investment banking, broker’s, finder’s and other professional or advisory fees and expenses) of the Company and its Subsidiaries incurred by or on behalf of, or to be paid by, the Company or any Subsidiary in connection with the negotiation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions or the HeartSine Merger Agreement and the consummation of the transactions contemplated by the HeartSine Merger Agreement; (b) all bonus, incentive and similar change in control or retention payments payable to employees, officers or directors which become payable or due as a result of the Transactions and payroll related Taxes and withholding costs related thereto, including the “Option Bonuses” as defined in the Disclosure Schedules; (c) the costs and expenses of the “tail” insurance policy contemplated by Section 6.05(b); and (d) fifty percent (50%) of the fees and expenses of the Paying Agent and the Escrow Agent; provided that in no event will Transaction Expenses include any fees, expenses or other liabilities specifically allocated in Section 11.05. For the avoidance of doubt, “Transaction Expenses” shall include fees and expenses payable to Bain Capital Partners, LP or its Affiliates pursuant to, and in connection with the termination of, that certain Advisory Agreement, dated as of January 30, 2012 to which the Company is a party.
“Transaction Tax Deductions” means the sum of the total deductions available under applicable Law for (i) compensation expense of the Company and its Subsidiaries resulting from the cancellation of Options as contemplated by this Agreement and any other compensation paid to employees of the Company and its Subsidiaries in connection with the Closing (and any employment or social security Taxes with respect to such amounts), (ii) all fees, expenses and interest (including amounts treated as interest for U.S. federal income Tax purposes) and any breakage fees or accelerated deferred financing fees incurred by the Company or any of its Subsidiaries as a result of repayment of Indebtedness as contemplated by this Agreement and (iii) the Transaction Expenses (to the extent not included pursuant to clause (i) above), it being agreed that seventy percent (70%) of any success-based investment banking fees for which the safe harbor election of Rev. Proc. 2011-29 is made (which election shall be made on applicable Tax Returns to the extent permitted under applicable Law) are “more likely than not” deductible.
“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents, including the Merger.
“U.S. Benefit Plan” means each Benefit Plan that is maintained by the Company or any of its Subsidiaries for its employees located inside of the United States.
“Vested Option” means the portion of any unexercised Option that has vested or will be deemed to have vested in connection with the Transactions, in accordance with the Option Plan, based on the Estimated Merger Consideration or the Final Adjusted Merger Consideration, as applicable.
“willful breach” means a knowing and intentional material breach, or a material failure to perform, in each case that is the consequence of an act or omission by a party with the intent of causing a breach of a specific provision or covenant of this Agreement.
(b)Defined Terms.

Acquisition Transaction	49	Adjustment Amount	9
Action	85	Adjustment Calculation Time	84
Adjusted Merger Consideration	85	Advisors	85

Affiliate	85	Confidentiality Agreement	88
Aggregate Distribution Amount	74	Consent Decree	15
Aggregate Escrow Balance	74	consistently applied	88
Aggregate Fully-Diluted Common Shares	85	Constituent Corporations	1
Aggregate Option Exercise Price	85	Contested Amount	73
Aggregate Pending Claim Amount	74	Controlled Group Liability	88
Agreement	1	Copyrights	88
Applicable Anti-Corruption Laws	40	D&O Indemnified Person	52
Applicable Customs & International Trade Laws	85	Damages	69
		DGCL	88
Audited Financial Statements	17	Disclosure Schedules	13
Base Merger Consideration	85	Dissenting Shares	11
Benefit Plan	85	Effective Time	2
Business Day	86	Employee Census	32
Buyer	1	End Date	63
Buyer Arrangements	50	Environmental Laws	88
Buyer Group	86	EPO	28
Buyer Parties	86	ERISA	88
Cash	86	Escrow Account	5
Certificate	86	Escrow Agent	1
Certificate of Merger	2	Escrow Agreement	1
Claimed Amount	73	Escrow Deposit Amount	88
Closing	12	Escrow Fund	88
Closing Balance Sheet	7	Estimated Closing Balance Sheet	4
Closing Cash	86	Estimated Closing Cash	4
Closing Common Stock Merger Consideration	86	Estimated Closing indebtedness	4
		Estimated Closing Net Working Capital	4
Closing Common Stock Per Share Merger Consideration	86	Estimated Closing Statement	4
		Estimated License Amount	60
Closing Date	12	Estimated Merger Consideration	88
Closing Indebtedness	86	Estimated Transaction Expenses	4
Closing Net Working Capital	87	Excess Amount	9
Closing Option Payment	5	Existing Credit Facilities	88
		Expiration Date	68
Closing Option Per Share Merger Consideration	87	FDA	90
Closing Statement	7	Final Adjusted Merger Consideration	89
Closing Stock Payment	4	Final Common Stock Merger Consideration	89
Code	87
Common Stock	1	Final Common Stock Per Share Merger Consideration	89
Company	1
Company Intellectual Property	87	Final License Amount	60
Company Licensed IP	87	Final License Valuation	59
Company Owned IP	87	Final Option Per Share Merger Consideration	89
Company Registered IP	87
Company's knowledge	91	Financial Statements	17
Confidential Information	87	Firm	8

Foreign Benefit Plan	89	Non-Employee Service Provider Census	32
Foreign Filings	66	Notice of Disagreement	8
Foreign Source Amounts	60	Notice of Indemnification Claim	73
Fundamental Representations	89	OFAC	40
GAAP	89	Open Source Materials	32
Governmental Body	89	Option Cancellation Agreement	3
Hazardous Substance	89	Option Consideration	93
Health Care Laws	89	Option Plan	93
Healthcare Regulatory Authority	90	Optionholders	93
HeartSine	90	Options	94
HeartSine Adjustment Payment	68	Order	94
HeartSine Merger Agreement	90	Owned Real Property	27
HSR Act	90	Patents	94
HSR Approval	61	Paying Agents	94
Indebtedness	90	Paying Agent Agreement	6
Indemnification Claim	73	Payoff Letter	50
Indemnification Deductible	91	PC Development	17
Indemnified Person	68	PC Development Unaudited Financial Statements	17
Indemnified Persons	69
Information Statement	67	PC International	16
Initial License Valuation	59
Intellectual Property	91	PC International Unaudited Financial Statement	17
Intellectual Property Agreements	91	Pension Plans	85
Key Payor	38	Permits	21
Key Supplier	38	Permitted Liens	94
knowledge of the Company	91	Person	94
Latest Audited Balance Sheet	17	Physio-Control Parties	59
Latest Balance Sheet	16	Post-Closing Tax Period	94
Law	92	Pre-Closing Tax Period	95
Leased Real Property	27	Products	95
Leases	27	Projections	75
Letter of Transmittal	6	Protected Seller Communications	75
Liabilities	92	PTO	32
License Agreement	59	Remaining Stockholder	67
License Amount	60	Representative	1
License Amount Adjustment	60	Representative Holdback Amount	95
Liens	92	Response Notice	73
Majority Holders	82	Restrictive Covenant	95
Material Adverse Effect	92	Retained Employee	64
Merger	1	Seller Group	75
Merger Consideration	93	Seller Parties	95
Merger Sub	1	Separation	50
Money Laundering Laws	14	Separation Agreement	50
Multiemployer Pension Plans	86	Settlement Date	9
Necessary Stockholder Approval	14	Stock Consideration	95
Net Working Capital	93	Stockholders	95

Stockholders Agreement	95	Transaction Documents	80
Straddle Period	95	Transaction Expenses	96
Subsidiary	95	Transaction Tax Deductions	97
Surviving Corporation	2	Transactions	97
Target Net Working Capital	96	Transfer Taxes	56
Tax	96	U.S. Benefit Plan	97
Tax Benefit	72	Unresolved Escrow Claim	74
Tax Contest	57	USPTO	28
Tax Returns	96	Vested Option	97
Taxes	96	WARN Act	33
Third-Party Claim	70	West Affum	59
Trade Secrets	96	willful breach	97
Trademarks	96

12.03    Interpretation. In addition to the definitions referred to or set forth in this Agreement:

(a)Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP. To the extent that the definition of an accounting term defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b)The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement. Section, clause, schedule and exhibit references contained in this Agreement are references to sections, clauses, schedules and exhibits in or to this Agreement, unless otherwise specified.

(c)Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Where the context permits, the use of the term “or” will be equivalent to the use of the term “and/or.”

(d)Words denoting any gender will include all genders, including the neutral gender. Where a word is defined herein, references to the singular will include references to the plural and vice versa.

(e)All references to “$” and dollars will be deemed to refer to United States currency unless otherwise specifically provided.

(f)All references to a day or days will be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided.

(g)Any document or item will be deemed “delivered,” “provided” or “made available” by the Company or the Representative, as applicable, within the meaning of this Agreement if such document or item (i) is included in the electronic dataroom but only to the extent such information or documents were accessible to Buyer or its Affiliates and Advisors or

(ii) actually delivered or provided to Buyer or any of Buyer’s Advisors, including at the Company’s or any of its Subsidiaries’ offices, in each case of clauses (i) and (ii) prior to the date of this Agreement.

(h)Any reference to any particular Code section or any Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

(i)Capitalized terms used in the Disclosure Schedules and not otherwise defined therein have the meanings given to them in this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger on the day and year first above written.

The Company:	CHARGER HOLDING CORP.

By: /s/ BRIAN D. WEBSTER
Name: Brian D. Webster Its: President and Chief Executive Officer

Representative:	BAIN CAPITAL PARTNERS, LP

By: /s/ Chris Gordon
Name: Chris Gordon Title: Authorized Signatory

Signature Page to Merger Agreement

Buyer:	STRYKER CORPORATION

By: /s/ KEVIN A. LOBO
Name: Kevin A. Lobo
Its: Chairman and Chief Executive Officer

Merger Sub:	COMPUTER MERGER SUB CORP.

By: /s/ JEANNE M. BLONDIA
Name: Jeanne M. Blondia
Its: Vice President, Treasurer

103